Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

Richmond Division

)
In re:	)	Chapter 11 Cases
)
HEILIG-MEYERS COMPANY, et al.,	)	Case Nos. 00-34533 through 00-34535 and
	)	Case Nos. 00-34537 and 00-34538
)
	) )	Jointly Administered Under Case No. 00-34533
Debtors.	)
)

DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE

BANKRUPTCY CODE IN SUPPORT OF SECOND AMENDED AND RESTATED JOINT

LIQUIDATING PLAN OF REORGANIZATION PROPOSED BY HEILIG-MEYERS

COMPANY, HEILIG-MEYERS FURNITURE COMPANY, HEILIG-MEYERS

FURNITURE COMPANY WEST, INC., HMY STAR, INC., AND MACSAVER

FINANCIAL SERVICES, INC. AND

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Dated: May 5, 2005

___________________________________________

Bruce H. Matson (Va. Bar No. 22874)

Katherine M. Mueller (Va. Bar No. 44302)

LECLAIR RYAN, A Professional Corporation

951 East Byrd Street

P.O. Box 2499

Richmond, Virginia 23218-2499

(804) 783-2003

Counsel to Debtors

Michael S. Stamer (admitted pro hac vice)

Shuba Satyaprasad (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

- and -

Stanley J. Samorajczyk (Va. Bar No. 08023)

Scott L. Alberino (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

(202) 887-4000

Counsel to the Official Committee Of Unsecured Creditors

TABLE OF CONTENTS

DISCLAIMER				1

I.	INTRODUCTION			2
	A.	General		2
	B.	Purpose Of Disclosure Statement		3
	C.	Sources Of Information		3
	D.	Holders Of Claims Entitled To Vote		4
		1.	Who May Vote	4
		2.	Voting Instructions and Voting Deadline	5
		3.	Whom to Contact for More Information	5
		4.	Acceptance or Rejection of the Plan	6
		5.	Time and Place for Confirmation Hearing	6
		6.	Objections to the Plan	6

II.	OVERVIEW OF THE PLAN			7

III.	GENERAL INFORMATION			10
	A.	Overview of Chapter 11		10
	B.	Description and History of Business		10
		1.	Business of the Debtors Prior to the Petition Date	10
		2.	Nature of Business	10
		3.	Acquisitions and Divestitures	13
	C.	Debtors’ Pre-Petition Capital Structure		14
		1.	Pre-Petition Senior Secured Financing	14
		2.	Senior Notes	15
		3.	Pre-Petition Synthetic Lease Arrangements	15
		4.	Pre-Petition Unsecured Notes	15

IV.	EVENTS DURING THE CHAPTER 11 CASES			16
	A.	Committees		16
		1.	Appointment of Creditors’ Committee	16
		2.	Appointment and Disbanding of Equity Committee	16
	B.	Business Stabilization		16
		1.	Filing and First Day Orders	16
		2.	Debtor in Possession Financing	17
		3.	Assumption and Rejection of Unexpired Leases	18
		4.	Reorganization Efforts, Store Closings, and Liquidation of Non-Operating Assets	18
	C.	Professional Retentions		23
		1.	The Debtors and RoomStore	23
		2.	Creditors’ Committee	23
		3.	Equity Committee	23
	D.	Claims Issues		23
		1.	Pre-Petition Claim Bar Date Order	23
		2.	Initial Administrative Claim Bar Date Order	23
		3.	Analysis and Objections to Claims	24
		4.	Master Trust Claims	24

	E.	Post-Petition Litigation		26
		1.	Lender Avoidance Action	26
		2.	IRS Litigation	28
		3.	Rhodes Litigation	28
		4.	Other Preference Litigation	29
		5.	Collateral Cap	29
	F.	Intercompany Settlement		30

V.	SUMMARY OF JOINT LIQUIDATING PLAN OF REORGANIZATION			31
	A.	Rationale For Plan Treatment Of Claims		31
		1.	Deemed Substantive Consolidation of the Debtors for Plan Purposes Only	32
		2.	The Basis for Deemed Substantive Consolidation of the Debtors for Plan Purposes Only	33
		3.	Basis for the Proposed Compromise and Settlement	35
		4.	Implementation of the Proposed Compromise and Settlement	37
		5.	Plan Treatment of Intercompany Claims	38
		6.	Influences on Recovery to Holders of Unsecured Claims	38
	B.	Classification And Treatment Of Claims And Interests		38
	C.	Treatment Of Unclassified Claims		39
		1.	Administrative Expense Claims	39
		2.	Priority Tax Claims	40
		3.	DIP Lender Claims	41
	D.	Treatment Of Classified Claims		41
		1.	Class 1 – Other Priority Claims	41
		2.	Class 2(a) – Wachovia Secured Claims	42
		3.	Class 2(b) – Prudential Notes Secured Claims	42
		4.	Class 2(c) – Synthetic Lease Secured Claims	42
		5.	Class 3 – Bondholder Secured Claims	43
		6.	Class 4 – Other Secured Claims	43
		7.	Class 5(a) – Funded Debt Unsecured Claims	44
		8.	Class 5(b) – Heilig Unsecured Claims	44
		9.	Class 6 – Subordinated Securities Claims	45
		10.	Class 7 – Old Common Stock	45
	E.	Means For Implementation Of The Plan		46
		1.	Sources of Funding For Distributions Under the Plan	46
		2.	Substantive Consolidation	46
		3.	Debtor Intercompany Claims	46
		4.	Cancellation of Existing Securities and Agreements	46
		5.	Liquidation and Dissolution	47
		6.	The Liquidation Trust; Organizational Matters	47
	F.	Unexpired Leases And Executory Contracts		50
		1.	Assumption/Rejection of Contracts and Leases	50
		2.	Rejection Damages Bar Date	51
	G.	Distributions Under The Plan		51
		1.	Time of Distributions	51
		2.	No Interest on Claims	51

		3.	Liquidation Trustee	51
		4.	Distributions to Class 5(a)	51
		5.	Distributions to Class 5(b)	52
		6.	Surrender of Securities or Instruments	52
		7.	Distribution Instructions	52
		8.	Services of Indenture Trustee	52
		9.	Record Date for Distributions to Holders of Claims	53
		10.	Claims Administration Responsibility	53
		11.	Delivery of Distributions	53
		12.	Procedures for Treating and Resolving Disputed and Contingent Claims	53
		13.	Minimum Distributions	54
		14.	Withholding and Reporting Requirements	54
		15.	Lost, Stolen, Mutilated or Destroyed Instrument or Security	55

VI.	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS			55
	A.	Vesting of Assets		55
	B.	Compromises and Settlements		55
	C.	Setoffs		55
	D.	Exculpation and Limitation of Liability		56
	E.	Injunction		56

VII.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN			56
	A.	Conditions to Confirmation		56
	B.	Conditions to Consummation		57
	C.	Waiver Of Conditions To Confirmation Or Consummation		58

VIII.	RETENTION OF JURISDICTION			58

IX.	MISCELLANEOUS PROVISIONS			60
	A.	Binding Effect		60
	B.	Modification And Amendments		60
	C.	Allocation of Plan Distributions Between Principal and Interest		60
	D.	The Creditors’ Committee		60
	E.	Revocation, Withdrawal, or Non-Consummation		60
		1.	Right to Revoke or Withdraw	60
		2.	Effect of Withdrawal, Revocation, or Non-Consummation	60
	F.	Severability of Plan Provisions		61
	G.	Notices		61
	H.	Term of Injunctions or Stays		61
	I.	Applicability of Section 1145 of the Bankruptcy Code		62
	J.	Governing Law		62
	K.	No Waiver or Estoppel		62

X.	CONFIRMATION AND CONSUMMATION PROCEDURE			63
	A.	Solicitation of Votes		63
		1.	General Information	63
		2.	Solicitation of Acceptances	63
		3.	Acceptances Necessary to Confirm Plan	63

		4.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	64
		5.	Eligibility to Vote	64
	B.	The Confirmation Hearing		64

XI.	BEST INTERESTS TEST			65
	A.	Introduction		65
	B.	Liquidation Analysis		65
	C.	Distributions; Absolute Priority		69
	D.	Conclusion		69

XII.	DESCRIPTION OF REORGANIZED ROOMSTORE			69
	A.	Introduction		69
	B.	Reorganized RoomStore Background		70
	C.	Reorganized RoomStore Directors and Senior Management		74
		1.	Initial Directors	74
		2.	Senior Management	75
	D.	Valuation		76
		1.	Overview	76
		2.	Valuation Methodology	78

XIII.	CERTAIN RISK FACTORS TO BE CONSIDERED			79
	A.	General Risk Factors		79
		1.	Risk of Non-Confirmation of Plan	79
		2.	Treatment Of Claims	79
		3.	Delay In The Distribution Of Any Recovery To The Holders Of Allowed Unsecured Claims	80
	B.	RoomStore Related Risk Factors		80
		1.	Risk of Non-Confirmation of RoomStore Plan	80
		2.	Market Conditions for New RoomStore Common Stock	81
		3.	Lack of Publicly Available Information Concerning Reorganized RoomStore and the Effect of Liquidity of New RoomStore Common Stock	81
		4.	Competitive Industry Conditions	82
		5.	Dividend Policies	82
		6.	Initial Corporate Governance of Reorganized RoomStore	82
		7.	Variances from Projections	83
		8.	Reorganized RoomStore Personnel	83
		9.	Delinquency in Filing Periodic Public Reports	83

XIV.	SECURITIES LAW CONSIDERATIONS UNDER THE PLAN			84
	A.	Distribution of New RoomStore Common Stock to Holders of Trust Interests		84
	B.	Sale of New RoomStore Common Stock by the Liquidation Trustee		86
	C.	Registration and Reports under the Exchange Act		86
	D.	Subsequent Transfers Under State Law		87

XV.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			87
	A.	General		87

	B.	Certain Federal Income Tax Consequences To The Debtors		88
		1.	Transfer of Assets to Liquidation Trust	88
		2.	Cancellation of Debt Income and Tax Attribution Reduction	88
	C.	Classification Of Liquidation Trust		89
		1.	Tax Reporting	89
		2.	Reserve for Disputed Claims	89
	D.	Certain Federal Income Tax Consequences To Holders Of Claims		90
		1.	Recognition of Gain or Loss	90
		2.	Distributions in Discharge of Accrued but Unpaid Interest	90
		3.	Character of Gain or Loss; Tax Basis; Holding Period	91
	E.	Information Reporting And Backup Withholding		91

XVI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			91
	A.	Liquidation Under Chapter 7 of The Bankruptcy Code		91
	B.	Alternative Plan of Reorganization or Liquidation		92

XVII.	CONCLUSION AND RECOMMENDATION			92

v

DISCLAIMER

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS AND CREDITORS’ COMMITTEE BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS. FURTHERMORE, ALTHOUGH THE DEBTORS AND CREDITORS’ COMMITTEE HAVE MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN, THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN, UNLESS SO SPECIFIED. ALTHOUGH THE DEBTORS AND THE CREDITORS’ COMMITTEE HAVE MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT CERTAIN EVENTS DO OCCUR.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST

THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

I. INTRODUCTION

A.	General

Heilig-Meyers Company, Heilig-Meyers Furniture Company, Heilig-Meyers Furniture Company West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc. (the “Debtors”) and the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) hereby submit this Disclosure Statement pursuant to section 1125(b) of the Bankruptcy Code and Bankruptcy Rule 3017 in connection with the second amended and restated joint liquidating plan of reorganization proposed by the Debtors and the Creditors’ Committee (the “Plan”). A copy of the Plan is attached hereto as Exhibit A. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan, unless otherwise noted. In the event of any inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall govern and such inconsistency shall be resolved in favor of the Plan.

On August 16, 2000, the Debtors along with HMY RoomStore, Inc. (“RoomStore”), each commenced a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. Subsequent to the Petition Date, the Debtors and RoomStore operated their businesses as debtors in possession.

The Debtors and RoomStore operated two distinct furniture retail formats prior to the Petition Date: (i) “Heilig-Meyers Furniture” (approximately 814 stores and $1.7 billion in net sales for fiscal year 2000), and (ii) “The RoomStore”(approximately 58 stores and $300 million in net sales for fiscal year 2000). By June 2001, all of the Heilig-Meyers Furniture stores were closed, and only The RoomStore chain continued operating.

On September 16, 2004, the Debtors, RoomStore and the Creditors’ Committee filed a proposed joint plan of reorganization (the “Debtors’ Initial Plan”). The Debtors’ Initial Plan contemplated that only RoomStore would emerge as a reorganized business enterprise after consummation of the Debtors’ Initial Plan. On December 21, 2004, the Bankruptcy Court issued its Revised Order and Revised Memorandum Opinion dismissing the preference and fraudulent transfer action that the Debtors and RoomStore had filed against certain pre-petition lenders (the “Pre-Petition Lenders”). As a result of that decision and the perceived impact by the market place of the decision on the Debtors’ Initial Plan, the value of RoomStore as a reorganized, going concern entity became threatened. The Debtors, RoomStore and the Creditors’ Committee determined that the value of RoomStore as a going concern would be best preserved and maximized for the benefit of the creditors of the Debtors and RoomStore by filing and confirming a stand alone plan of reorganization for RoomStore. Accordingly, on February 2, 2005,

the Joint Plan of Reorganization Proposed by HMY RoomStore, Inc. and the Official Committee of Unsecured Creditors was filed with the Bankruptcy Court (the “RoomStore Plan”).

B.	Purpose Of Disclosure Statement

The purpose of this Disclosure Statement is to set forth information that: (i) summarizes the Plan and alternatives to the Plan; (ii) advises holders of Claims and Interests of their rights under the Plan; (iii) assists creditors entitled to vote on the Plan in making informed decisions as to whether they should vote to accept or reject the Plan; and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

This Disclosure Statement describes certain aspects of the Plan, the Debtors’ prior business operations, significant events occurring prior to and during the Chapter 11 Cases and certain related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Attached as Exhibits to this Disclosure Statement are copies of the following documents:

•	the Plan (Exhibit A); and

•	Reorganized RoomStore’s Projected Financial Information (Exhibit B).

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that are entitled to vote to accept or reject the Plan.

On                     , 2005, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail adequate to enable holders of Impaired Claim to make an informed judgment about the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

C.	Sources Of Information

Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and the Plan have been prepared from information furnished by the Debtors. Unless provided otherwise, the information contained herein has not been subjected to an audit and is based in part, upon information prepared by parties other than the Debtors and the Creditors’ Committee. Therefore, although the Debtors and the Creditors’ Committee have made every reasonable effort to be accurate in all material matters, the Debtors and the Creditors’ Committee are unable to warrant or represent that all the information contained herein is completely accurate.

Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors and the

Creditors’ Committee have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors and the Creditors’ Committee urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

No statements concerning the Debtors, the value of their properties, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision to vote to accept or reject the Plan, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtors: LeClair Ryan, A Professional Corporation, 951 East Byrd Street, P.O. Box 2499, Richmond, VA 23218-2499, Attn: Bruce H. Matson.

D.	Holders Of Claims Entitled To Vote

Accompanying the Disclosure Statement are copies of the following documents: (1) the Plan, (2) a notice to voting classes; and (3) a Ballot to be executed by holders of Claims in Classes 5(a) and 5(b) for the purpose of soliciting votes on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please contact the Claims Agent at (646) 282-2500.

1.	Who May Vote

Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Interests that are “impaired” and that are not deemed as a matter of law to have rejected a plan of reorganization under section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the Plan. Any class that is “unimpaired” is not entitled to vote to accept or reject a plan of reorganization and is conclusively presumed to have accepted the Plan. As set forth in section 1124 of the Bankruptcy Code, a class is “impaired” if legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified or altered. Classes 5(a), 5(b), 6 and 7 are impaired. Classes 6 and 7 will receive no distributions under the Plan and, therefore, are deemed to reject the Plan. Therefore, only the holders of Claims in Classes 5(a) and 5(b) shall be entitled to vote for or against confirmation of the Plan in accordance with the provisions hereof.

A Claim must be “allowed” for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed “allowed” absent an objection to the Claim if (i) a proof of claim was timely filed, or (ii) if no proof of claim was filed, the Claim is identified in the Debtors’ Schedules as other than “disputed,” “contingent,” or “unliquidated,” and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed allowed for the specified amount. In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Accordingly, if you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must file a motion pursuant to Bankruptcy Rule 3018 with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes only by no later than                 ,          2005, or you will not be entitled to vote to accept or reject the Plan.

THE DEBTORS, THE CREDITORS’ COMMITTEE, AND THE LIQUIDATING TRUST IN ALL EVENTS RESERVE THE RIGHT THROUGH THE CLAIM RECONCILIATION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES UNDER THE PLAN.

2.	Voting Instructions and Voting Deadline

All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed                 ,          2005 as the date (the “Voting Record Date”) for the determination of the holders of Claims who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan. After carefully reviewing the Plan and this Disclosure Statement, including the annexed exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return such Ballot in the enclosed envelope by no later than                 ,          2005 to:

Bankruptcy Services LLC

757 Third Avenue

Third Floor

New York, NY 10017

BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN 5:00 P.M. (EASTERN TIME) ON                 ,          2005 (THE “VOTING DEADLINE”). ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE. ANY BALLOT THAT IS FAXED SHALL NOT BE COUNTED IN THE VOTING TO ACCEPT OR REJECT THE PLAN, UNLESS THAT BALLOT IS ACCEPTED IN THE DEBTORS’ AND CREDITORS’ COMMITTEE’S DISCRETION.

3.	Whom to Contact for More Information.

If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact the Claims Agent at the address indicated above or by telephone at (646) 282-2500. If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), you can obtain them by contacting counsel to the Debtors or the Claims Agent as indicated above or by downloading such documents from the Bankruptcy Court’s website at www.vaeb.uscourts.gov.

4.	Acceptance or Rejection of the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in that class that cast ballots for acceptance or rejection of the plan, without considering the votes of insiders. Assuming that at least one Impaired Class votes to accept the Plan, the Debtors and the Creditors’ Committee will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan notwithstanding the non-acceptance by one or more Impaired classes of Claims or Interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed if (a) the plan has been accepted by at least one Impaired class of Claims and (b) the Court determines that the plan does not discriminate unfairly and is “fair and equitable” with respect to the non-accepting classes. A more detailed discussion of these requirements is provided in Section VII of this Disclosure Statement.

5.	Time and Place for Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to commence on                     , 2005 at          (prevailing Eastern Time) before the Honorable Douglas O. Tice, Jr. of the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia.

6.	Objections to the Plan.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be in writing, must comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of this Bankruptcy Court, and must be filed with the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia 23219, and served upon the following parties so as to be received no later than                 ,          2005 at 4:00 p.m. (prevailing Eastern Time): (a) LeClair Ryan, a Professional Corporation, Attn: Bruce H. Matson, Esq., 951 East Byrd Street, P.O. Box 2499, Richmond, Virginia 23218-2499 (counsel for the Debtors), (b) Bilzin Sumberg Baena Price & Axelrod LLP, Attn: Robert Turken, Esq., Wachovia Financial Center, 200 South Biscayne Blvd., Suite 2500, Miami, Florida 33131 (special counsel for the Debtors); (c) Akin Gump Strauss Hauer & Feld LLP, Attn: Michael S. Stamer, Esq., 590 Madison Avenue, New York, New York 10022 (counsel for the Creditors’ Committee); (d) Moore & Van Allen, Attn: David Walls, Esq., 100 North Tryon Street, Charlotte, NC 28202-4003, and Kutak Rock LLP, Attn: Kevin Huennekens, Esq., 1111 E. Main Street, Suite 800, Richmond, Virginia 23219 (co-counsel to the Pre-Petition Lenders), and (e) Office of the United States Trustee, Attn: Leander D. Barnhill, Esq., 600 East Main Street, Suite 301, Richmond, Virginia 23219. Any objection which is not in writing or which is not filed and served prior to this deadline will be overruled.

II. OVERVIEW OF THE PLAN

The Plan provides for a fair and equitable distribution to creditors of the Debtors in accordance with the Bankruptcy Code priority scheme. The Debtors and the Creditors’ Committee believe that any alternative to confirmation of the Plan, such as liquidation under chapter 7 of the Bankruptcy Code or attempts by another party in interest to file a plan, would result in significant delays, litigation and costs and diluted recoveries. Moreover, the Debtors and the Creditors ‘ Committee believe that the Debtors’ creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in a chapter 7 liquidation or under an alternative plan. FOR THESE REASONS THE DEBTORS AND THE CREDITORS’ COMMITTEE URGE YOU TO RETURN YOUR BALLOT “ACCEPTING” THE PLAN.

The Plan contemplates the creation of a Liquidation Trust to liquidate and make distributions of Trust Assets, and to administer the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1123 and 1129(a) of the Bankruptcy Code. On the Effective Date, all assets held by the Debtors will be transferred to the Liquidation Trust, including, but not limited to, Cash, the Debtors’ right to receive the New RoomStore Common Stock, all Estate Actions and other miscellaneous assets. The Plan classifies all Claims against and Interests in the Debtors into ten (10) separate Classes. The Plan also provides that holders of Administrative Claims, Priority Tax Claims, DIP Lender Claims, Other Priority Claims, Wachovia Secured Claims, Prudential Notes Secured Claims, Synthetic Lease Secured Claims, and Other Secured Claims will be paid in full in Cash or otherwise treated in a manner so that such claims will be unimpaired by the Plan.

The Plan provides for holders of Funded Debt Unsecured Claims and Heilig Unsecured Claims to receive their respective Pro Rata share of Class 5(a) Trust Interests and Class 5(b) Trust Interests. The Trust Interests shall be uncertificated, held in book-entry form, and be non-transferable, except under circumstances of death and by operation of law. In addition, holders of Allowed Class 5(a) and Class 5(b) Claims may not receive distributions of the New RoomStore Common Stock – or receive any form of freely transferable and certificated security in connection with such recovery –until March 31, 2006. Cash proceeds, if any, on account of Estate Actions, the liquidation of miscellaneous assets, or the sale of New RoomStore Common Stock, may be distributed prior to March 31, 2006. Please see the discussion contained in the Risk Factors (Article XIII) and Securities Considerations (Article XIV) sections of the Disclosure Statement for additional detail on distribution issues.

The following table summarizes the classification and treatment of pre-petition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section V of this Disclosure Statement. This table is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests. Accordingly, this summary is qualified in its entirety by reference to the provisions of the Plan.

SUMMARY OF CLASSIFICATION AND TREATMENT

OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

Class	Description	Class Treatment	Estimated Aggregate Allowed Claims	Estimated Recovery	Status
N/A	Administrative Claims	Payment in full in Cash of any Allowed Administrative Claim (unless otherwise agreed)	$7,646,000 to $12,646,000	100%	unimpaired; not entitled to vote

N/A	Priority Tax Claims	Payment in full in Cash of any Allowed Priority Tax Claim (unless otherwise agreed)	$3,500,000 to $8,500,000	100%	unimpaired; not entitled to vote

N/A	DIP Lender Claims	Except as otherwise provided in the CIT Letter Agreement (and in accordance with the terms of the DIP Credit Agreement), and notwithstanding any provision contained in the Plan to the contrary, the Debtors or the Liquidation Trust, as the case may be, shall, on the Effective Date, or as soon thereafter as is reasonably practicable, pay to the DIP Agent, on behalf of the DIP Lenders, Cash equal to the amount of the Allowed DIP Lender Claim	$0	100%	unimpaired; not entitled to vote

1	Other Priority Claims	Payment in full in Cash of any Allowed Other Priority Claim (unless otherwise agreed)	$600,000 to $1,000,000	100%	unimpaired; not entitled to vote

2(a)	Wachovia Secured Claims	Payment in full in Cash of any Allowed Wachovia Secured Claim (unless otherwise agreed). The Allowed Wachovia Secured Claims have been paid in full pursuant to adequate protection payments made during these Chapter 11 Cases.	$0	100%	unimpaired; not entitled to vote

2(b)	Prudential Note Secured Claims	Payment in full in Cash of any Allowed Prudential Note Secured Claims (unless otherwise agreed). The Allowed Prudential Notes Secured Claims have been paid in full pursuant to adequate protection payments made during these Chapter 11 Cases.	$0	100%	unimpaired; not entitled to vote

2(c)	Synthetic Lease Secured Claims	Payment in full in Cash of any Allowed Synthetic Lease Secured Claim (unless otherwise agreed). The Allowed Synthetic Lease Secured Claims have been paid in full pursuant to adequate protection payments made during these Chapter 11 Cases.	$0	100%	unimpaired; not entitled to vote

3	Bondholder Secured Claims	Nothing about the terms or implementation of the Plan shall modify or adversely affect any of the rights that the holder(s) of the Bondholder Secured Claims may have against the Pre-Petition Lenders in respect of such holders’ claims that they have lien rights in and/or to the collateral proceeds received (or to be received) by the Pre-Petition Lenders on an equal and ratable basis with the Pre-Petition Lenders pursuant to section 1008 of the Indentures, and/or other applicable law.	N/A	100%	unimpaired; not entitled to vote

4	Other Secured Claims	Payment in full in cash of any Allowed Other Secured Claim	$0 to $1,000,000	100%	unimpaired; not entitled to vote

5(a)	Funded Debt Unsecured Claims	Holders of Allowed Funded Debt Unsecured Claims shall receive a Pro Rata distribution of Class 5(a) Trust Interests	$527,500,000	4.8%	impaired; entitled to vote

5(b)	Heilig Unsecured Claims	Holders of Allowed Heilig Unsecured Claims shall receive a Pro Rata distribution of Class 5(b) Trust Interests	$500,000,000	3.5%	impaired; entitled to vote

6	Subordinated Claims	No Distribution. Holders of Subordinated Claims will not be entitled to, nor retain, any property or interest in property on account of Subordinated Claims.	N/A	0%	impaired; deemed to have rejected the Plan.

7	Old Common Stock Interests	No Distribution. Holders of Old Common Stock Interests will not be entitled to, nor retain, any property or interest in property on account of Old Common Stock Interests.	N/A	0%	impaired; deemed to have rejected the Plan.

III. GENERAL INFORMATION

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders through, among other things, restructuring its debt obligations or liquidating its assets. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The principal objective of a chapter 11 reorganization case is to confirm a plan of reorganization. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, a person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement containing adequate information of a kind, in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

B.	Description and History of Business

1.	Business of the Debtors Prior to the Petition Date

Prior to the Petition Date, the Debtors were engaged primarily in the retail sale of home furnishings and bedding. The Debtors’ predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940, and all of which were merged into Heilig-Meyers Company, a North Carolina corporation, in March 1970, which in turn was merged into a Virginia corporation in June 1972.

The Debtors previously operated two primary segments as HMY Furniture and The RoomStore. The “HMY Furniture” division is associated with the Debtors’ historical operations. The majority of the HMY Furniture stores operated in smaller markets with a broad line of merchandise. Stores under “The RoomStore” division display and sell furniture in complete room packages. The rooms are arranged by professional designers and sell at a value when purchased as a group.

2.	Nature of Business

The Debtors had been the nation’s largest specialty retailer of home furnishings and related items with 872 stores (as of April 30, 2000) located in 30 states. The Debtors’ HMY Furniture stores were primarily located in small towns and rural markets in the southern, mid-western and western continental United States. The 51 stores of The RoomStore had been located in 5 states—Texas, Virginia, Oregon, Maryland and Washington.

The Debtors’ operating strategies had focused on: (1) offering a broad selection of competitively priced home furnishings, including furniture and accessories, and bedding, and in the HMY Furniture stores, consumer electronics, appliances, and other items such as jewelry, small appliances and seasonal goods; (2) locating HMY Furniture stores primarily in small towns and rural markets which are at least 25 miles from a metropolitan market; (3) offering credit programs to provide flexible financing to customers; (4) utilizing centralized inventory and distribution systems in strategic regional locations to support store inventory and merchandise delivery operations; and (5) emphasizing customer service and repair service for consumer electronics and other mechanical items.

The retail home furnishings industry is a highly competitive and fragmented market. The Debtors, as a whole, competed with large chains, independent stores, discount stores, furniture stores, specialty stores and others, some of which have financial resources greater than those of the Debtors, and some of which derive revenues from the sale of products other than home furnishings. Due to volume purchasing, the Debtors believed they had been generally able to offer merchandise at equal or lower prices than their competitors, particularly local independent and regional specialty furniture retailers, and that the Debtors offered a broader selection of merchandise than many of their competitors.

(a) Merchandising. The Debtors’ HMY Furniture merchandising strategy was to offer a broad selection of competitively priced home furnishings, including furniture and accessories, consumer electronics, appliances, bedding and other items such as jewelry and seasonal goods. The RoomStore stores primarily sell mid-price-point furniture and accessories, and bedding.

(b) Advertising. Circulars and broadcast advertising had been key components of the Debtors’ marketing program. The Debtors had centrally designed their circulars for their HMY Furniture stores. In fiscal year 2000, the HMY Furniture format distributed over 150 million circulars. In addition to the Debtors’ utilization of circulars, television and radio commercials were produced for each format and aired in virtually all of the Debtors’ markets. Broadcast advertising accounted for approximately 46% of the Debtors’ HMY Furniture store advertising expenses in fiscal year 2000. Newspaper advertising was placed largely at the store level. The Debtors also utilized Spanish language television and radio in selected markets with significant Hispanic populations. The Debtors believed that the availability as well as the terms of credit were key determinants in the purchasing decisions at its HMY Furniture stores, and therefore, promoted credit availability in the circulars and advertising.

(c) Credit Operations. The Debtors believed that offering flexible credit options was an important part of their business strategy. Approximately 70% to 80% of sales in the HMY Furniture stores were made through the Debtors’ installment credit programs. The Debtors accepted major credit cards in all stores and offered revolving credit featuring private label credit cards in certain stores. Historically, the HMY Furniture installment credit program had been administered at the store level, allowing terms to be tailored generally to meet the customer’s ability to pay. Each HMY Furniture store had a credit manager who, under the store manager’s supervision, was responsible for extending and collecting that store’s accounts in accordance with corporate guidelines. At the time of the filing, the Debtors had plans to further refine their credit management effectiveness by implementing a centralized billing process for all installment credit customers. The Debtors extended credit under installment contracts in HMY Furniture stores for original terms up to 24 months. The average term at origination as of February 29, 2000, however, was 19 months. Finance charges were included in revenues on a monthly basis, as earned, net of costs related to the Debtors’ asset securitization program. In fiscal 2000 such finance charges totaled $214,098,000. The substantial majority of installment accounts receivable were transferred to a master trust in exchange for certificates representing undivided interests in such receivables. Certificates with a face value of $26,300,000 were sold to third parties as of February 29, 2000. To a lesser extent, the Debtors also offered revolving credit programs, which were underwritten by third parties in the HMY Furniture stores. The Debtors did not service or generally provide recourse on these accounts. During fiscal 2000, approximately 3% of HMY Furniture sales were made through the revolving credit programs.

(d) Distribution Centers. As of April 30, 2000, the Debtors operated eight HMY Furniture distribution centers in the continental United States. These centers are located in Orangeburg, South Carolina; Rocky Mount, North Carolina; Russellville, Alabama; Mount Sterling, Kentucky; Thomasville, Georgia; Moberly, Missouri; Hesperia, California; and Athens, Texas. At the same time the Debtors also operated six RoomStore distribution centers, which collectively had approximately 1,000,000 square feet. Typically, each of the Debtors’ HMY Furniture stores was located within 250 miles of one of the eight distribution centers and each of The RoomStore stores was located within 30 miles of the six The RoomStore distribution and delivery centers. The Debtors operated a fleet of trucks that generally delivered merchandise to each HMY Furniture store at least twice a week. In The RoomStore format, located in larger cities, the Debtors also utilized centralized delivery centers for home delivery.

(e) Customer Service. The Debtors believed that customer service was an important element for success in the retail furniture business and, therefore, provided a broad range of services to their customers. Services included home delivery and setup, as well as liberal policies with respect to exchanges and returns. In addition, the Debtors offered service agreements on certain merchandise sold in their stores. The Debtors sold substantially all of their service policies to third parties and recognized service policy income on these at the time of sale. Revenue from service policies and extended warranty contracts retained by the Debtors were deferred and recognized over the life of the contract period. In addition, the Debtors provided repair services on virtually all consumer electronics and mechanical items sold in their HMY Furniture stores. The Debtors operated HMY Furniture service centers in Fayetteville, North Carolina; Moberly, Missouri; Hesperia, California and Athens, Texas. The service centers provided service for all consumer electronic items, most mechanical items (except major appliances, which were serviced locally) and watches. The service centers were also authorized to perform repair work under certain manufacturers’ warranties. Service center trucks typically visited HMY Furniture stores weekly, allowing a one-week turnaround on most repair orders.

3.	Acquisitions and Divestitures

(a) Acquisitions. In the years leading up to the filing, the Debtors had grown, in part, through a series of acquisitions. More specifically, the Debtors had grown from 647 stores at February 28, 1995, to 872 stores at April 30, 1999. Among the acquisitions were: (i) the October 1996 acquisition of certain assets relating to the 20 stores of J. McMahan’s in Santa Monica, California and the unrelated acquisition of certain assets relating to the 23 stores of Self-Service Furniture Company of Spokane, Washington; (ii) the December 1996 acquisition of the Atlanta, Georgia-based Rhodes, Inc., a publicly traded home furnishings retailer with, at the time of acquisition, 105 stores in 15 states; and (iii) the February 1997 acquisition of certain assets relating to the 10 stores of The RoomStore, Inc. of Grand Prairie, Texas.

The Debtors also acquired the assets of: (i) the 19-store Star Furniture chain based in North Carolina in February 1997; (ii) Mattress Discounters Corporation and a related corporation in July 1997, with 169 stores in 10 states and Washington, D.C.; (iii) The Bedding Experts, Inc. with 54 stores in Chicago, Illinois and the surrounding area in January 1998; (iv) the assets of John M. Smyth’s Homemakers stores, a Chicago, Illinois furniture chain in January 1998; (v) the 24-store Hub Furniture chain based in Columbia, Maryland in February 1998, which operated under The RoomStore division; and (vi) substantially all of the operating assets and liabilities of Guardian Products in September 1998.

(b) Divestitures. On March 24, 1999, the Debtors announced that in an effort to substantially improve the overall financial position of the Debtors and to refocus on their core home furnishings operation, a review of strategic divestiture options of all non-core operating assets was being made. This review included the retention of third parties to advise on the possible divestiture of the Rhodes and Mattress Discounters divisions. The results of the divestiture activities are described in detail below.

On June 15, 1999, the Debtors entered into a definitive agreement to sell their interest in the Rhodes division. The transaction closed on July 13, 1999, with an effective date of July 1, 1999. Under the terms of the sale agreement, the Debtors received $60.0 million in cash, a $40 million 10% pay-in-kind subordinated note receivable due November 2004 (the “Rhodes Note”) (9.5% interest rate per annum for periods where interest is paid in cash) and an option to acquire a 2.5% (as adjusted post-closing) equity interest in Rhodes Holdings, the acquiring entity (the entire transaction, the “Rhodes Transaction”). Apart from the Rhodes divestiture, the Debtors agreed to provide or guarantee a $20.0 million standby credit facility to Rhodes after the closing, which could be drawn on only in certain circumstances after utilization of availability under Rhodes’ primary credit facility. In addition, under terms of the agreement, Rhodes assumed approximately $10 million in capital lease obligations. As a result of the Rhodes Transaction, the Debtors recorded a pre-tax charge to earnings of $99.5 million ($64.3 million net of tax benefit) during the fiscal year ended February 29, 2000. Results for fiscal year 2000 included operations of the Rhodes division through June 30, 1999.

On May 28, 1999, the Debtors entered into a definitive agreement to sell 93% of their interest in the Mattress Discounters division, and on August 6, 1999, the Debtors completed the transaction. The Debtors received approximately $204 million in cash, subject to certain working capital adjustments, pay-in-kind junior subordinate notes valued at $11.4 million and retained a 7% equity interest in Mattress Discounters. The Debtors incurred costs related to the transaction of approximately $7.7 million and assumed liabilities of approximately $2.9 million. This transaction resulted in a pre-tax gain of $138.5 million ($63.2 million net of tax) during fiscal year 2000. Results for fiscal year 2000 included operations of Mattress Discounters through August 6, 1999.

On January 31, 2000, the Debtors sold substantially all of the assets of Guardian Products, Inc. The Debtors received $6.0 million in cash and a $5.1 million note receivable. While this transaction resulted in a pre-tax loss of $0.2 million, the sale resulted in a $3.8 million loss after income taxes as a result of the Debtors’ low tax basis in their investment.

During the second quarter ended August 31, 1999, the Debtors announced their intent to exit the Chicago, Illinois, Milwaukee, Wisconsin and Puerto Rican markets, which were not considered to be part of the Debtors’ core operations. Pursuant to this plan, the Debtors sold the assets related to 18 stores in the Chicago and Milwaukee markets (referred to throughout as The RoomStore—Chicago) in September 1999. This transaction resulted in a pre-tax loss of $46.6 million ($28.0 million net of tax benefit) during fiscal year 2000. The Puerto Rican operations and the three John H. Smyth’s Homemaker stores were classified as net assets held for sale on the February 29, 2000 consolidated balance sheet with net assets totaling $125.9 million. The Debtors recorded a pre-tax charge of $55.2 million ($42.5 million net of tax benefit) to write down the associated assets to their estimated fair value, less costs to sell.

On April 20, 2000, subsequent to the Debtors’ fiscal year end, the sale of the Berrios division was completed. The total value of the transaction was in excess of $120.0 million, before transaction costs, of which $18.0 million was in the form of a seller’s note (the “Berrios Note”). The transaction was recorded in the Debtors’ first quarter ended May 31, 2000 and was not expected to have a significant effect on results of operations. Proceeds from the sale were used to pay down debt obligations.

The Debtors had expected the disposition of the remaining assets held for sale to be completed within fiscal year 2001.

C.	Debtors’ Pre-Petition Capital Structure

Prior to the Petition Date, the Debtors’ capital structure was as follows:

1.	Pre-Petition Senior Secured Financing

Prior to the Petition Date, the Debtors financed a substantial portion of their working capital needs through a revolving line of credit and letter of credit facility, led by Wachovia as administrative agent. The credit facility was governed by a Credit Agreement dated as of July 18, 1995 (as subsequently amended, the “Pre-Petition Credit Agreement”) among MacSaver, as borrower, Heilig-Meyers and Furniture Company, as guarantors, the lenders identified therein, Wachovia, as administrative agent, Bank of America, N.A. (formerly, NationsBank, N.A.), as documentation agent, and Crestar Bank (now a subsidiary of SunTrust Banks, Inc.) and First Union National Bank (formerly, First Union National Bank of Virginia), as co-agents. In connection with the May 25, 2000 restructuring of the Debtors’ respective pre-petition credit facilities with the Pre-Petition Lenders (the “May 25, 2000 Restructuring”), MacSaver, Heilig-Meyers

and Furniture Company agreed to become jointly and severally liable for the indebtedness under the Pre-Petition Credit Agreement and granted security interests and liens to the collateral agent for lenders under the Pre-Petition Credit Agreement to secure repayment of such indebtedness. As of the Petition Date, approximately $49 million in advances under the credit facility and approximately $46.6 million in letters of credit (since reduced to $38.5 million) remained outstanding under the Pre-Petition Credit Agreement.

2.	Senior Notes

MacSaver issued $60 million in Series B Guaranteed Senior Notes (the “Senior Notes”) pursuant to a Note Agreement dated as of January 13, 1995 (as subsequently amended, the “Pre-Petition Note Agreement”), among MacSaver, as issuer, Heilig-Meyers, as guarantor, and The Prudential Insurance Company of America and Pruco Life Insurance Company, as note purchasers. The Senior Notes bear interest at 11.99% per annum and matured on January 13, 2002. In connection with the May 25, 2000 Restructuring, MacSaver, Heilig-Meyers and Furniture Company agreed to become jointly and severally liable for the indebtedness under the Pre-Petition Note Agreement and granted security interests and liens to the collateral agent for the Senior Notes holders to secure repayment of such indebtedness. As of the Petition Date, the outstanding principal balance under the Senior Notes was approximately $39.4 million.

3.	Pre-Petition Synthetic Lease Arrangements

Prior to the Petition Date, Furniture Company entered into certain lease financing facilities with First Union National Bank (the “FUNB Lease Financing”) and Wachovia Bank, N.A. (the “Wachovia Lease Financing”, referred to collectively with the FUNB Lease Financing, as the “Synthetic Leases”), and the respective parties thereto. Heilig-Meyers guaranteed the obligations under the FUNB Lease Financing. In connection with the May 25, 2000 Restructuring, MacSaver, Heilig-Meyers and Furniture Company granted security interests and liens to the collateral agent for holders of claims under the Synthetic Leases to secure repayment of such indebtedness and became jointly and severally liable for the secured portion of the indebtedness under the Synthetic Leases. As of the Petition Date, the unpaid balance under the Synthetic Leases was approximately $19.678 million.

4.	Pre-Petition Unsecured Notes

Prior to the Petition Date, MacSaver issued the following Unsecured Notes: (i) $200 million in aggregate principal amount of 7-7/8% Notes due August 1, 2003 (the principal terms of which were established in an officers’ certificate dated as of August 9, 1996); (ii) $100 million in aggregate principal amount of 7.40% Notes due February 15, 2002 (the “principal terms of which were established in an officers’ certificate dated as of February 25, 1997); and (iii) $175 million in aggregate principal amount of 7.60% Notes due August 1, 2007 (the principal terms of which were established in an officers’ certificate dated as of August 5, 1997). The unpaid balance of the Unsecured Notes as of the Petition Date was approximately $495 million.

IV. EVENTS DURING THE CHAPTER 11 CASES

On August 16, 2000, the Debtors and RoomStore filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. By order entered August 17, 2000 by the Bankruptcy Court, the chapter 11 cases of the Debtors and RoomStore have been jointly administered for procedural purposes only. The Debtors and RoomStore continue to operate their businesses and manage their properties and assets as debtors in possession. Described below are certain of the important events that have occurred to date during the pendency of the jointly administered chapter 11 cases.

A.	Committees

1.	Appointment of Creditors’ Committee

On August 17, 2000, the Office of the United States Trustee for the Eastern District of Virginia appointed the Creditors’ Committee. The composition of the Creditors’ Committee was amended on October 31, 2000 and subsequently, two members of the Creditors’ Committee resigned. The Creditors’ Committee currently consists of the following members: Wells Fargo Bank Minnesota, N.A.; EULER American Credit Indemnity Company; Klaussner Furniture Ind., Inc.; Action-Lane Industries; and Kroehler Furniture/CIT Group.

2.	Appointment and Disbanding of Equity Committee

On September 7, 2000, the Office of the United States Trustee for the Eastern District of Virginia appointed the Committee of Equity Security Holders (the “Equity Committee”). The members of the Equity Committee were as follows: Dimensional Fund Advisors; Warren S. Teitelbaum; Lee Krumbein; B&C Investments, Inc.; and Norwick Partners. The Equity Committee was disbanded pursuant to the Notice of Disbandment of Equity Security Holders Committee, filed by the United States Trustee for Region IV with the Bankruptcy Court on January 24, 2001.

B.	Business Stabilization

1.	Filing and First Day Orders

The Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization. Certain of the orders were entered on an interim basis, all of which were entered as final relief at a later date.

Case Administration Orders. These orders: (i) authorized joint administration of the chapter 11 cases; (ii) established procedures for interim compensation and reimbursement of expenses of professionals; (iii) granted the Debtors an extension of time to file their lists, schedules and statements; and (iv) authorized certain notice procedures.

Payments on Account of Certain Pre-Petition Claims. The Bankruptcy Court authorized the payment of certain pre-petition: (i) wages, salaries, compensation, employee benefits and reimbursable employee expenses; and (ii) sales, use and other trust fund taxes. The Bankruptcy Court also authorized the Debtors to: (i) pay obligations to vendors arising from the post-petition delivery of merchandise ordered pre-petition, to pay pre-petition obligations to common carriers of the Debtors’ merchandise, and to pay pre-petition customs duties and pre-petition customs broker charges; and (ii) honor certain pre-petition customer obligations and to continue customer service programs and policies.

Business Operations. The Bankruptcy Court authorized the Debtors to: (i) continue their workers’ compensation program and liability and property insurance policies, and pay premiums in respect of such programs and policies; (ii) maintain existing bank accounts and continue their use of existing business forms; and (iii) maintain their consolidated cash management system. The Bankruptcy Court also approved the Debtors’: (i) motion to approve investment guidelines; (ii) motion to deem utility companies adequately assured of future performance and to establish procedures for determining requests for additional adequate assurance; and (iii) motion to sell, on an interim basis, for sixty days, revolving credit receivables originated post-petition.

Rejection Motions. The Bankruptcy Court authorized the rejection of: (i) certain nonresidential real property leases closed by the Debtors prior to the Petition Date and establishment of procedures related thereto; and (ii) that certain Amended and Restated Master Pooling and Servicing Agreement by and among MacSaver, Heilig-Meyers and First Union National Bank.

2.	Debtor in Possession Financing

Pursuant to the Orders Authorizing the Debtors to Obtain Interim and Final Post-Petition Secured Financing With Priority Order All Other Indebtedness entered August 16, 2000 and September 27, 2000, the Debtors obtained a post-petition debtor-in-possession credit facility from Fleet Bank (the “Fleet DIP Loan”). Subsequently, the Debtors replaced the Fleet DIP Loan with a DIP credit facility issued by CIT, as DIP Agent.

On July 26, 2001, the Court entered an order authorizing a replacement debtor-in-possession financing from CIT pursuant to the DIP Loan Agreement. The initial term of the DIP Loan Agreement was one year with an optional six-month extension. The Debtors opted to extend the financing, which expired on January 31, 2003. Pursuant to an order dated February 4, 2003, the Court approved a first amendment to the DIP Loan Agreement, which expired on October 31, 2003. This same order further authorized the Debtors to enter into a second amendment providing for an additional three months of financing (the “Second Amendment”). The Debtors elected to extend the financing by executing the Second Amendment, thereby extending the expiration date until January 31, 2004.

Pursuant to an order dated January 29, 2004, the Debtors entered into a third amendment providing for an additional financing from CIT, which was to have expired on October 31, 2004 (the “Third Amendment”). The Debtors obtained a further extension of the DIP Credit Agreement through June 30, 2005 pursuant to a fourth amendment to the DIP Loan Agreement (the “Fourth Amendment”), which Fourth Amendment was approved by order entered November 1, 2004. Under the Fourth Amendment, the Debtors have the option to automatically extend the maturity date to September 30, 2005. To the date of the filing of this Disclosure Statement, the Debtors have not requested any advances of revolving credit loans under the DIP Credit

Agreement, however, the Debtors have utilized letters of credit against the line of credit provided pursuant to the DIP Credit Agreement.

Although the Debtors do not expect CIT to have any Administrative Claims, the Debtors will execute the CIT Letter Agreement, with the consent of the Creditors’ Committee, to be included in the Plan Supplement that will address any CIT Claims.

3.	Assumption and Rejection of Unexpired Leases

By order of the Bankruptcy Court dated December 14, 2000, the initial time within which the Debtors were required to assume or reject non-residential real estate leases was extended to February 9, 2001. At the request of the Debtors and RoomStore and for good cause shown, the Bankruptcy Court has further extended this deadline through and including the Confirmation Date. Throughout this period, certain leases to which the Debtors were party were assumed and assigned to RoomStore. The Debtors have also rejected many of their former leases. The Debtors are finalizing their analysis of appropriateness and profitability of all remaining unexpired leases and executory contracts and will make determinations regarding the assumption or rejection of such obligations on or before Confirmation, reserving their right, however, to modify such determinations through and until the Effective Date.

4.	Reorganization Efforts, Store Closings, and Liquidation of Non-Operating Assets

Prior to the Petition Date, the Debtors’ core business model centered around the Heilig-Meyers Furniture store operating format, which had extended installment credit to its customers for over 80 years. This business model operated primarily under the “Heilig-Meyers Furniture” name and had been expanded from a small furniture chain in the Southeastern United States to the largest furniture retail chain in the United States, as of the Petition Date, with stores located in 30 states. In addition to the operation of stores under the Heilig-Meyers Furniture name, the same business model was utilized by certain other stores operated under the “ValueHouse Furniture” name. Integral to the Heilig-Meyers Furniture chain was a support system of regional distribution and customer service centers as well as certain centralized administrative functions.

An essential component of the Company’s financial resources during its expansion had been a program whereby all installment credit accounts originated in certain Heilig-Meyers Furniture stores were sold to a Master Trust, which then sold certificates secured by the installment credit accounts to third party investors (the “Securitization Program”). The proceeds of the certificate sales were used to purchase the installment credit accounts and thus provided a significant source of financing to the Debtors. Pursuant to the Master Trust Pooling and Servicing Agreement, Heilig-Meyers was obligated to service the installment credit accounts and MacSaver Funding Corporation, a non-debtor, a special purpose entity owned by Heilig-Meyers’ wholly-owned subsidiary, MacSaver, was obligated to transfer to the Master Trust all installment credit accounts originated in the future by certain of the Heilig-Meyers Furniture stores to the Master Trust.

At the outset of the Chapter 11 Cases, the Debtors identified three key initiatives aimed at improving financial performance. Specifically, these initiatives were to (i) terminate their installment credit program (including the Securitization Program) and instead, offer revolving credit programs underwritten by third parties, (ii) close under-performing stores, and (iii) lower overall costs of operations. The Debtors actively consulted with the Creditors’ Committee and their other major creditor constituencies in formulating its revised business plan, including the Debtors’ Prepetition Lenders.

To execute the revised business plan, the Debtors attempted to reorganize their business by focusing on developing and implementing merchandising and promotional programs for the Heilig-Meyers Furniture stores that were best supported by third party credit programs available in the market place, obtaining and implementing such third party credit programs, rationalizing the cost structure of the Heilig-Meyers Furniture store and support operations, evaluating the Heilig-Meyers Furniture store base for optimal configuration and performance, and identifying non-operating assets for liquidation.

As part of their strategy to transition to credit programs underwritten by third parties, Heilig-Meyers implemented an in-house revolving credit program in the Heilig-Meyers Furniture stores while negotiating agreements with third party providers. Despite efforts to implement such in-house financing, sales at the store level suffered as a result of the modification of traditional credit programs. Third party credit programs became available in the Heilig-Meyers Furniture stores beginning in late September 2000 under various interim agreements with Household Bank, N.A. as the primary credit provider, together with various secondary providers. The in-house revolving credit program was ceased upon the implementation of the Household Bank program and all accounts generated by the program were sold. In addition, Heilig-Meyers rejected the Master Pooling and Servicing Agreement with the Master Trust. Simultaneous to the efforts to restructure the operations of the continuing Heilig-Meyers Furniture stores and the closure of the non-viable stores, servicing of the installment credit accounts owned by the Master Trust was transitioned to parties designated by the Trustee for the Master Trust. The transition of the servicing function was completed by October 1, 2000.

Ultimately, the Debtors’ ability to execute their revised business plan was dependent upon their ability to (i) generate sufficient liquidity from the sale of inventory in stores to be closed and (ii) generate sufficient cash flow from their operating retail locations. The Debtors fell short on both fronts. At the Petition Date, Furniture Company had unencumbered inventory of approximately $227.8 million on an historical weighted average cost basis.1 Approximately $59.4 million of the inventory was located in the Debtors’ eight regional distribution centers and $168.4 million was located in Furniture Company stores.

In connection with rationalizing the Heilig-Meyers Furniture store base, the Debtors decided to close approximately 302 stores and conduct going-out-of-business sales in those stores, which commenced in mid-September 2000 (the “First GOB Sale”). The liquidation of the inventory located in the 302 Heilig-Meyers Furniture and ValueHouse stores as well as two distribution centers was structured as a bulk sale to third party liquidators who conducted liquidation sales through the Heilig-Meyers Furniture and ValueHouse stores. The First GOB

[1]	Weighted average cost is a calculation of the average cost of inventory based on the amounts the Debtors actually paid for the inventory on hand including the cost of in-bound freight at a given date.

Sale resulted in gross sales proceeds of approximately $33.3 million, all of which was used to fund operations of the remaining Heilig-Meyers Furniture stores and to pay expenses incurred related to closing the 302 stores. In addition, the Debtors and the third-party liquidators shared the costs of operating the stores during the liquidation events. The Debtors were responsible for all of the costs associated with operating the two distribution centers until their closure.

Between the Petition Date and November 30, 2000, the effort to revive the downsized Heilig-Meyers Furniture store base, the closure of the non-viable stores, and the overall restructuring effort consumed approximately $77.9 million in cash. The sources of the cash used included the approximate $30.7 million of cash on hand at the Petition Date, $28.8 million of proceeds received through November 30, 2000 from the liquidation of inventory, $29.2 million of borrowings under the DIP facility, and $1.9 million positive cash flow generated by RoomStore operations.

Because of the disappointing operating results incurred in the quarter ended November 30, 2000 and the significant amount of cash utilized by the operations and restructuring efforts with respect to the Heilig-Meyers Furniture stores, the proper amount and concentration of stores to remain open was re-evaluated. As a result, management identified approximately 118 additional stores as non-viable on a long-term basis under the revised business model. In February 2001, therefore, sixteen of the stores were sold to third parties and going-out-of-business sales were commenced in the balance of these stores (the “Second GOB Sale”). The Second GOB Sale was conducted pursuant to a Consultant Agreement with third party liquidation specialists. Over the course of the liquidation events, approximately $10.0 million in gross sales proceeds were generated; however, the Debtors were responsible for all costs incurred to operate the related distribution centers and certain administrative functions in support of the liquidation events as well as for the various costs associated with the final closure of the store facilities.

In the meantime, the continued restructuring efforts in the remaining Heilig-Meyers Furniture stores were not proving to be sufficiently successful to conclude that the revised business model would succeed. Between November 30, 2000 and February 28, 2001, the reorganization efforts and losses from operations consumed approximately $16.4 million and $3.9 million was used to repay outstanding loans under the DIP facility. The sources of cash used include $12.7 million of cash on hand as of December 1, 2000, and $12.3 million of proceeds from the liquidation of inventory ($4.8 million) and other non-operating assets ($7.5 million). As of February 28, 2001, $25.2 million of borrowings were outstanding under the DIP facility. After evaluating all alternatives available, the Debtors announced on April 11, 2001 that the remaining 349 Heilig-Meyers Furniture stores, related distribution centers, and support functions would be closed.

The liquidation of the inventory located in the 349 remaining Heilig-Meyers Furniture stores as well as the remaining distribution centers was structured as a bulk sale to third party liquidators who conducted liquidation sales through the Heilig-Meyers Furniture stores (the “Third GOB Sale”). The Third GOB Sale resulted in gross sales proceeds of approximately $50.0 million. The Debtors and the third-party liquidators shared the costs of operating the stores during the liquidation events. The Debtors were responsible for all of the costs associated with operating the remaining distribution centers until their closure. The Third GOB Sale commenced in late April 2001 and was completed by early July 2001.

As of August 31, 2001, the conclusion of the most significant activities associated with the exit of the Heilig-Meyers Furniture business and approximately one year after the Petition Date, the Debtors reported a cash balance of $5.7 million with no borrowings outstanding on its DIP facility. From March 1, 2001, through August 31, 2001, the Debtors utilized approximately $94.0 million in proceeds from the liquidation of inventory ($60 million) and non-operating assets ($34 million) to (i) satisfy $25.2 million in borrowings under the Fleet DIP Facility; (ii) satisfy $27.2 million of post petition trade accounts payable, (iii) fund $11.6 million of cash collateral required by the DIP lender, (iv) fund $2.8 million of cash losses generated by the RoomStore operations, and (v) fund $26.2 million of cash losses associated with the closure of the Heilig-Meyers operations and general administration of the bankruptcy cases.

During this period, management identified 26 Heilig-Meyers Furniture stores as potential candidates for success under the RoomStore business model (in addition to one Heilig-Meyers Furniture Store which was converted to The RoomStore format in November 2000). Responsibility for operations of these 26 stores was immediately transferred to the RoomStore management team on or about March 1, 2001. The RoomStore merchandising program and operating format was implemented in each store and signage was changed from Heilig-Meyers Furniture to The RoomStore in most markets. The change to the RoomStore name was delayed in certain markets to comply with covenants not to compete with a former affiliate. After an initial evaluation period, 14 of the 26 locations were determined to be non-viable and were closed. The remaining locations were converted fully to the RoomStore operating format.

Subsequent to August 31, 2001, the reorganization effort became focused on re-vitalizing the RoomStore business, winding down the Heilig-Meyers Furniture business along with all related activities, liquidating and recovering all assets non-essential to the RoomStore business, and pursing all causes of action available to the Debtors, including the Lender Avoidance Action. In tandem with the liquidation and closure of the remaining stores, the centralized support staff and facilities dedicated to the Heilig-Meyers Furniture operations were downsized and ultimately eliminated as wind down responsibilities were completed. Staff and facilities dedicated to RoomStore operations were identified, segregated, and control thereof was transitioned to the RoomStore management team. The 185 central staff members supporting the Heilig-Meyers Furniture operations and reorganization effort as of April 30, 2001 were reduced to 26 as of August 31, 2001 as a result of the shuttering of the Heilig-Meyers Furniture stores. All support functions established for the Heilig-Meyers Furniture business were eliminated and by May 31, 2002, the support staff was reduced to less than 10 members. As of February 28, 2005, only four employees remain assigned to the administration of the chapter 11 bankruptcy cases on a full-time basis.

Even though an appraisal dated August 2000 of the Debtors’ inventory, which was obtained in connection with the Fleet DIP facility, indicated a potential estimated net recovery in liquidation of 74.77% of weighted average cost, the actual liquidation of inventory during the post petition period yielded net recoveries of 45% - 55%. Moreover, the operations of the Heilig-Meyers Furniture stores in the post-petition period generated massive cash losses that ultimately led to the abandonment of the Heilig-Meyers Furniture reorganization effort. As described above, all of the cash proceeds generated from the liquidation of the unencumbered inventory, as well as unencumbered non-operating assets, was consumed by the Debtors in connection with the failed reorganization effort and the wind-down of the Heilig-Meyers Furniture stores.

The following chart summarizes the significant assets liquidated during the chapter 11 cases through January 31, 2005:

Description	Used in Reorganization	Pre-Petition Collateral	Total
Inventory Liquidation #1	$33.3	$—	$33.3
Inventory Liquidation #2	10.0	—	10.0
Inventory Liquidation #3	50.0	—	50.0
Real Estate	29.8	23.4	53.2
Installment account collections	—	31.9	31.9
Installment accounts sale	1.4	23.1	24.5
Revolving account collections	—	1.2	1.2
Revolving accounts sale	10.6	1.5	12.1
Sale of Homemakers stores	6.1	—	6.1
Cash value of Life Insurance	7.6	—	7.6
Sale of Mattress Discounters note	2.1	3.4	5.5
Distribution on Mattress Discounters equity	1.5	—	1.5
Income tax refunds	7.8	16.3	24.1
Proceeds from sale of Berrios subsidiary	—	1.1	1.1
Berrios promissory note - interest	—	5.8	5.8
Berrios promissory note - sale	—	14.8	14.8
Sale of tax advantage partnership interests	—	14.0	14.0
Misc. asset sales & other	2.2	0.5	2.7

Total	$162.4	$137.0	$299.4

Through January 31, 2005, the Debtors have liquidated assets resulting in gross sale proceeds of $299.4 million. Of this amount, approximately $137.0 million has been transferred to the collateral agent for the Pre Petition Secured Lenders pursuant to various adequate protection orders. Approximately $162.4 million has been consumed by the Debtors during the course of the Chapter 11 Cases, the vast majority of which was consumed in connection with the unsuccessful Heilig-Meyers Furniture restructuring effort, and the subsequent wind-down of the Heilig-Meyers Furniture stores. A significantly smaller portion of such funds in addition to cash generated post-petition by RoomStore has also been used to fund the continued liquidation of other encumbered and unencumbered non-operating assets and the administration of the bankruptcy cases. Through January 31, 2005, professionals fees and expenses totaled approximately $35 million, of which, approximately $16.1 million is attributable to professional services provided between the Petition Date and August 31, 2001. Additionally, approximately $5.1 million of cash collateral was released to Wachovia Bank related to a synthetic lease arrangement. As of January 31, 2005, the Debtors reported a cash balance of approximately $11.6 million and no borrowings under the DIP facility. Non-operating assets that are not liquidated prior to the Effective Date will be transferred to the Liquidation Trust in accordance with Article 6.5 of the Plan.

C.	Professional Retentions

1.	The Debtors and RoomStore

The Debtors and RoomStore employed Willkie Farr & Gallagher, as bankruptcy counsel; McGuire Woods, as special bankruptcy and corporate counsel; FTI/Policano & Manzo, LLC as restructuring advisors; and Deloitte & Touche, as reorganization accountants. The Debtors and RoomStore currently employ LeClair Ryan, as bankruptcy counsel, Bilzin Sumberg Baena Price & Axelrod, LLP, as special counsel, and Capstone Corporate Recovery, LLC (“Capstone”) as financial advisor.

2.	Creditors’ Committee

The Creditors’ Committee employed Akin Gump Strauss Hauer & Feld, LLP as bankruptcy counsel; Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as financial advisors; and BDO Seidman, LLP as reorganization accountants.

3.	Equity Committee

The Equity Committee employed Hunton & Williams as bankruptcy counsel and Navigant/Penta as financial advisors. The Equity Committee was disbanded pursuant to the Notice of Disbandment of Equity Security Holders Committee, filed by the United States Trustee for Region IV with the Bankruptcy Court on January 24, 2001.

D.	Claims Issues

1.	Pre-Petition Claim Bar Date Order

On May 30, 2001, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing July 16, 2001 as the general deadline for filing proofs of claim on account of claims arising prior to the Petition Date against the Debtors and RoomStore (the “Bar Date”). Pursuant to the Bar Date Order, which also approved the form and manner of providing notice of the Bar Date, the Debtors and RoomStore, with the assistance of their claims agent, were responsible for ensuring that the claim forms and other notices were mailed out to all known potential claimants in a timely fashion. The Debtors and RoomStore also caused the notice of the Bar Date to be published in: (a) the national editions of (i) The New York Times, (ii) The Wall Street Journal, (iii) The Richmond Times Dispatch, (iv) The Dallas Morning News, (v) The Chicago Tribune; and (b) other publications, including (i) Home Furnishings News, and (ii) Furniture Today, as directed by the Bankruptcy Court.

2.	Initial Administrative Claim Bar Date Order

On June 23, 2003, the Bankruptcy Court entered an order (the “Initial Administrative Bar Date Order”) establishing August 29, 2003 as the general deadline for filing proofs of claim on account of administrative claims against the Debtors and RoomStore incurred through and including August 29, 2003 (the “Initial Administrative Bar Date”). Pursuant to the Initial Administrative Bar Date Order, which also approved the form and manner of providing notice of the Initial Administrative Bar Date, the Debtors and RoomStore, with the assistance of their claims agent, were responsible for ensuring that the claim forms and other notices were mailed out to all known potential claimants in a timely fashion. The Debtors and RoomStore also caused the notice of the Initial Administrative Bar Date to be published in Furniture Today, as directed by the Bankruptcy Court.

3.	Analysis and Objections to Claims

Approximately 11,400 proofs of claim were filed against the Debtors on or before the Bar Date. The Debtors are reviewing these Claims to estimate the aggregate Allowed amount of such claims and the probable amount of distributions to be made under the Plan. The Debtors and RoomStore have filed numerous objections to various claims, including, but not limited to, Administrative Claims, Priority Claims, Other Secured Claims and Unsecured Claims. The Liquidation Trust will reserve all rights to object to all claims after the Effective Date of the Plan through the Claims Objection Deadline and reserve all defenses, counterclaims, and rights of setoff or recoupment to such claims on behalf of the Debtors’ Estates.

4.	Master Trust Claims

Prior to the Petition Date, the Debtors operated as a retailer of household furniture. Many of the Debtors’ customers financed the purchase of furniture through installment sales contracts (the “Installment Sales Contracts”). Each Installment Sale Contract generally required the customer to pay monthly installments of principal and interest due on the contract and was secured by the merchandise purchases, giving the Debtors the right to repossess the furniture in the event of a default.

In 1997, the Debtors established the Heilig-Meyers Master Trust (the “Master Trust”) in connection with a securitization program pursuant to which the Debtors sold the Installment Sales Contracts to the Master Trust. The Master Trust purchased the Installment Sales Contracts with funds it raised by issuing asset-backed securities to investors. The securities were called “Certificates” and the investors “Certificateholders.” The foregoing general financing structure is referred to herein as the “Securitization.”

The Securitization was governed by that certain Amended and Restated Master Pooling and Servicing Agreement executed on or about February 23, 1998, by and between MacSaver Funding Corporation (“MacSaver Funding”), a non-debtor affiliate of the Debtors as Transferor, Heilig-Meyers as servicer, and the Master Trust Trustee (the “Master Pooling and Servicing Agreement”).

MacSaver sold a portion of the Installment Sales Contracts maintained at certain Furniture Company retail stores (the “Program Stores”) to MacSaver Funding, pursuant to an Amended and Restated Purchase Agreement dated on or about February 23, 1998 between MFS and MacSaver Funding (the “Purchase Agreement”). Pursuant to a guarantee for the benefit of MacSaver Funding, Heilig-Meyers guaranteed the obligations of MacSaver under the Purchase Agreement (the “Guarantee”). Prior to the Petition Date, MacSaver Funding transferred the Installment Sales Contracts to the Master Trust pursuant to the Master Pooling and Servicing Agreement. Pursuant to an order entered by the Bankruptcy Court on October 6, 2000, the rejection of the Master Pooling and Servicing Agreement by Heilig-Meyers was approved.

The Master Trust Trustee has asserted a $1 billion unsecured, unliquidated and contingent claim against all of the Debtors. Specifically, the Master Trust Trustee argues that its unsecured claim arises due to:

•	damages arising from the rejection of the Master Pooling and Servicing Agreement, which the Master Trust Trustee asserts is the difference between the value the trust corpus would have been realized had the Debtors performed their servicing duties under the Master Pooling and Servicing Agreement and the value actually realized by the Master Trust, together with any additional costs and fees incurred by the Master Trust;

•	proceeds of the sales of certain Defaulted Contracts (as defined in the Master Pooling and Servicing Agreement) and other contracts sold to Sherman Originator LLC pursuant to Bankruptcy Court approval (as described below);

•	alleged billing and collection of insurance premiums and interest from account debtors that had not purchased such insurance, to the extent the Master Trust may be required to refund such amounts;

•	claims for contribution, subrogation and indemnity arising from consumer complaints for the alleged failure of Heilig-Meyers and the Master Trust to properly credit payments made on account, overstating balances due and charging unearned interest, and other similar claims;

•	claims for alleged refunds and/or adjustments;

•	the alleged failure to remit collections on and after July 1, 2000;

•	the alleged failure to maintain accurate and complete records of the Installment Sales Contracts;

•	the alleged overstatement of value of the Installment Sales Contracts;

•	the alleged overstatement of servicing fees;

•	the alleged breach of representations, warranties, covenants and repurchase obligations relating, among other things, to the asserted ineligibility of the Installment Sales Contracts;

•	any indemnity claims against Furniture Company and MacSaver;

•	any guarantee claim against Heilig-Meyers; and

•	any other alleged servicing claims.

In addition, the Master Trust Trustee has asserted an unliquidated administrative claim against the Debtors in the amount of $3.5 million (subject to adjustments for interest and other charges). The Master Trust Trustee asserts that it is owed the proceeds from 78% of the securitized contracts and accounts receivable sold to Sherman Originator LLC pursuant to a Bankruptcy Court order entered on September 12, 2001. Additionally, the Master Trust Trustee has asserted an unquantified and unliquidated administrative claim against each of the Debtors for claims it asserts arise from: (a) the proceeds of sales of certain Defaulted Contracts, and (b) any failure by the Debtors to remit collections with respect to the Installment Sales Contracts after the Petition Date.

The Debtors and the Creditors’ Committee believe that the Master Trust Trustee’s claims have little merit. An objection to the Master Trust Trustee’s claims is pending before the Bankruptcy Court. The Master Trust Trustee will be treated as a holder of a Class 5(b) Claim to the extent its Claims are Allowed.

E.	Post-Petition Litigation

1.	Lender Avoidance Action

Since the Petition Date, substantial effort and resources have been directed towards recovering certain pre-petition transfers of cash, liens and security interests to the Pre-Petition Lenders. The transactions in question occurred in connection with and following the May 25, 2000 Restructuring.

(a) Factual Background. In connection with and following the May 25, 2000 Restructuring, the Debtors made or caused to be made the following alleged preferential cash transfers to the Pre-Petition Lenders: (a) in excess of $99,800,000, that represented proceeds from the sale of the assets and business operations of Heilig-Meyers wholly-owned subsidiaries, HMPR, Inc. and MacManufacturing, Inc. (the “Berrios Proceeds”), and (b) approximately $60,490,000 to the Debtors’ Pre-Petition Lenders under the Credit Agreement (collectively, the “Avoidable Cash Transfers”). In addition, the May 25, 2000 Restructuring resulted in Heilig-Meyers, MacSaver and Furniture Company granting liens and security interests in their respective property in favor of the Pre-Petition Lenders to secure their respective pre-petition obligations (the “Avoidable Liens”). The Debtors contend that the Avoidable Liens secured no more than $128.5 million of their respective pre-petition obligations to the Pre-Petition Lenders. On account of the Avoidable Liens, the Pre-Petition Lenders have received, among other things: (i) post-petition transfers in excess of $137 million; (ii) payment of certain of the Pre-Petition Lenders’ professionals’ fees and expenses; and (iii) super-priority administrative claims and replacement liens.

(b) Substantive Matters. On July 23, 2003, the Debtors filed a motion for partial summary judgment with respect to the Debtors’ rights, subject to a determination of insolvency, to avoid the Avoidable Cash Transfers and Avoidable Liens. On October 29, 2003 and December 31, 2003, the Bankruptcy Court issued orders denying in part and granting in part the Debtors’ partial summary judgment motion. The Bankruptcy Court ruled that the transfers of approximately $88 million of the Berrios Proceeds did not constitute preferential transfers because such funds were transferred from an escrow account created outside of the preference period. However, the Bankruptcy Court granted the Debtors’ partial summary judgment motion in respect of (i) the Pre-Petition Lenders’ defense that the Debtors’ transfer of liens pursuant to the May 25, 2000 Documents was the subject of a contemporaneous exchange for new value given by the Pre-Petition Lenders to the Debtors under section 547(c)(1) of the Bankruptcy Code; (ii) the Pre-Petition Lenders’ defense that the transfer of liens pursuant to the May 25, 2000 Restructuring was made in the ordinary course of the business and financial affairs of the Debtors and the Pre-Petition Lenders under section 547(c)(2) of the Bankruptcy Code; and (iii) the Pre-Petition Lenders’ denial that the liens transferred by Furniture Company pursuant to the May 25, 2000 Restructuring was made on account of an antecedent debt owed by Furniture Company to the Pre-Petition Lenders as required by section 547(b)(2) of the Bankruptcy Code.

In addition to the Bankruptcy Court’s rulings on the Debtors’ motion for partial summary judgment, the Bankruptcy Court also granted in part the Pre-Petition Lenders’ Partial Summary Judgment Motion, ruling that the Pre-Petition Lenders had rebutted the presumption contained in section 547 of the Bankruptcy Code that the Debtors were insolvent when the transfers to be avoided occurred. Accordingly, the Debtors bore the burden of proof at trial on the issue of whether they were insolvent as of May 25, 2000, to prevail on any of their claims to recover the Avoidable Liens or Avoidable Cash.

From November 3, 2003 through November 18, 2003, the Bankruptcy Court conducted a trial and heard ten days of fact and expert testimony on all issues remaining to be determined in the Lender Avoidance Action. The trial was the culmination of eighteen months of intensely contested litigation that entailed extensive discovery, significant motion practice and two appeals. The trial focused primarily on the following issues: (i) whether the Debtors were insolvent as of May 25, 2000; and (ii) whether, and the extent to which, the Pre-Petition Lenders’ remaining statutory affirmative defenses were applicable to the Avoidance Claims. Should the Debtors ultimately prevail on the issue of solvency and the other issues that were tried, the Debtors will be entitled to recover (i) all of the $137 million in cash proceeds distributed to the Pre-Petition Lenders on account of the Avoidable Liens; (ii) approximately $26.7 million in Avoidable Cash Transfers; (iii) the cancellation of the Pre-Petition Lenders’ lien rights to any further proceeds from the sale of the Debtors’ assets; and (iv) interest payments that correspond to the preferential cash transfers, the professional and other fees that the Debtors were required to pay in respect of the Pre-Petition Lenders’ post-petition collateral claims.

(c) Bankruptcy Court Ruling and Appellate Proceedings. On December 15, 2004, the Bankruptcy Court issued its Revised Order and Revised Memorandum Opinion dismissing all of the claims asserted by the Debtors against the Pre-Petition Lenders in the Lender Avoidance Action. The Debtors have appealed the Bankruptcy Court’s decision, along with the Bankruptcy Court’s entry of partial summary judgment in favor of the Pre-Petition Lenders’ with respect to the Berrios Proceeds. The Debtors and the Creditors’ Committee believe the appeal is meritorious. The appeal is pending before the United States District Court for the Eastern District of Virginia, Richmond Division. Appellate remedies are unlikely to be exhausted for at least 12-18 months and could exceed 18 months.

Reversal of the Bankruptcy Court ruling will have a significant impact on distributions provided to holders of Funded Debt Unsecured Claims and Heilig Unsecured Claims under the Plan. Recoveries, if any, from the Lender Avoidance Action will become Trust Assets and will be distributed to holders of Trust Interests in accordance with the Plan and Trust Agreement. If the Debtors ultimately prevail on the issue of solvency, avoidance of the Avoidable Liens and

Avoidable Cash Transfers is projected to result in the recovery of between $80.5 million to $163.7 million for the benefit of unsecured creditors, depending on whether the Debtors prevail on one or more of the remaining statutory defenses asserted by the Pre-Petition Lenders. Further impacting the extent of the Debtors’ ultimate recovery from the Lender Avoidance Action may be whether the Bankruptcy Court’s ruling on the Debtors’ partial summary judgment motion in respect of the Berrios Proceeds will be reversed on appeal (assuming the Debtors prevail on the issue of solvency).

2.	IRS Litigation

The Debtors filed a Complaint for Determination of Amount of Claim, Counterclaim Objecting to Proof of Claim; and Request for Turnover of Property of Estate on May 16, 2003 in objection to the amended proof of claim filed on or about March 6, 2001 by the Internal Revenue Service (the “IRS”). A trial was held in Bankruptcy Court on December 18, 2003 and January 16, 2004. On September 28, 2004, the Bankruptcy Court issued an order overruling the Debtors’ objection to the IRS’s proof of claim and allowing the IRS’s claim in the amount of $4,815,907.51 (the “Allowed Claim”). On October 28, 2004, the Debtors filed a notice of appeal of the Bankruptcy Court’s order. The appeal is pending before the United States District Court for the Eastern District of Virginia, Richmond Division.

To secure repayment of the alleged improper refund, the IRS has withheld approximately $4,862,201.58 in tax refunds otherwise due and owing to the Debtors. Accordingly, the Debtors will not be required to make additional payments to the IRS on account of its Allowed Claims. If the order of the Bankruptcy Court is reversed in full or in part, the IRS may be required to remit all or a portion of the withheld tax refunds to the Debtors. Any Allowed Claim held by the IRS is secured and subject to setoff. The decision of the Bankruptcy Court of the correct value of the Debtors’ accounts receivable will determine whether any or all of the $4,862,201.58 will be turned over by the IRS to the Debtors.

3.	Rhodes Litigation

On January 13, 2004, Heilig-Meyers commenced an adversary proceeding against Rhodes Holding, Inc. (“Holdings”) and Rhodes Holdings II, Inc. (“Holdings II”, and with Holdings, the “Rhodes Defendants”), captioned Heilig-Meyers Company v. Rhodes Holdings, Inc. and Rhodes Holdings II, Inc. (the “Rhodes Litigation”) to enforce its rights under a $40 million subordinated promissory note issued to Heilig-Meyers in connection with the Rhodes Transaction. In an effort to avoid the expenses and uncertainties of litigation, Wells Fargo, the Debtors and Rhodes (the “Rhodes Settlement Parties”) entered into a settlement to compromise and resolve the Rhodes Litigation (the “Rhodes Settlement”), which was approved by the Bankruptcy Court on August 25, 2004. Pursuant to the Rhodes Settlement: (a) Holdings II executed a consent judgment in the amount of $48,119,947.00 (the “Consent Judgment”); and (b) the Debtors and Holdings II executed an allonge (the “Allonge”) to the Rhodes Note (i) reducing the principal amount thereof to $20 million; (ii) providing that the Rhodes Note as amended by the Allonge (the “Amended Rhodes Note”) shall be due on March 15, 2005; and (iii) providing that interest shall accrue on the unpaid principal amount of the Amended Rhodes Note beginning on March 15, 2005 at a rate per annum equal to 10% until paid in full.

On November 4, 2004, the Rhodes Defendants along with their affiliated operating company, Rhodes, Inc., (“Rhodes”, collectively referred to as the “Rhodes Debtors”), filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division. Heilig-Meyers is the largest unsecured creditor of the Rhodes Debtors by virtue of the Consent Judgment and Amended Rhodes Note, however, its claim is subordinated to payment in full of Rhodes creditors. As of the date of this Disclosure Statement, Rhodes has not filed a plan of reorganization and, accordingly, it is uncertain whether the Rhodes Debtors intend to reorganize as a going concern or explore a sale of all or substantially all of their assets. Accordingly, the Debtors are unable to determine at this time the value of the Consent Judgment and the Amended Rhodes Note and whether the Debtors will ultimately be entitled to receive distributions on account of such claims in connection with the Rhodes Debtors’ chapter 11 cases.

4.	Other Preference Litigation

The Debtors filed 741 avoidance actions other than the Lender Avoidance Action. To date, the Debtors have resolved 316 avoidance actions totaling $1,970,267.81 in avoided transfers. The Bankruptcy Court also has entered 66 default judgments totaling $4,674,499.83 in avoided transfers.

5.	Collateral Cap

On May 25, 2000, Heilig-Meyers, MacSaver, and Furniture Company entered into a security agreement (the “Security Agreement”) pursuant to which the Pre-Petition Lenders were granted liens and security interests to secure repayment of amounts owed under the Pre-Petition Credit Agreement, the Senior Notes, and Synthetic Leases in the following assets: (a) all retail installment sale contracts and revolving charge accounts maintained at certain Heilig-Meyers Furniture Store retail store locations not designated for inclusion in the Master Trust (described above); (b) all other accounts or chattel paper maintained at the retail store locations described in clause (a) above; (c) certain subordinated promissory notes made payable to Heilig-Meyers; (d) a subordinated promissory note made payable to MacSaver; (e) the stock of MacSaver Funding, and all dividends and other distributions made in respect of such stock; (f) all tax refunds and certain other general intangibles owned by Heilig-Meyers, Furniture Company, or MacSaver; (g) certain fee real estate owned by Heilig-Meyers or Furniture Company; and (h) all proceeds of the foregoing (collectively, the “Pre-Petition Collateral”).

Pursuant to an Intercreditor and Sharing Agreement by and between the holders of the Wachovia Secured Claims, Prudential Notes Secured Claims, Synthetic Lease Secured Claims, Heilig-Meyers Furniture Company and MacSaver, dated May 25, 2000 (the “Intercreditor Agreement”), the maximum aggregate amount of indebtedness secured by the Pre-Petition Collateral shall not, in any event, exceed the amounts provided in the definition of “Secured Obligations” under the Security Agreement. “Secured Obligations” is defined in the Security Agreement to include (i) amounts owing under the Prudential Note Agreement up to a maximum of $41.8 million; (ii) obligations owing in respect of letters of credit given in support of workers compensation programs issued under the Pre-Petition Credit Agreement, and (iii) amounts owing under the Pre-Petition Credit Agreement and the Synthetic Leases up to a maximum of $48.2 million. Furthermore, the Intercreditor Agreement provides that the Secured Obligations shall be secured equally and ratably on a pari passau basis to the full extent of the indebtedness secured thereby.

On September 20, 2004, the Debtors filed an action against the Pre-Petition Lenders seeking to determine the extent of the Pre-Petition Lenders’ potential security interests in the Debtors’ assets and proceeds from the liquidation of those assets. The Debtors and the Creditors’ Committee believe that pursuant to the Intercreditor Agreement the maximum aggregate amount of Allowed Wachovia Secured Claims, Allowed Prudential Notes Secured Claims, and Allowed Synthetic Lease Secured Claims, is $128.5 million, inclusive of interests, fees and costs arising under relevant credit and security agreements (the “Collateral Cap”). Since the Petition Date, the Pre-Petition Lenders have received in excess of approximately $137 million in cash, in addition to other transfers and, therefore, any Allowed Claim held by the Pre-Petition Lenders that was secured by their security interests and liens has been paid in full. Accordingly, the Debtors and Creditors’ Committee believe that the Pre-Petition Lenders are obligated to return at minimum, approximately $8.5 million to the Debtors. On March 4, 2005, the Debtors filed a motion for summary judgment seeking a determination that the maximum possible amount of the Pre-Petition Lenders’ security interest is $128.5 million, inclusive of interest, fees and costs, and a hearing is scheduled for April 12, 2004.

F.	Intercompany Settlement

In connection with the emergence of Reorganized RoomStore as a separate operating entity, the Debtors and RoomStore have entered into an intercompany settlement pursuant to which (a) certain assets currently used by RoomStore in its operations (whether pre-petition or post-petition), but reflected as owned by one of the Debtors (the “Miscellaneous RoomStore Assets”), shall be legally transferred to Reorganized RoomStore, and (b) certain liabilities associated with the Miscellaneous RoomStore Assets (the “Miscellaneous RoomStore Assumed Liabilities”) shall be assumed by RoomStore. The transfer and conveyance shall be accomplished through a settlement and compromise (“Intercompany Settlement Agreement”) which the Debtors shall seek approval of pursuant to section 363(b) of the Bankruptcy Code and Rule 9019 of Bankruptcy Rules. A hearing to consider approval of the Intercompany Settlement Agreement in the Chapter 11 Cases shall occur no later than the confirmation hearing scheduled in connection with the RoomStore Plan.

As part of the consideration for the settlement and compromise, Reorganized RoomStore is obligated to deliver to the Debtors a written commitment to provide funding of up to $2 million, in the aggregate, to pay for any of the costs of administration of the Chapter 11 Cases (the “Contingent Funding Commitment”). Notwithstanding the foregoing, the Contingent Funding Commitment (or any unused portion thereof) shall expire and be forever unenforceable (i) if not called upon prior to the third anniversary of the effective date of the plan of reorganization in the RoomStore Chapter 11 Case unless otherwise extended and/or terminated by any of the Debtors, in their sole discretion, or (ii) in the event the Debtors have available cash of at least $3,500,000 on the Effective Date following establishment of reserves for all Claims entitled to priority under section 507 of the Bankruptcy Code.

V.	SUMMARY OF JOINT LIQUIDATING PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, TO OTHER EXHIBITS ATTACHED HERETO, AND TO THE PLAN SUPPLEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AND OTHER PARTIES IN INTEREST.

A.	Rationale For Plan Treatment Of Claims

The terms of the Plan are the result of negotiations among the respective Debtors and the Creditors’ Committee. In that regard, the Plan incorporates certain proposed compromises and settlements with respect to the following issues: (i) the recharacterization, avoidability, or voidability of certain pre-petition and post-petition intercompany transfers and the enforceability of certain Intercompany Claims; and (ii) the extent to which the Debtors’ Estates should be substantively consolidated.

A principle component of the settlement and compromise is the deemed substantive consolidation of the Debtors for Plan classification, voting and distribution purposes only. The Debtors and the Creditors’ Committee recognize that different views exist concerning how such issues would be decided through litigation. Nevertheless, the Debtors and the Creditors’ Committee believe that distributions to holders of Claims will be delayed and significantly diminished, if not completely extinguished, in the event these issues are litigated to fruition, rather than the proposed compromise and settlement embodied in the Plan. In addition, the Debtors and the Creditors’ Committee believe that there is no assurance that litigation of these issues will result in an outcome more fair or equitable to all creditors of the Estates or the receipt of any recovery by creditors.

Statements as to the rationale underlying the treatment of Claims under the Plan are not intended to, and shall not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed. The Debtors and the Creditors’ Committee cannot assure that an ultimate judicial determination of the compromised issues would not result in treatment which is more or less favorable to any particular creditor.

1.	Deemed Substantive Consolidation of the Debtors for Plan Purposes Only

Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases of affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors’ estates generally results in (i) the deemed consolidation of the assets and liabilities of the debtors; (ii) the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and (iii) the payment of allowed claims from a common fund.

It is well established that Bankruptcy Code section 105(a) empowers a bankruptcy court to authorize substantive consolidation. The United States Court of Appeals for the Fourth Circuit, however, has not yet adopted a test for substantive consolidation. In In re Vecco Construction Industries, Inc., 4 B.R. 407 (Bankr. E.D. Va. 1980), the court reviewed the following factors to determine the appropriateness of substantive consolidation:

(1) the presence or absence of consolidated financial statements;

(2) the unity of interests and ownership between the various corporate entities;

(3) the existence of parent and inter-corporate guarantees on loans;

(4) the degree of difficulty in segregating and ascertaining individual assets and liabilities;

(5) the existence of transfers of assets without formal observance of corporate formalities;

(6) the commingling of assets and business functions; and

(7) the profitability of consolidation at a single physical location.

Other circuits have also adopted tests to determine the appropriateness of substantive consolidation, which could impact decisions in the Fourth Circuit regarding substantive consolidation. For example, the United States Court of Appeals for the Second Circuit has articulated a test for evaluating a request for substantive consolidation, which test has also been adopted by the United States Court of Appeals for the Ninth Circuit, which considers “(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit . . . or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.” United Sav. Bank v. Augie/Restivo Baking Co. (In re

Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d Cir. 1988). If either factor is satisfied, substantive consolidation is appropriate. With respect to the second factor, entanglement of the debtors “can justify substantive consolidation only where ‘the time and expense necessary even to attempt to unscramble [the commingled affairs is] so substantial as to threaten the realization of any net assets of all the creditors,’ . . . or where no accurate identification and allocation of assets is possible. In such circumstances, all creditors are better off with substantive consolidation.” Id. at 519.

The United States Courts of Appeals for the District of Columbia and the Eleventh Circuit have adopted a two-part test known as the Auto-Train test. See Eastgroup Props. v. S. Motel Ass’n, Ltd., 935 F.2d 245, 249 (11th Cir. 1991); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp., Inc.) 810 F.2d 270 (D.C. Cir. 1987). The Auto-Train test involves a three-part burden-shifting test to ensure that “consolidation yields benefits offsetting the harm it inflicts to objecting creditors.” Auto-Train, 810 F.2d at 276 (citing In re Snider Bros., Inc., 18 B.R. 230, 237-38 (Bankr. D. Mass 1982)). Under this test, a proponent of substantive consolidation first must show: (i) a substantial identity between the entities to be consolidated; and (ii) the necessity of substantive consolidation to avoid some harm or to achieve some benefit. See id.

When this prima facie showing is made, “a presumption arises ‘that creditors have not relied solely on the credit of one of the entities involved.’” Eastgroup, 935 F.2d at 249 (quoting In re Lewellyn, 26 B.R. 246, 251-52 (Bankr. S.D. Iowa 1982)). The burden then shifts to the objecting creditor to show that: (i) it has relied upon the separate credit of one of the entities to be consolidated; and (ii) it will be unfairly prejudiced by substantive consolidation. See id. (citing Auto-Train, 810 F.2d at 276). Finally, if the objecting creditor makes the required showing, the court may order consolidation only if it determines that the demonstrated benefits of substantive consolidation “heavily” outweigh the harm. Auto-Train, 810 F.2d at 276.

2.	The Basis for Deemed Substantive Consolidation of the Debtors for Plan Purposes Only

The Plan provides for the substantive consolidation of the Debtors for classification, voting and distribution purposes. There are compelling reasons to substantively consolidate the Debtors in this manner, relating to the legal structure and operational history of the Debtors, and the information available from the Debtors’ accounting system.

For example, the following factors, among others, support substantive consolidation of the Debtors:

•	Heilig-Meyers owned 100% of the stock of each of the other Debtors;

•	Management of Heilig-Meyers exercised substantial oversight and control over the other Debtors and allocated resources among its operating subsidiaries to maximize profitability and economic value on a consolidated basis, including merchandising and advertising, inventory ordering, warehousing, management and distribution, credit operations management, store operations management and store operations support for all Debtors;

•	Heilig-Meyers, MacSaver and Furniture Company were jointly and severally liable for the indebtedness owed to the Pre-Petition Lenders, and Heilig-Meyers guaranteed both MacSaver’s indebtedness to holders of Unsecured Notes, as well as Furniture Company’s and the other Debtors’ lease obligations;

•	The Debtors filed consolidated federal income tax returns and prepared financial statements, annual reports and other documents filed with the SEC on a consolidated basis;

•	MacSaver had no independent business purpose other than to provide financing to Heilig-Meyers and the Debtor Subsidiaries, and MacSaver’s borrowings from the Pre-Petition Lenders and proceeds from the issuance of the Unsecured Notes were used to fund, directly or indirectly, Heilig-Meyers and the other Debtors and to assist the Debtor Subsidiaries to meet their financial obligations. Decisions as to when and how much money was transferred by and between the Debtors was centrally managed;

•	Substantially all financial information disseminated to the public by Heilig-Meyers and the other Debtors, including to customers, suppliers and landlords, was prepared on a consolidated basis, however, separate audited financial information for MacSaver and MacSaver’s non-debtor affiliate were included as a footnote in Heilig-Meyers public reports;

•	Heilig-Meyers paid all employees of the Debtors;

•	The Debtors shared common directors and officers while Heilig-Meyers controlled the director nominees for the other Debtors;

•	Treasury functions and cash dispositions for Heilig-Meyers and the Debtors were managed centrally by Heilig-Meyers;

•	Furniture Company relied upon Heilig-Meyers to purchase most if not all of its merchandise as more than 70% of the merchandise sold by Furniture Company was sold on credit, and the installment accounts receivables were ultimately transferred to MacSaver;

•	Intercompany transactions were not invoiced or formally documented and no debt instruments were credited, nor interest paid, in respect of funds transferred among Heilig-Meyers and the Debtor Subsidiaries.

Additionally, the Debtors submit that it would be extremely costly and difficult, and perhaps even impossible, to determine appropriate recoveries for holders of Claims against each Debtor. The Debtors believe that creditors would not be prejudiced to any significant degree by the deemed substantive consolidation proposed in the Plan. To the contrary, the consolidated treatment of the creditors’ claims is consistent with many of the creditors having dealt with the

Debtors as a single economic unit. The Debtors further believe that substantive consolidation would best utilize the Debtors’ assets to make distributions under the Plan.

Important to any analysis of whether the benefits of substantive consolidation proposed herein outweigh any harm to creditors is the fact that such deemed substantive consolidation is a condition to the Plan being confirmed. Thus, if this condition is not met, the Plan can only be confirmed if the condition is waived by the Debtors and the Creditors’ Committee. It is highly unlikely that a waiver could be obtained as elimination of the deemed substantive consolidation would alter the fundamental underpinnings of the Plan. Accordingly, if the deemed substantive consolidation is not approved and therefore, the Plan is not confirmed, the Debtors and the Creditors’ Committee would need to commence the laborious process of negotiating an alternative plan, or alternatively, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. The Debtors and the Creditors’ Committee believe that either outcome will result in significant delays in and significant dilution of distributions to creditors.

3.	Basis for the Proposed Compromise and Settlement

The proposed compromise and settlement embodied in the Plan gives due consideration to the strengths and weaknesses of potential litigation arguments made by each of the Debtors, the Creditors’ Committee, the Pre-Petition Lenders, the Indenture Trustee, and holders of Heilig Unsecured Claims. With respect to such disputes, the Debtors and the Creditors’ Committee believe that the distribution to any particular creditor under the Plan is no better than the best possible judicial determination in favor of such creditor while being no less than the worst possible outcome if such disputes were resolved by judicial determination. Accordingly, the Debtors and the Creditors’ Committee believe that the proposed compromise and settlement embodied in the Plan is within the range of likely results in the event the issues addressed thereby were actually litigated before the Bankruptcy Court.

Under full substantive consolidation of all Estates, the Debtors and Creditors’ Committee estimate that recoveries for all holders of Unsecured Claims would be approximately 3.7%.

Under a non-consolidated Plan, under which intercompany guarantees and Intercompany Claims are given recognition to the extent Allowed, the Debtors and Creditors’ Committee estimate that recoveries to unsecured creditors of each Estate are estimated as follows:

Estate	Estimated Unsecured Creditor Recovery – No Settlement Scenario
Heilig-Meyers and remaining Heilig-Meyers affiliates	3.3%

Furniture Company	0%

MacSaver	1.9%

Under a non-consolidated Plan, again assuming intercompany guarantees and Intercompany Claims are given recognition to the extent Allowed, aggregate estimated recoveries to the Pre-Petition Lenders on account of their deficiency claim and holders of unsecured claims arising under the Unsecured Notes are approximately 5.2% (sum of estimated recovery percentages at Heilig-Meyers, Furniture Company and MacSaver estates). Holders of unsecured claims against Heilig-Meyers and remaining Heilig-Meyers affiliates would receive estimated recoveries of approximately 3.3% and Furniture Company creditors would receive no distribution.

Pursuant to the negotiated resolution upon which the Plan is based, the Debtors and Creditors’ Committee estimate that recoveries to holders of Claims in Classes 5(a) and (b) are as follows:

Class	Estimated Unsecured Creditor Recovery – Negotiated Resolution
Class 5(a) (Funded Debt Unsecured Claims)	4.8%

Class 5(b) (Heilig Unsecured Claims)	3.5%

Compromises are “a normal part of the process of reorganization.” Case v. Los Angelas Lumber Prods. Co., 308 U.S. 106, 130 (1939). Section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019(a) permit a plan to include a settlement or adjustment of any claim or interest belonging to a debtor or its estate. Compromises reached during the course of insolvency proceedings must be “fair and equitable.” Protective Comm. for Indep. Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968). Furthermore, the terms of the settlement, in light of the strengths and weaknesses of each side, must not fall “below the lowest point in the range of reasonableness.” Cossoff v. Rodman (In re W.T. Grant Co.), 699 F.2d 599, 613 (2d Cir. 1983).

The proposed compromise and settlement adjusts the recoveries to holders of Allowed Funded Debt Unsecured Claims and Heilig Unsecured Claims giving, what the Debtors and the Creditors’ Committee believe is, due consideration to the strengths and weaknesses of potential litigation arguments made or by each of the Debtors, the Creditors’ Committee, the Pre-Petition Lenders, the Indenture Trustee, and holders of Heilig Unsecured Claims. The Debtors and the Creditors’ Committee believe that the proposed compromise and settlement adequately addresses the probability of success in litigation, the complexity, expense, and likely duration of litigation, and is fair and equitable to the Debtors, their creditors, and other parties in interest and, thus, satisfies the requirements of Bankruptcy Rule 9019 and the standards enunciated in TMT Trailer, 390 U.S. at 424 (1968).

The treatment under the Plan for holders of Class 5(a) Funded Debt Unsecured Claims and Class 5(b) Heilig Unsecured Claims was based upon consideration of the following potential litigation issues. First, the proposed compromise and settlement resolves competing positions regarding the legal and factual basis for substantive consolidation. The Debtors and the Creditors’ Committee analyzed possible litigation outcomes based upon the legal standards for substantive consolidation and information made available to them by the Debtors’ and their professionals concerning the Debtors’ legal structures, historical business and accounting operations, and intercompany transactions. Based upon this analysis, the Debtors and the Creditors’ Committee believe that strong factual, legal and equitable arguments exist which support substantive consolidation of the Estates of Heilig-Meyers and the Debtor Subsidiaries

(with the exception of MacSaver). Accordingly, for purposes of the proposed compromise and settlement, the Debtors and the Creditors’ Committee considered that holders of Heilig Unsecured Claims may be entitled to a greater recovery than that entitled to under a non-consolidated plan.

Second, the Debtors and the Creditors’ Committee also considered whether a sufficient factual basis exists to substantively consolidate the MacSaver Estate with the other Debtors. After weighing possible litigation outcomes based upon the legal standards for substantive consolidation and information made available to them by the Debtors’ and their professionals concerning the Debtors’ legal structures, historical business and accounting operations, and intercompany transactions, the Debtors and the Creditors’ Committee concluded that the factual legal, and equitable arguments for consolidating MacSaver with the other Debtors was not as strong as the arguments which support consolidation of the other Debtors. In addition, the Debtors and the Creditors’ Committee considered that any attempt to consolidate MacSaver with the other Debtors would be met with vigorous opposition from the Indenture Trustee and the Pre-Petition Lenders. Accordingly, for purposes of the proposed compromise and settlement, the Debtors and the Creditors’ Committee considered that holders of Funded Debt Unsecured Claims may be entitled to a greater recovery than that entitled to under a full substantive consolidation.

Finally, the proposed compromise and settlement eliminates the need for litigation concerning the nature and extent of Intercompany Claims. The Debtors and Creditors’ Committee believe that issues exist concerning the nature and extent of Intercompany Claims between the Debtors. The Debtors’ books and records reflect that (i) Heilig-Meyers has an Intercompany Claim against Furniture Company in the amount of approximately $501 million, and (ii) MacSaver has an Intercompany Claim against Heilig-Meyers in the amount of approximately $451 million. The determination of the true nature of the Intercompany Claims would require a highly complex, and potentially, impossible analysis. Specifically, the Intercompany Claims were poorly and incompletely documented. In that regard, it would be highly difficult to accurately reconstruct and appropriately document the Intercompany Claims particularly in light of personnel changes and the passage of time. If the Bankruptcy Court determined that the transactions underlying the Intercompany Claims were capital contributions, such Intercompany Claims would be in the nature of equity interests, and thus, the Debtors holding such equity interests would not receive any distribution on account of such interests until creditors of the Debtor obligor were paid in full. If, on the other hand, the Bankruptcy Court characterized the aforementioned transactions as loans and determined that the full amount of such Intercompany Claims constituted Allowed Claims. Accordingly, for purposes of the proposed compromise and settlement, the Debtors and the Creditors’ Committee considered that the Intercompany Claims of MacSaver would more likely be treated as Allowed Claims while the Intercompany Claims of the other Debtors would more likely be treated as capital contributions.

4.	Implementation of the Proposed Compromise and Settlement

The proposed compromise and settlement is implemented under the Plan through the (i) classification structure, and (ii) the division of Trust Interests between Class 5(a) and Class 5(b). First, as the Plan provides for the deemed substantive consolidation of the Debtors for purposes of classification, voting and distributions, holders of Unsecured Claims will be treated as holders of either Funded Debt Unsecured Claims or Heilig Unsecured Claims depending upon the nature of their claims. Second, the initial allocation of Trust Interests has been calculated on a recovery basis consistent with the projected recoveries under the Plan to holders of Heilig Unsecured Claims and Funded Debt Unsecured Claims. For purposes of implementing the proposed compromise and settlement, Class 5(a) (Funded Debt Unsecured Claims) will receive an initial allocation of 59.2% of Trust Interests while Class 5(b) (Heilig Unsecured Claims) will receive an initial allocation of 40.8% of Trust Interests. The Plan further provides for the subsequent reallocation of Trust Interests between Classes 5(a) and 5(b) dependent upon (i) the ultimate aggregate Allowed Amount of Class 5(b) Claims, and (ii) litigation recoveries, if any, from the Lender Avoidance Action.

5.	Plan Treatment of Intercompany Claims

On the Effective Date, all Intercompany Claims between and among the Debtors shall be eliminated by either offset, the contribution or distribution of such Claims, or otherwise (as determined by the Debtors and the Creditors’ Committee).

6.	Influences on Recovery to Holders of Unsecured Claims

Certain issues may affect recoveries to holders of Unsecured Claims: (i) whether assets are recovered in connection with the Lender Avoidance Action and other litigation against the Pre-Petition Lenders; (ii) the total amount of Allowed Administrative Claims; (iii) application and enforcement of the Collateral Cap; (iv) the resolution of the Master Trust Claims; (v) differing levels of allowed Claims; (vi) variation in the value of the New RoomStore Common Stock; and (vii) the recovery on assets held by the Liquidation Trust.

B.	Classification And Treatment Of Claims And Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and for receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Pursuant to Article 4.12 of the Plan, the Debtors, the Creditors’ Committee, and the Liquidation Trustee may ask the Bankruptcy Court to estimate certain Disputed Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Lender Claims have not been classified, and their treatment is summarized below and set forth in Article II of the Plan.

Class	Designation	Impairment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (deemed to accept)

2(a)	Wachovia Secured Claims	Unimpaired	No (deemed to accept)

2(b)	Prudential Notes Secured Claims	Unimpaired	No (deemed to accept)

2(c)	Synthetic Lease Secured Claims	Unimpaired	No (deemed to accept)

3	Bondholder Secured Claim	Unimpaired	No (deemed to accept)

4	Other Secured Claims	Unimpaired	No (deemed to accept)

5(a)	Funded Debt Unsecured Claims	Impaired	Yes

5(b)	Heilig Unsecured Claims	Impaired	Yes

6	Subordinated Claims	Impaired	No (deemed to reject)

7	Old Common Stock Interests	Impaired	No (deemed to reject)

C.	Treatment Of Unclassified Claims

1.	Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Claim agrees to different treatment, the Debtors or the Liquidation Trust, as the case may be, shall pay to each holder of an Allowed Administrative Claim Cash in an amount equal to such Allowed Administrative Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date or (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Administrative Claim becomes an Allowed Administrative Claim or (y) the date a Disputed Administrative Claim becomes payable pursuant to any agreement between the Liquidation Trustee and the holder of such Disputed Administrative Claim. Notwithstanding any provision contained in the Plan to the contrary, all Indenture Trustee Fees shall be paid in Cash on the Effective Date by the Debtors or the Liquidation Trust, as the case may be, as Administrative Claims, without the need for application to, or approval of, any court. The Debtors estimate that Allowed Administrative Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses paid to professionals retained in the Chapter 11 Cases, will be approximately $7.6 million to $12.6 million.

On the Effective Date, the Liquidation Trustee shall apply Cash held by the Liquidation Trust to establish the Administrative Claims Reserve. The Administrative Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.12 of the Plan) with respect to each of the Disputed Administrative Claims, if any. From and after the Effective Date, the Liquidation Trustee shall maintain and distribute the Administrative Claims Reserve in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

Any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become an Allowed Administrative Claim, after the payment or other discharge and satisfaction of any such Allowed Administrative Claim (or any Cash held in the Administrative Claims Reserve with respect to any Disputed Administrative Claim that shall become a Disallowed Administrative Claim), shall revest in the Liquidation Trust for the benefit of holders of Funded Debt Unsecured Claims and Heilig Unsecured Claims and thereafter shall be administered by the Liquidation Trustee in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

(a) Statutory Fees. Pursuant to 28 U.S.C. §1930, the Debtors are required to pay quarterly fees to the United States Trustee, calculated according to the total disbursements during each quarter. The Debtors have timely paid all United States Trustee fees and will continue to do so under the Plan until the Chapter 11 Cases are closed pursuant to a final decree, or the Chapter 11 Cases, or any of them, are converted or dismissed by order of the Bankruptcy Court. The current aggregate amount of these fees and expenses is approximately $202,500.

(b) Reclamation Claims. Under section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code, a vendor that asserts a reclamation claim (a “Reclamation Claim”) within certain statutory deadlines may be entitled to an Administrative Claim. Numerous vendors asserted Reclamation Claims in these Chapter 11 Cases, and after reconciling these Reclamation Claims, the Debtors estimate that Allowed Reclamation Claims will aggregate $7,586,490. The Allowed Reclamation Claims will be treated as Administrative Expense Claims under the Plan and will be paid in the manner provided for all Administrative Expense Claims under the Plan.

(c) Professional Fees. Professional Claims are requests for compensation and reimbursement of expenses by Professionals in these Chapter 11 Cases. Pursuant to the Professional Fee Order, Professionals receive payments of 80% of their fees and 100% of the expenses from the Debtors on a monthly basis. The Bankruptcy Court has already approved, on an interim basis, the payment of many of the Professional Claims for most Professionals, and the Debtors have made such payments. The Debtors expect additional Professional Claims will be incurred prior to the Effective Date and paid as Administrative Expense Claims.

(d) “Substantial Contribution” Claims. The definition of Administrative Expense Claims described above includes Claims arising under section 503(b) of the Bankruptcy Code, which provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case (and to attorneys for and other professional advisors to such entities) (“Substantial Contribution Claims”). The amounts, if any, that such entities will seek or may seek for “substantial contribution” compensation or reimbursement are not known by the Debtors at this time. Requests for compensation or reimbursement in respect of any Substantial Contribution Claims must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

2.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Liquidation Trust, as the case may be, (i) deferred, periodic Cash payments made quarterly on the first Business Day of the first month following the Effective Date that is at least ninety (90) days subsequent to the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on 90 day United States Treasuries on the Effective Date, (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Liquidation Trustee, or (iii) payment in full in Cash.

3.	DIP Lender Claims

Except as otherwise provided in the CIT Letter Agreement (and in accordance with the terms of the DIP Credit Agreement), and notwithstanding any provision contained in the Plan to the contrary, the Debtors or the Liquidation Trust as the case may be, shall, on the Effective Date, or as soon thereafter as is reasonably practicable, pay to the DIP Agent, on behalf of the DIP Lenders, Cash equal to the amount of the DIP Lender Claims (to the extent not satisfied in full in connection with the RoomStore Chapter 11 Case), subject to the right of the Debtors, the Liquidation Trust or the Creditors’ Committee to dispute the amount of any Claims made by the DIP Lenders. If any dispute arises under any amounts claimed under the DIP Credit Agreement or CIT Letter Agreement, the Bankruptcy Court shall retain jurisdiction to hear such disputes.

D.	Treatment Of Classified Claims

1.	Class 1 – Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees to different treatment, the Debtors or the Liquidation Trust, as the case may be, shall pay to each holder of an Allowed Other Priority Claim Cash in an amount equal to such Allowed Other Priority Claim on the later of (i) the Effective Date and (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Priority Claim becomes an Allowed Other Priority Claim or (y) the date a Disputed Other Priority Claim becomes payable pursuant to any agreement between the Liquidation Trustee and the holder of such Other Priority Claim.

On the Effective Date, the Liquidation Trustee shall apply Cash held by the Liquidation Trust to establish the Other Priority Claims Reserve. The Other Priority Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.12 of the Plan) with respect to each of the Disputed Other Priority Claims, if any. From and after the Effective Date, the Liquidation Trustee shall maintain and distribute the Other Priority Claims Reserve in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

Any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become an Allowed Other Priority Claim, after the payment or other discharge and satisfaction of any such Allowed Other Priority Claim (or any Cash held in the Other Priority Claims Reserve with respect to any Disputed Other Priority Claim that shall become a Disallowed Other Priority Claim), shall revest in the Liquidation Trust for the benefit of Funded Debt Unsecured Claims and Heilig Unsecured Claims and thereafter shall be administered by the Liquidation Trustee in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

Class 1 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 1 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

2.	Class 2(a) – Wachovia Secured Claims

On or subsequent to the Effective Date, each holder of a Wachovia Secured Claim shall receive (i) Cash equal to one hundred percent (100%) of such holder’s Allowed Wachovia Secured Claim, or (ii) such less favorable treatment as to which the Debtors or any successor, the Creditors’ Committee (if in existence) and Wachovia Bank, N.A., as administrative or collateral agent for the holders of the Wachovia Secured Claims, shall have agreed in writing in full satisfaction, settlement, release and discharge of and in exchange for such Wachovia Secured Claim. The Debtors and the Creditors’ Committee believe that holders of Allowed Wachovia Secured Claims have been paid in full as a result of adequate protection payments made by the Debtors to the Pre-Petition Lenders which, in the aggregate, exceed the Collateral Cap.

Class 2(a) is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 2(a) is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.	Class 2(b) – Prudential Notes Secured Claims

On or subsequent the Effective Date, each holder of a Prudential Notes Secured Claim shall receive (i) Cash equal to one hundred percent (100%) of the amount of such holder’s Allowed Prudential Notes Secured Claim, or (ii) such less favorable treatment as to which the Debtors or any successor, the Creditors’ Committee (if in existence) and the holders of (or the collateral agent for) the Prudential Notes Secured Claim, shall have agreed in writing in full satisfaction, settlement, release and discharge of and in exchange for such Prudential Notes Secured Claim. The Debtors and the Creditors’ Committee believe that holders of Allowed Prudential Notes Secured Claims have been paid in full as a result of adequate protection payments made by the Debtors to the Pre-Petition Lenders which, in the aggregate, exceed the Collateral Cap.

Class 2(b) is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 2(b) is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

4.	Class 2(c) – Synthetic Lease Secured Claims

On or subsequent to the Effective Date, each holder of a Synthetic Lease Secured Claim shall receive (i) Cash equal to one hundred percent (100%) of such holder’s Allowed Synthetic Lease Secured Claim, or (ii) such less favorable treatment as to which the Debtors, the Creditors’ Committee and the holders of (or the collateral agent for ) the Synthetic Lease Secured Claim, shall have agreed in writing in full satisfaction, settlement, release and discharge of and in exchange for such Synthetic Lease Secured Claim. The Debtors and the Creditors’ Committee believe that holders of Allowed Synthetic Lease Secured Claims have been paid in full as a result of adequate protection payments made by the Debtors to the Pre-Petition Lenders which, in the aggregate, exceed the Collateral Cap.

Class 2(c) is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 2(c) is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.	Class 3 – Bondholder Secured Claims

Nothing about the terms or implementation of the Plan shall modify or adversely affect any of the rights that the holder(s) of the Bondholder Secured Claims may have against the Pre-Petition Lenders in respect of such holders’ claims that they have lien rights in and/or to the collateral proceeds received (or to be received) by the Pre-Petition Lenders on an equal and ratable basis with the Pre-Petition Lenders pursuant to section 1008 of the Indentures, and/or other applicable law. The Bankruptcy Court shall have concurrent, but not exclusive, jurisdiction over any such action.

Class 3 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

6.	Class 4 – Other Secured Claims

Except to the extent that the holder of an Allowed Other Secured Claim agrees to different treatment, the Debtors or the Liquidation Trust, as the case may be, shall pay to each holder of an Allowed Other Secured Claim Cash in an amount equal to such Allowed Other Secured Claim on the later of (i) the Effective Date or (ii) the first Periodic Distribution Date occurring after the later of (x) the date a Disputed Other Secured Claim becomes an Allowed Other Secured Claim or (y) the date a Disputed Other Secured Claim becomes payable pursuant to any agreement between the Liquidation Trustee and the holder of such Other Secured Claim.

On the Effective Date, the Liquidation Trustee shall use Cash held by the Liquidation Trust to establish the Other Secured Claims Reserve. The Other Secured Claims Reserve will be funded in the full amount asserted (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article 4.12 of the Plan) with respect to each of the Disputed Other Secured Claims, if any. From and after the Effective Date, the Liquidation Trustee shall maintain and distribute the Other Secured Claims Reserve in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

Any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become an Allowed Other Secured Claim, after the payment or other discharge and satisfaction of any such Allowed Other Secured Claim (or any Cash held in the Other Secured Claims Reserve with respect to any Disputed Other Secured Claim that shall become a Disallowed Other Secured Claim), shall revest in the Liquidation Trust for the benefit of Funded Debt Unsecured Claims and Heilig Unsecured Claims and thereafter shall be administered by the Liquidation Trustee in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

Class 4 is Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Other Priority Claim in Class 4 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

7.	Class 5(a) – Funded Debt Unsecured Claims

Funded Debt Unsecured Claims include any Unsecured Claim arising from the Wachovia Credit Agreement, Prudential Notes Agreement, Synthetic Leases and/or Indentures.

Each holder of a Funded Unsecured Claim shall receive its Pro Rata share of Class 5(a) Trust Interests, or such less favorable treatment as to which the Liquidation Trustee and such Claimholder shall have agreed in exchange for such Allowed Funded Debt Unsecured Claim. The Class 5(a) Trust Interests shall be uncertificated, held in book-entry format by the Liquidation Trust, and non-transferable except upon death of the holder or by operation of law.

From and after the Effective Date, and until such time as all Disputed Funded Debt Unsecured Claims have been compromised and settled or determined by Final Order, the Liquidation Trustee shall reserve for the benefit of each holder of a Disputed Funded Debt Unsecured Claim Class 5(a) Trust Interests and any dividends, property, gains or income attributable thereto, in an amount equal to the Pro Rata share of distributions which would have been made to the holder of a such Disputed Funded Debt Unsecured Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the full amount asserted, (ii) the amount at which such Disputed Funded Debt Unsecured Claim may be estimated by the Bankruptcy Court in accordance with Article 4.12 of the Plan, or (iii) such other amount as may be agreed upon by the holder of such Disputed Funded Debt Unsecured Claim and the Liquidation Trustee. From and after the Effective Date, the Liquidation Trustee shall maintain and distribute the Funded Debt Unsecured Claims Reserve in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement. The aggregate amount of the Class 5(a) Claims is estimated to be up to approximately $527.5 million, of which approximately $495 million is attributable to the Unsecured Notes, and the remainder is attributable to the Pre-Petition Lenders’ deficiency claims.

Class 5(a) is Impaired by the Plan. Each holder of an Allowed Unsecured Claim in Class 5(a) is entitled to vote to accept or reject the Plan.

8.	Class 5(b) – Heilig Unsecured Claims

Heilig Unsecured Claims include any Unsecured Claim against Heilig-Meyers, Furniture Company, Heilig-Meyers Furniture West, Inc., and HMY Star, Inc. which are not Funded Debt Unsecured Claims.

Each holder of a Heilig Unsecured Claim shall receive its Pro Rata share of Class 5(b) Trust Interests, or such less favorable treatment as to which the Liquidation Trustee and such Claimholder shall have agreed in exchange for such Allowed Funded Debt Unsecured Claim. The Class 5(b) Trust Interests shall be uncertificated, held in book-entry format by the Liquidation Trust, and non-transferable except upon death of the holder or by operation of law.

From and after the Effective Date, and until such time as all Disputed Heilig Unsecured Claims have been compromised and settled or determined by Final Order, the Liquidation Trustee shall reserve for the benefit of each holder of a Disputed Heilig Unsecured Claim Class 5(b) Trust Interests and any dividends, property, gains or income attributable thereto, in an amount equal to the Pro Rata share of distributions which would have been made to the holder of a such Disputed Heilig Unsecured Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the full amount asserted, (ii) the amount at which such Disputed Heilig Unsecured Claim may be estimated by the Bankruptcy Court in accordance with Article 4.12 of the Plan, or (iii) such other amount as may be agreed upon by the holder of such Disputed Heilig Unsecured Claim and the Liquidation Trustee. From and after the Effective Date, the Liquidation Trustee shall maintain and distribute the Heilig Unsecured Claims Reserve in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

The aggregate amount of the Class 5(b) Claims is estimated to be up to approximately $500 million. The Master Trust Trustee, as trustee on behalf of the Heilig-Meyers Master Trust (the “Master Trust”), has filed the Master Trust Claim, which is a $1 billion unsecured claim that has not been included in this estimate and which claim the Debtors believe is without merit. The Debtors have filed an objection to the unsecured claim asserted by the Master Trust which remains pending.

Class 5(b) is Impaired by the Plan. Each holder of an Allowed Unsecured Claim in Class 5(b) is entitled to vote to accept or reject the Plan.

9.	Class 6 – Subordinated Securities Claims

Holders of Subordinated Claims, if any, shall not be entitled to, and shall not retain, any property or interest in property on account of such Subordinated Claims.

Holders of Subordinated Claims shall receive no Distribution under the Plan. Therefore, each holder of a Subordinated Claim in Class 6 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Subordinated Claims in Class 6 are not entitled to vote to accept or reject the Plan.

10.	Class 7 – Old Common Stock

Class 7 consists of shares of Heilig-Meyers common stock that were authorized, issued and outstanding prior to the Effective Date. Holders of Old Common Stock Interests shall not be entitled to, and shall not retain, any property or interest in property on account of such Old Common Stock Interests.

Holders of Old Common Stock Interests shall receive no Distribution under the Plan. Therefore, each holder of Old Common Stock Interests in Class 7 is conclusively presumed to have rejected the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Old Common Stock Interests in Class 7 are not entitled to vote to accept or reject the Plan.

E.	Means For Implementation Of The Plan

1.	Sources of Funding For Distributions Under the Plan

All Cash necessary for the Liquidation Trustee to make payments and establish the Reserves required under the Plan shall be obtained from existing Cash balances on the Effective Date, the Contingent Financing Commitment, and proceeds from Estate Actions.

2.	Substantive Consolidation

Entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 105(a), as of the Effective Date, of the substantive consolidation of the Debtors’ Estates for all purposes related to the Plan, including voting, confirmation, distributions, and Claim determinations. The substantive consolidation of the Estates shall have the following effects: (a) all assets of the Estates shall be treated as though they were assets of a consolidated Estate; (b) no distributions shall be made under the Plan on account of Claims held by any Debtor against another Debtor; (c) no distributions shall be made under the Plan on account of any Interests held by any Debtor in another Debtor; (d) all guaranties by any Debtor of the obligations of any other Debtor and any liability (whether primary or secondary, or individual or joint and several) of the Debtors shall be deemed to be one obligation of the consolidated Estate; and (e) each and every Claim filed, to be filed, or deemed to have been filed in the Cases against any Debtor shall be deemed filed against the consolidated Estates, and shall be deemed to be one Claim against, and the liability of, the consolidated Estates.

The substantive consolidation effected pursuant to the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors; (ii) pre and post-Petition Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (B) pursuant to the Plan; (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff; and (iv) distributions out of any insurance policies or proceeds of such policies.

3.	Debtor Intercompany Claims

On the Effective Date, all Intercompany Claims between and among the Debtors shall be eliminated by either offset, the contribution or distribution of such Claims, or otherwise (as determined by the Debtors).

4.	Cancellation of Existing Securities and Agreements

On the Effective Date, except as otherwise specifically provided for herein, all notes, instruments, certificates and other documents evidencing Existing Securities and the rights of the holders thereunder shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such instruments shall evidence no rights, except the right to receive Distributions pursuant to the Plan. Notwithstanding any other provision of this Plan, the Indentures shall continue in effect solely for purposes of permitting the applicable Indenture Trustee to: (i) make distributions on account of such Claims under this Plan as provided in Article VIII of this Plan; (ii) maintain any rights, including indemnification rights, it may have with respect to the Claimholders under such Indentures; (iii) maintain any rights or liens it may have for any unpaid fees, costs, and expenses under such Indentures; (iv) preserve for the Indenture Trustee any rights it may have against the Pre-Petition Lenders with respect to Section 1008 of the Indentures, and against any non-Debtor parties with respect to any other claims that may have accrued, and (v) be paid without application to the Bankruptcy Court for unreimbursed pre-petition or post-petition fees, costs, and expenses from the Distributions being made by the Indenture Trustee (or any Liquidation Trustee that may replace the Indenture Trustee) pursuant to the terms and conditions of such Indentures, provided, however, that any dispute as to the reasonableness of such fees shall be determined by the Bankruptcy Court. As of the date hereof, the accrued fees and expenses of the Indenture Trustee and its professionals is approximately $725,000.

5.	Liquidation and Dissolution

Each of the Debtors shall be deemed to have been liquidated as of the Effective Date. All Interests in each Debtor shall automatically be canceled and extinguished as of the Effective Date without the need for any further action by the Bankruptcy Court or any Entity.

Notwithstanding the foregoing, on the Effective Date or soon as reasonably practicable thereafter, the Liquidation Trustee, on behalf of each of the Debtors, shall: (i) file its certificate of dissolution, together with all other necessary corporate documents, to effect its dissolution under the applicable laws of its state of incorporation, and (ii) complete and file its final federal, state, and local tax returns, and pursuant to section 505(a) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws. The filing by the Liquidation Trustee for each such Debtor of its articles or certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule including, without limitation, any action by the stockholders or the board of directors of such Debtor.

On the Effective Date, each Debtor, shall assign, transfer, and distribute to the Liquidation Trust (i) all other assets, properties, or interests; and (ii) all of its books and records relating to clause (b)(i) herein or Article 6.5(c) of the Plan. For purposes of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of any Debtor, other than RoomStore, maintained by or in the possession of third parties, wherever located.

6.	The Liquidation Trust; Organizational Matters

(a) Establishment of the Liquidation Trust. Without any further action of the Debtors’ directors or shareholders, on the Effective Date, the Trust Agreement shall become effective. The Liquidation Trustee shall accept the Trust Assets on behalf of the Liquidation Trust and sign the Trust Agreement on the Effective Date, and the Liquidation Trust will then be deemed created and effective. In the event of any conflict between the terms of Article 6.5 of the Plan and the terms of the Trust Agreement, the Trust Agreement shall control.

(b) Purpose of the Liquidation Trust. The Liquidation Trust shall be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business. From and after the Effective Date, the Liquidation Trust shall, in accordance with the Trust Agreement, among other things, (i) wind-down the Debtors’ affairs including making Distributions as contemplated under the Plan, (ii)(a) liquidate, by conversion to Cash or other methods, or (b) distribute directly to holders of Trust Interests, the Trust Assets, to the extent applicable, as expeditiously as reasonably possible in order to maximize the recovery of holders of Trust Interests in its sole discretion, (iii) enforce and prosecute all Estate Actions, (iv) object to settle, compromise and prosecute Disputed Claims, (v) administer the Plan and take such actions are as necessary to effectuate the Plan, and (vi) file appropriate tax returns, each in the exercise of its fiduciary obligations and the Liquidation Trust shall retain such professionals as are necessary and appropriate in furtherance of its fiduciary obligations.

(c) Liquidation Trust Assets. The Liquidation Trust shall consist of all Trust Assets which shall include all tangible and intangible property and assets of the Debtors, including without limitation, (i) existing Cash and Cash equivalents, (ii) rights with respect to the Affiliated Debtor Unsecured Claim or any agreement with RoomStore or Reorganized RoomStore, (iii) rights with respect to the Rhodes consent judgment and Amended Rhodes Note, (iv) the Debtors’ equity investment in Mattress Holding Company LLC, (v) rights with respect to the escrowed proceeds from sale of bankruptcy consumer accounts, (vi) cash surrender value of certain life insurance contracts for retirees, (vii) Orangeburg warehouse facility note receivable, and (viii) all Estate Actions. Any Cash or other property received from third parties from the prosecution, settlement or compromise of the Estate Actions shall constitute Liquidation Trust Assets for purposes of distributions under the Liquidation Trust.

(d) Appointment of the Liquidation Trustee. The Liquidation Trustee shall be designated by the Creditors’ Committee and identified in the Plan Supplement. The Person so designated by the Creditors’ Committee shall become the Liquidation Trustee upon the Bankruptcy Court entering an order approving the Person designated by the Creditors’ Committee after consideration of the same and any objections thereto at the Confirmation Hearing. The Liquidation Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement and shall be entitled to reasonable compensation, indemnification and reimbursement of costs and expenses as set forth therein without further application to or order of the Bankruptcy Court.

(e) Appointment of the Liquidation Trust Committee. The Creditors’ Committee may, in the exercise of its sole discretion, establish a Liquidation Trust Committee, the members of which shall be designated by the Creditors’ Committee. The members of the Liquidation Trust Committee and the duties, obligations, and terms of service thereunder shall be disclosed in the Plan Supplement.

(f) New RoomStore Common Stock. To maximize the value of the recovery for holders of Trust Interests, the Liquidation Trustee, with the consent of the Liquidation Trust Committee, and in the exercise of its fiduciary duties to the holders of such interests may (a) sell the New RoomStore Common Stock and distribute the proceeds of such sale or sales to holders of Trust Interests, (b) direct Reorganized RoomStore to directly distribute the New RoomStore Common Stock to the holders of Trust Interests, (c) directly distribute the New RoomStore Common Stock received by the Liquidation Trust to the holders of Trust Interests, or (d) engage in combinations of distributions and sales of New RoomStore Common Stock which in the reasonable business judgment of the Liquidation Trustee would be most likely to maximize the value of the Trust Interests.

(g) Payment of the Expenses Incurred by the Liquidation Trustee. All costs and expenses associated with the administration of the Liquidation Trust shall be the responsibility of and paid by the Liquidation Trust.

(h) Retention of Professionals. The Liquidation Trustee may retain such law firms, accounting firms, experts, advisors, financial advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Trust Assets. The Trustee Professionals shall continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order, and the Trustee Professionals shall serve such statements on the Liquidation Trustee and each member of the Liquidation Trust Committee. In the event two or more members of the Liquidation Trust Committee object to the reasonableness of such fees and expenses, the matter shall be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.

(i) Transferability of Trust Interests. The Trust Interests shall be uncertificated and shall be non-transferable except upon death of the holder or by operation of law. Holders of Trust Interests shall have no voting rights with respect to such Trust Interests.

(j) Term. The Liquidation Trust shall have a term of five (5) years from the Effective Date, without prejudice to the rights of the Liquidation Trust Committee to extend such term conditioned upon the Liquidation Trust not then becoming subject to the Exchange Act. The Trust Agreement may be amended by the Debtors and the Creditors’ Committee prior to the Effective Date, or the Liquidation Trustee after the Effective Date to the extent necessary to ensure that the Liquidation Trust will not become subject to the Exchange Act. In no event shall the Liquidation Trust be terminated less than 120 days after the final Distribution of the Trust Assets to the beneficiaries of the Liquidation Trust. Any extension of the term of the Liquidation Trust must be approved by the Bankruptcy Court, after notice and hearing, at least three months prior to the beginning of any such extended term.

(k) Establishment of Reserves. On the Effective Date or as soon as reasonably practicable thereafter, the Liquidation Trust shall, to the extent necessary, establish the Administrative Claims Reserve, Priority Tax Claims Reserve, Other Priority Claims Reserve, Other Secured Claims Reserve, Funded Debt Unsecured Claims Reserve, and Heilig Unsecured Claims Reserve.

(l) Distribution of Liquidation Trust Assets. The Liquidation Trustee shall make interim and final distributions to holders of Allowed Claims in accordance with the Trust Agreement and the Plan. Beginning on the Effective Date or as soon thereafter as reasonably practicable in the judgment of the Liquidation Trustee, the Liquidation Trustee shall distribute in accordance with the Trust Agreement and the Plan (a) all Cash on hand except such amounts (i) allocated to any Reserves, (ii) as is reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidation Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidation Trust or in respect of the Liquidation Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidation Trust in accordance with the Plan or the Trust Agreement, and (b) to the extent available, the Affiliated Debtor Shares or the gains, dividends or proceeds therefrom.

(m) Registry of Beneficial Interests. The Liquidation Trustee shall maintain a registry of the holders of Trust Interests.

(n) Intended Tax Treatment of the Liquidation Trust. For federal income tax purposes, it is intended that the Liquidation Trust be classified as a liquidating trust under Section 301.7701-4 of the Treasury regulations and that such trust is owned by its beneficiaries. The possibility of the Liquidation Trust being treated as a partnership for federal tax income tax purposes is discussed in Article XIV.C below. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in each of the Trust Assets and then contributed such interests to the Liquidation Trust.

(i) Tax Administrative Matters. The Liquidation Trustee shall be responsible for filing all federal, state and local tax returns for the Liquidation Trust. The Liquidation Trustee shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions made by the Liquidation Trustee shall be subject to any such withholding and reporting requirements. The Liquidation Trustee shall provide to holders of beneficial interests in the Liquidation Trust copies of all annual, periodic and other reports and statements specified in the Trust Agreement, with such copies to be made available on an internet website to be maintained by the Liquidation Trustee and notice of which shall be given by the Liquidation Trustee to such beneficial interest holders.

(ii) Valuation of Trust Assets. The Liquidation Trustee shall be responsible for obtaining a valuation of the assets held by the Liquidation Trust within 90 days of the Effective Date and providing notice of such valuation to the holders of Allowed Claims.

F.	Unexpired Leases And Executory Contracts

1.	Assumption/Rejection of Contracts and Leases

Each executory contract and unexpired lease to which any of the Debtors are a party shall be deemed automatically rejected as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously assumed by the Debtors, or (b) is the subject of a motion to assume filed, or a notice of assumption served pursuant to order of the Bankruptcy Court, on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code.

2.	Rejection Damages Bar Date

If the rejection by the Debtors (pursuant to the Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Liquidation Trust, Reorganized RoomStore, or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon the Liquidation Trustee within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

G.	Distributions Under The Plan

1.	Time of Distributions

Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on or as soon as practicable after the Effective Date.

2.	No Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, Postpetition Interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

3.	Liquidation Trustee

Except as otherwise provided in the Plan or the Confirmation Order, the Liquidation Trustee shall make all distributions required under the Plan except with respect to a holder of a Claim whose distribution is governed by an Indenture, which distributions shall be deposited with the Indenture Trustee, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the Indenture; provided, however, that if the Indenture Trustee is unable to make such distributions, the Liquidation Trustee shall make such distributions.

4.	Distributions to Class 5(a)

Distributions for the benefit of holders of Claims in Class 5(a) shall be made to the Liquidation Trust which in turn shall administer the distribution of Trust Assets to the holders of Claims in Class 5(a) in accordance with the Trust Agreement, provided, however, that Reorganized RoomStore may distribute the New RoomStore Common Stock directly to holders of Class 5(a) Trust Interests as directed by the Liquidation Trust. For purposes of each interim or final Distribution of Trust Assets to holders of Claims in Class 5(a), the Liquidation Trustee shall recalculate the Pro Rata share for each holder of an Allowed Funded Debt Unsecured Claim based on the aggregate amount of Disputed Funded Debt Unsecured Claims and Allowed Funded Debt Unsecured Claims on such date.

5.	Distributions to Class 5(b)

Distributions for the benefit of holders of Claims in Class 5(b) shall be made to the Liquidation Trust which in turn shall administer the distribution of Trust Assets to the holders of Claims in Class 5(b) in accordance with the Trust Agreement, provided, however, that Reorganized RoomStore may distribute the New RoomStore Common Stock directly to holders of Class 5(b) Trust Interests as directed by the Liquidation Trust. For purposes of each interim or final Distribution of Trust Assets to holders of Claims in Class 5(b), the Liquidation Trustee shall recalculate the Pro Rata share for each holder of an Allowed Heilig Unsecured Claim based on the aggregate amount of Disputed Heilig Unsecured Claims and Allowed Heilig Unsecured Claims on such date.

6.	Surrender of Securities or Instruments

Except with respect to holders of Unsecured Notes, each holder of a promissory note or other instrument evidencing an Unsecured Claim, (as to each, a “Certificate”), shall surrender such Certificate to the Liquidation Trustee. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Liquidation Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Liquidation Trustee. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidation Trustee prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any Distribution hereunder, and all property in respect of such forfeited Distribution, including any dividends or interest attributable thereto, shall revert to the Liquidation Trust notwithstanding any federal or state escheat laws to the contrary for the benefit of Funded Debt Unsecured Claims and Heilig Unsecured Claims and thereafter shall be administered by the Liquidation Trustee in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

7.	Distribution Instructions

Prior to any distribution on account of any Claim pursuant to an Indenture, the Indenture Trustee shall (a) inform the Liquidation Trustee as to the amount of Claims held by Claimholders pursuant thereto and (b) instruct the Liquidation Trustee, in a form and manner that the Liquidation Trustee reasonably determines to be acceptable, of the names of such Claimholders who have cancelled Certificates.

8.	Services of Indenture Trustee

The services, with respect to consummation of the Plan, of the Indenture Trustee under the Indentures shall be as set forth elsewhere in the Plan, and the Liquidation Trustee shall reimburse the Indenture Trustee in the ordinary course for reasonable and necessary services performed by it as contemplated by, and in accordance with, the Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

9.	Record Date for Distributions to Holders of Claims

Except as and to the extent otherwise required by customary procedures of the Depository Trust Corporation (“DTC”) with respect to the Unsecured Notes Claims, as of the close business on the Record Date, the various transfer and claims registers for each of the classes of Unsecured Claims as maintained by the Debtors, their respective agents, or the Indenture Trustee shall be deemed closed, and there shall be no further changes in the record holders of such Unsecured Claims. The Debtors, the Liquidation Trustee, and the Indenture Trustee shall have no obligation to recognize any transfer of the Unsecured Claims occurring after the Record Date, provided, however, the Debtors, the Liquidation Trustee, and the Indenture Trustee shall be entitled to recognize any transfer and deal hereunder with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable.

10.	Claims Administration Responsibility

The Liquidation Trustee will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions to all Claims against the Debtors.

11.	Delivery of Distributions

Distributions to Allowed Claimholders shall be made by the Liquidation Trustee: (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim or interest is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Liquidation Trustee after the date of any related proof of claim; (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Liquidation Trustee has not received a written notice of a change of address; or (d) in the case of a Claimholder whose Claim is governed by an Indenture and is administered by the Indenture Trustee, at the addresses contained in the official records of the Indenture Trustee. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Liquidation Trustee or the Indenture Trustee is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Liquidation Trust until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Liquidation Trust for the benefit of Funded Debt Unsecured Claims and Heilig Unsecured Claims and thereafter shall be administered by the Liquidation Trustee in accordance with the terms and subject to the conditions set forth herein and in the Trust Agreement.

12.	Procedures for Treating and Resolving Disputed and Contingent Claims.

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed and served on the holders of each such Claim on or before the Claims Objection Deadline.

(b) Post-Petition Interest. Nothing in the Plan or the Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to Post-Petition Interest on such Claim.

(c) Distributions After Allowance. Payments and distributions from the Reserve to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders. On the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the Liquidation Trustee will distribute to the Claimholder any property held in a Reserve that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining property held in the Reserve will be distributed to the Liquidation Trust in accordance with the other provisions of the Plan. All Distributions made under sub-Article (c) hereof on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Claimholders included in the applicable class.

13.	Minimum Distributions

The Liquidation Trustee shall not have any obligation to make a distribution on account of an Allowed Claim from any Reserve or otherwise if (a) the aggregate amount of all distributions authorized to be made from such Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $500, or (b) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.

14.	Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the Liquidation Trust shall comply with all withholding and reporting requirements imposed by an federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Liquidation Trust shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (i) each holder of an Allowed Claim that is to receive a Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distributions shall be made to or on behalf of such Claimholder pursuant to the Plan unless and until such Claimholder has made arrangements satisfactory to the Liquidation Trustee for the payment and satisfaction of such tax obligations or has, to the Liquidation Trustee’s satisfaction, established an exemption therefrom.

15.	Lost, Stolen, Mutilated or Destroyed Instrument or Security

Any holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to Article 6.3 of the Plan that has been lost, stolen, mutilated, or destroyed, shall in lieu of surrendering such instrument, security or documentation: (a) deliver to the Liquidation Trust (or, in the case of the Unsecured Notes, the Indenture Trustee) (i) an affidavit of loss reasonably satisfactory to the Liquidation Trust (or, in the case of the Unsecured Notes, the Indenture Trustee) setting forth the unavailability of such instrument, security, or other documentation and (ii) such additional security or indemnity as may reasonably be requested by the Liquidation Trust (or, in the case of the Unsecured Notes, the Indenture Trustee) to hold the Liquidation Trust (or, in the case of the Unsecured Notes, the Indenture Trustee) harmless from any damages, liabilities, or costs incurred in treating such Entity as a holder of an Allowed Claim and (b) satisfy any other requirement under the Indenture or any other relevant document. Upon compliance with Article 8.15 of the Plan by a holder of an Allowed Claim evidenced by such instrument, security, or other documentation, such holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security, or other documentation.

VI. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

A.	Vesting of Assets

On the Effective Date, all property of the Debtors shall vest in the Liquidation Trust free and clear of all liens, charges, encumbrances, rights and Claims of creditors and Interests of equity security holders (other than as expressly provided herein). As of the Effective Date, the Liquidation Trust may use, acquire, and dispose of property without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

B.	Compromises and Settlements

Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors and the Creditors’ Committee, as joint proponents of the Plan, expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against the Debtors and claims that the Debtors may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Liquidation Trustee as contemplated in Article 8.10 of the Plan.

C.	Setoffs

The Liquidation Trustee may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Estates of any such claim that they may have against such Claimholder.

D.	Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan and the Plan Supplement, the Debtors, the Liquidation Trustee, the Liquidation Trust Committee, the members of the Liquidation Trust Committee, the Creditors’ Committee, the current and former members of the Creditors’ Committee in their capacities as such, and any of such parties’ respective present officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby exculpated from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the filing the Chapter 11 Cases, negotiation and filing of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their fraud, gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

E.	Injunction

Except as otherwise provided in this Plan, all Persons who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Liquidation Trustee, or any other Debtors’ property on account of any such Claims or Interests including, but not limited to: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall (x) preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan, or (y) apply with respect to (i) any Cause of Action held by a governmental entity existing as of the Effective Date, based on the Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or other securities laws of the United States or (ii) the determination, assessment or perfection of any Claim arising under the Internal Revenue Code or other domestic state, city or municipal tax code.

VII. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

A.	Conditions to Confirmation

The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 11.3 of the Plan:

(a) The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

(b) the Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee;

(c) the Bankruptcy Court shall have entered an order, which may be the Confirmation Order, determining that (i) the aggregate amount of Allowed Claims in Class 2(a), Class 2(b) and Class 2(c) does not exceed $128.5 million and (ii) the Allowed Claims in Class 2(a), Class 2(b) and Class 2(c), if any, were satisfied in full prior to the Confirmation Hearing; and

(d) the Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) approving the substantive consolidation of the Debtors as provided for in the Plan and the compromise of all issues concerning substantive consolidation.

B.	Conditions to Consummation

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of this Plan:

(a) The Confirmation Order in form and substance reasonably acceptable to the Debtors and the Creditors’ Committee shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

(b) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

(i) the provisions of the Plan, the Plan Supplement and the Confirmation Order shall not be severable and shall be mutually dependant;

(ii) the Debtors and the Liquidation Trust shall be authorized to take all actions necessary and appropriate to enter into, implement, and consummate the contracts, instruments, releases, and other agreements or documents created in connection with or contemplated by or necessary to effectuate the Plan;

(iii) the Trust Interests to be issued under this Plan in exchange for Claims against the Debtors shall be exempt from registration under the Securities Act and exempt from registration and qualification under all applicable federal and state securities laws, pursuant to, and to the extent provided by, section 1145 of the Bankruptcy Code; and

(iv) the Liquidation Trust shall have sufficient Cash to establish the Reserves and make all distributions required under this Plan.

(c) In the event that the foregoing conditions are not satisfied or waived, as provided in Article 11.3, then the Confirmation Order shall be vacated and this Plan shall be of no further force or effect.

In the event that the foregoing conditions are not satisfied or waived, as provided in Article 11.3, then the Confirmation Order shall be vacated and the Plan shall be of no further force or effect, unless waived by the Debtors and the Creditors’ Committee.

C.	Waiver Of Conditions To Confirmation Or Consummation

The conditions set forth in Articles 11.1 and 11.2 of the Plan may be waived by, collectively, the Debtors and the Creditors’ Committee in their discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors or the Creditors’ Committee in their discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or the Creditors’ Committee). The failure of the Debtors or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

VIII. RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and except as provided in the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other, the following matters:

(a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

(c) to adjudicate any and all disputes arising from the distribution of Cash, and other property, if any;

(d) to adjudicate any and all disputes arising from the distribution of Trust Assets by the Liquidation Trust;

(e) to ensure that distributions to Allowed Claimholders are accomplished as provided herein;

(f) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

(g) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(h) to issue orders in aid of execution, implementation, or consummation of the Plan;

(i) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

(l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, including disputes arising under all agreements, documents, or instruments executed in connection with the Plan;

(m) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

(n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) to hear any other matter not inconsistent with the Bankruptcy Code;

(p) to hear and determine all disputes involving the existence, nature, or scope of the discharges provided in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(q) to enter a final decree closing the Chapter 11 Cases; and

(r) to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, and any motions to compromise or settle such disputes. The Bankruptcy Court shall have concurrent, but not exclusive, jurisdiction with respect to (i) Estate Actions held by the Liquidation Trust, and (ii) any action related to the Bondholder Secured Claims.

IX. MISCELLANEOUS PROVISIONS

A.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, the Liquidation Trust, Reorganized RoomStore, all present and former holders of Claims and Interests, other parties in interest and their respective heirs, successors, and assigns.

B.	Modification And Amendments

The Debtors and the Creditors’ Committee may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Debtors and the Creditors’ Committee may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

C.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

D.	The Creditors’ Committee

Effective on the Effective Date, the Creditors’ Committee, solely with respect to the Chapter 11 Cases, shall dissolve automatically, whereupon its members, Professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims and claims for substantial contribution.

E.	Revocation, Withdrawal, or Non-Consummation

1. Right to Revoke or Withdraw. Each of the Debtors and the Creditors’ Committee reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date.

2. Effect of Withdrawal, Revocation, or Non-Consummation. If either the Debtors or the Creditors’ Committee revokes or withdraws the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement, or compromise embodied in the Plan, the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors, the Creditors’ Committee, or any other Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors, the Creditors’ Committee, or any other Person.

F.	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be illegal, impermissible, invalid, void or unenforceable, or otherwise to constitute grounds for denying confirmation of the Plan, the Bankruptcy Court shall, with the consent of the Debtors and the Creditors’ Committee, have the power to interpret, modify or delete such term or provision (or portions thereof) to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be operative as interpreted, modified or deleted. Notwithstanding any such interpretation, modification or deletion, the remainder of the terms and provisions of the Plan shall in no way be affected, impaired or invalidated by such interpretation, modification or deletion.

G.	Notices

Any notice required or permitted to be provided to the Debtors or the Creditors’ Committee under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtors:

LeClair Ryan, A Professional Corporation

951 East Byrd Street

P.O. Box 2499

Richmond, Virginia 23218-2499

(804) 783-2003

Attn: Bruce H. Matson, Esq.

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

Attn: Michael S. Stamer, Esq.

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

I.	Applicability of Section 1145 of the Bankruptcy Code

Reorganized RoomStore shall be deemed to be an “affiliate participating in a joint plan” with the Debtors for the limited purpose of the provisions of section 1145 of the Bankruptcy Code with respect to the New RoomStore Common Stock, but not for any other purpose or in any other context, and the distribution of New RoomStore Common Stock under the terms of this Plan to the Liquidation Trust, or to the holders of Trust Interests, shall constitute the offer or sale under a plan of the Debtors of a security of an affiliate of the Debtors under such plan in exchange for a claim against, an interest in, or a claim for an administrative expense in the Chapter 11 Cases, such that pursuant to section 1145(a)(1) of the Bankruptcy Code, the issuance of the New RoomStore Common Stock, to the extent the New RoomStore Common Stock constitutes “securities” under applicable law, shall be exempt from requirements of section 5 of the Securities Act of 1933, as amended, and any other federal, state, or local laws requiring registration for offer or sale of securities.

At the Confirmation Hearing, the Debtors and Creditors’ Committee will request a finding from the Bankruptcy Court that, solely for the limited purpose of the provisions of section 1125(e) of the Bankruptcy Code, Reorganized RoomStore shall be deemed to have participated, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, of an affiliate participating in a joint plan with the Debtors under the Plan, and therefore, pursuant to section 1125(e) of the Bankruptcy Code, is not liable for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of securities.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Virginia shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan, and corporate governance matters.

K.	No Waiver or Estoppel

Each holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

X. CONFIRMATION AND CONSUMMATION PROCEDURE

Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.	Solicitation of Votes

1.	General Information

All creditors whose Claims are impaired by the Plan (except those creditors holding Claims in Classes that are deemed to have accepted or rejected the Plan) may cast their votes for or against the Plan. As a condition to confirmation of the Plan, the Bankruptcy Code requires that one Class of Impaired Claims votes to accept the Plan. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan. Voting is accomplished by completing, dating, signing and returning the Ballot by the Voting Deadline. Ballots will be distributed to all creditors entitled to vote on the Plan and is part of the solicitation materials accompanying the Disclosure Statement. The Ballot indicates (i) where the Ballot is to be filed and (ii) the deadline by which creditors must return their Ballots.

2.	Solicitation of Acceptances

This Disclosure Statement has been approved by the Bankruptcy Court as containing “adequate information” to permit creditors and equity interest holders to make an informed decision whether to accept or reject the Plan. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited unless you receive a copy of this Disclosure Statement prior to, or concurrently with, such solicitation.

3.	Acceptances Necessary to Confirm Plan

At the Confirmation Hearing, the Court shall determine, among other things, whether the Plan has been accepted by the Debtors’ creditors. Classes 5(a), 5(b), 6 and 7 are impaired. Classes 6 and 7 will receive no distributions under the Plan and, therefore, is deemed to reject the Plan. Therefore, only the holders of Claims in Classes 5(a) and 5(b) shall be entitled to vote for or against confirmation of the Plan in accordance with the provisions hereof. Furthermore, unless there is unanimous acceptance of the Plan by Classes 5(a) and 5(b), the Court must also determine that any non-accepting Class 5(a) and 5(b) members will receive property with a value, as of the Effective Date of the Plan, that is not less than the amount that such Class member would receive or retain if the Debtors were liquidated as of the Effective Date of the Plan under chapter 7 of the Bankruptcy Code.

As to the classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than on-half in number of the claims of that class that have timely voted to accept or reject a plan.

4.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all impaired classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan. Classes 6 and 7 are deemed to reject the Plan. Accordingly, the Debtors and the Creditors’ Committee will seek to confirm the Plan under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code with respect to such Classes.

5.	Eligibility to Vote

Any holder (i) of a Claim in Class 5(a) or Class 5(b) that has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan. For a discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, see the Disclosure Statement Order. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

A vote may be disregarded if the Bankruptcy Code determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.	The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for                 , 2005 at          (prevailing Eastern Time) before the Honorable Douglas O. Tice, Jr., United States Bankruptcy Judge for the Eastern District of Virginia, Richmond Division, in Courtroom No. 335, 3rd Floor, 1100 East Main Street, Richmond, Virginia. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes or, if not so accepted, is “fair and equitable” and “does not discriminate unfairly” as to the nonaccepting Class; (b) is in the “best interests” of each holder of a Claim or Interest in each impaired Class under the Plan; (c) is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

Any objection to confirmation of the Plan must be in writing, must comply with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of this Bankruptcy Court, and must be filed with the United States Bankruptcy Court for the Eastern District of Virginia, 1100 East Main Street, Richmond, Virginia 23219 and served upon the following parties so as to be received no later than                 ,          2005 at 4:00 p.m. (prevailing Eastern Time): (a) LeClair Ryan, a Professional Corporation, Attn: Bruce H. Matson, Esq., 951 East Byrd Street, P.O. Box 2499, Richmond, Virginia 23218-2499 (counsel for the Debtors), (b) Bilzin Sumberg Baena Price & Axelrod LLP, Attn: Robert Turken, Esq., Wachovia Financial Center, 200 South Biscayne Blvd., Suite 2500, Miami, Florida 33131 (special counsel for the Debtors); (c) Akin Gump Strauss Hauer & Feld LLP, Attn: Michael S. Stamer, Esq., 590 Madison Avenue, New York, New York 10022 (counsel for the Creditors’ Committee); (d) Moore & Van Allen, Attn: David Walls, Esq., 100 North Tryon Street, Charlotte, NC 28202-4003, and Kutak Rock LLP, Attn: Kevin Huennekens, Esq., 1111 E. Main Street, Suite 800, Richmond, Virginia 23219 (co-counsel to the Pre-Petition Lenders), and (e) Office of the United States Trustee, Attn: Leander D. Barnhill, Esq., 600 East Main Street, Suite 301, Richmond, Virginia 23219. Any objection which is not in writing or which is not filed and served prior to this deadline will be overruled.

XI. BEST INTERESTS TEST

A.	Introduction

Under Bankruptcy Code section 1129(a)(7) (the so-called “Best Interests Test”), to confirm the Plan the Bankruptcy Court must determine that each holder of an Impaired Claim or Interest who has not accepted the Plan will receive or retain property of a value, as of the Effective Date of the Plan, at least equal to the amount that such holder would receive or retain on account of such Claim or Interest in a Chapter 7 liquidation. Accordingly, the Debtors and the Creditors’ Committee and their advisors have considered the effect that conversion of the Chapter 11 Cases to chapter 7 cases would have on distributions to various Classes of Claims and Interests. The Debtors’ and the Creditors’ Committee believe that the Plan provides for the liquidation of the Debtors in a manner that is significantly more efficient than would occur in the event the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code. Liquidation Analysis

In a chapter 7 case, a trustee or trustees would be selected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Under section 704 of the Bankruptcy Code, a chapter 7 trustee is required to, among other things, collect and convert the property of the debtor’s estate to cash and close the estate as expeditiously as is compatible with the best interests of parties in interest.

B.	Liquidation Analysis

The Debtors with the assistance of Capstone have prepared this liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement. The Liquidation Analysis indicates the values that may be obtained by Classes of Claims and Interests in the event the assets of the Debtors were to be liquidated in chapter 7 cases under the Bankruptcy Code rather than liquidated through the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan.

The Liquidation Analysis is based upon numerous estimates and assumptions that although developed and considered reasonable by the Debtors’ management and advisors, are inherently subject to economic, competitive and legal uncertainties as well as contingencies beyond the control of the Debtors. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurances that the values and realization rates reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo, liquidation pursuant to chapter 7 of the Bankruptcy Code. This Liquidation Analysis makes no assumptions as to the time value of money.

IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

1.	Liquidation Assumed to Commence on July 1, 2005. The Liquidation Analysis assumes the conversion of the current chapter 11 cases to chapter 7 cases on July 1, 2005.

2.	Intercompany Settlement Agreement Assumed to Be Approved. The Debtors assume for purposes of this Liquidation Analysis that the Intercompany Settlement Agreement with RoomStore will be approved. Accordingly, assets to be transferred to RoomStore pursuant to the Intercompany Settlement Agreement are omitted from this Liquidation Analysis. In addition, the Liquidation Analysis does not take into account potential administrative claims by and between RoomStore and any of the Debtors.

3.	Wind-Down Costs and Length of Liquidation Process. The Debtors assume that because of the chapter 7 trustee’s or trustees’ statutory duty to monetize the assets of the estates as expeditiously as possible, the chapter 7 trustee or trustees will be unable to maximize the value of the Reorganized RoomStore common stock and other assets. The Debtors also have assumed that any chapter 7 trustee(s) appointed would be required to engage legal and other professionals to assist the trustee(s) in the administration of the chapter 7 estates, including the liquidation of all assets and the complete reconciliation of all claims due to the likelihood that litigation will be required to monetize such assets and resolve complex multiple debtor issues. Chapter 7 trustees and their professionals would also incur expenses in connection with the litigation of issues resolved through the proposed compromise and settlement embodied in the Plan.

4.	Factors Affecting the Allocation of Liquidation Proceeds Among Holders of Pre-Petition Claims. The allocation of liquidation proceeds would be complicated by the fact that the assets are owned by different legal entities among the Debtors and that not all creditors have claims against each of these entities. For example, holders of Funded Debt Unsecured Claims have direct claims against MacSaver which are guaranteed by other debtors. Holders of Heilig Unsecured Claims assert claims against Heilig-Meyers and Furniture Company. Moreover, many of the Debtors have significant intercompany claims against other Debtors. This analysis is simplified, however, by the Debtors’ assumption that the distribution of liquidation proceeds would be based upon a substantive consolidation of the Debtors.

5.	Litigation Risks Affecting Recoveries Among Holders of Pre-Petition Claims. As described in Article V.A of the Disclosure Statement, the Plan incorporates certain proposed compromises and settlements with respect to the following issues: (i) the recharacterization, avoidability, or voidability of certain pre-petition and post-petition intercompany transfers and the enforceability of certain Intercompany Claims; and (ii) the extent to which the Debtors’ Estates should be substantively consolidated. The results of such litigation could affect materially the rights to certain assets, and therefore, the recoveries to holders of pre-petition Claims. The percentage recoveries in this Liquidation Analysis do not take this litigation risk into account because of the wide range of potential outcomes and the difficulty of re-allocating value to other creditor classes.

Heilig-Meyers Company

Hypothetical Liquidation Analysis As Of June 30, 2005

($ in 000’s)

	NBV (A)	Low Recovery	Mid Recovery	High Recovery	Ref.
Realizable Value of Assets
Cash	$11,400	$11,400	$11,400	$11,400
Property, Plant & Equipment - net	718	175	175	175
Other assets	65,931	16,803	19,003	21,203	B.

Estimated Gross Recoveries	78,049	28,378	30,578	32,778

Wind-down Expenses and Administrative Claims
Wind-down Expenses (March - June)		840	840	840
Trustee and Professional Fees		4,300	6,100	8,100	C.
Administrative Claims		10,500	10,500	10,500

Estimated Wind Down Expenses and Administrative Claims		15,640	17,440	19,440

Estimated Recoveries from Chapter 7 Liquidation		12,738	13,138	13,338

Net Estimated Recovery from Reorganized RoomStore		10,400	13,000	19,500	D.

Net Estimated Distribution Value to Priority and Unsecured Claims		23,138	26,138	32,838

Less Priority Claims		10,500	10,500	10,500

Net Estimated Distribution Value to Unsecured Claims Under Chapter 7		$12,638	$15,638	$22,338

Estimated Percentage Recovery to Unsecured Creditors		1.23%	1.52%	2.17%	E.

Claims Recovery Summary:
Class 5A Recovery	$7,482	$9,258	$13,224
Class 5B Recovery	$5,156	$6,380	$9,114
Class 5A Recovery	1.4%	1.8%	2.5%
Class 5B Recovery	1.0%	1.3%	1.8%

	Chapter 11 Recovery	Chapter 7 High Recovery	Difference
Claims Recovery Comparison:
Class 5A Recovery	4.8%	2.5%	91.5%
Class 5B Recovery	3.5%	1.8%	92.0%

Notes:

A.	The net book value (“NBV”) of assets, except cash, to be realized and certain administrative liabilities incurred but not yet paid is as of January 31, 2005. The estimated value of cash as of June 30, 2005 reflects current cash as of March 23, 2005 of $16 million less estimated professional fees, including holdbacks, of $4.6 million through June 30, 2005. Fixed assets values and estimated claim amounts are based on estimated mid-range values and may vary from actual values.

B.	Other assets include recovery from Rhodes Holding II Note, excess collateral proceeds, loan participation with First Union National Bank, proceeds from sale of bankrupt consumer accounts, equity investment in Mattress Holdings Co., LLC, Orangeburg note receivable, and cash surrender value of life insurance contracts.

C.	Includes estimated fees and expenses for the chapter 7 trustee(s) fees plus the trustee’s legal advisors and financial and accounting advisors for the low, mid, and high recovery of 12 months, 18 months, and 24 months, respectively.

D.	Based on the estimated allocation of Reorganized RoomStore Common Stock as of the Petition Date giving effect to full dilution of the Management Incentive Plan. The Reorganized RoomStore net equity value is $43.7 million calculated as the reorganization value on emergence of $45 million, less the exit financing draw to fund the Plan of $1.3 million. Heilig-Meyers Company’s claim comprises approximately 67% of the estimated claim base. The high, mid, and low recovery assumes that the chapter 7 trustee will liquidate the stock at a discount to its assumed market value of 25%, 50%, and 60%, respectively.

E.	Based on net estimated distribution value to unsecured claims under chapter 7 and the estimated allowed unsecured claims under chapter 7 of $1,027.5 million. Estimated allowed Class 5A and Class 5B claims per the plan are $527.5 million and $500 million, respectively. Pursuant to the Plan, Class 5A shall receive an initial allocation of 59.2% of the Trust Interests and Class 5B shall receive an initial allocation of 40.8% of the Trust Interests.

C.	Distributions; Absolute Priority

Under a chapter 7 liquidation, all secured claims are required to be satisfied from the proceeds of the collateral securing such claims before any such proceeds would be distributed to any other creditors. The Debtors and Creditors’ Committee’s analysis assumes the application of the rule of absolute priority of distributions with respect to the remaining proceeds of the Debtors, as well as application of contractual and statutory subordination. Under that scenario, no junior creditor would receive any distribution until all senior creditors are paid in full. In general, liquidation proceeds would be allocated in the following priority: (i) to the Claims of secured creditors to the extent of the value of their collateral; (ii) to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases, including tax liabilities incurred in the chapter 7 Cases; (iii) to the unpaid administrative expenses incurred in the Chapter 11 Cases, and other claims entitled to priority in payment under section 507 of the Bankruptcy Code; (v) to general unsecured claims; and (vi) to equity interests. Accordingly, the Debtors have assumed that after satisfaction of all Secured Claims, the proceeds would first be distributed to the holders of Administrative Claims, Priority Tax Claims, DIP Lender Claims and Other Priority Claims with the balance being made available to satisfy, first, Unsecured Claims and, last, Interests.

D.	Conclusion

The Debtors believe that a chapter 7 liquidation of the estates will result in a substantial diminution of the value to be realized by holders of Claims. As illustrated by the Liquidation Analysis, holders of Class 5(a) and 5(b) Claims are estimated to recover, respectively, approximately between 1.4% to 2.5% and 1.0% to 1.8% of their allowed Claims in a chapter 7 liquidation compared to 4.8% and 3.5%, respectively, under the Plan. Accordingly, the Debtors and the Creditors’ Committee believe that chapter 7 liquidation of the Debtors would result in a substantial diminution in the value to be realized by the holders of certain Claims and would delay distributions to all Classes of Claims entitled to a distribution. Consequently, the Creditors’ Committee believes that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

XII. DESCRIPTION OF REORGANIZED ROOMSTORE

A.	Introduction

RoomStore, a wholly owned subsidiary of Heilig-Meyers, is presently seeking confirmation of the RoomStore Plan. The disclosure statement for the RoomStore Plan has been approved by the Bankruptcy Court and the confirmation hearing thereon is scheduled to commence April 21, 2005. The RoomStore Plan provides, generally, for the conversion of non-priority unsecured claims into equity of Reorganized RoomStore. Pursuant to the Intercompany Settlement, Heilig-Meyers shall have an allowed unsecured claim of approximately $57.9 million in the RoomStore Chapter 11 Case (the “Affiliated Debtor Unsecured Claim”). Subsequent to its formation in 1997, Heilig-Meyers advanced cash to RoomStore and provided services and assets to RoomStore which have not been repaid, giving rise to the Affiliated Debtor Unsecured Claim of approximately $57.9 million. The primary uses of the cash advances were for capital expenditures, to fund the transition of the stores acquired from Reliable, Inc. and

Rhodes, Inc. to the RoomStore format, and to fund operating cash losses. Additionally, Heilig-Meyers paid general and administrative expenses on behalf of the debtor including, among other items, payroll, corporate insurance, vehicle and equipment leases, certain real estate leases and general overhead charges.

Heilig-Meyers currently anticipates that it shall have the right to receive approximately 67% of the New RoomStore Common Stock on account of the Affiliated Debtor Unsecured Claim, subject to dilution by shares of New RoomStore Common Stock issued pursuant to the Reorganized RoomStore management incentive program (the “Affiliated Debtor Shares”). Based upon the valuation of Reorganized RoomStore (discussed in Art. XII.D below), the Debtors’ estimate the value of the Affiliated Debtors shares to be approximately $29 million. The Affiliated Debtor Shares, and the rights with respect to the Affiliated Debtor Unsecured Claim or any agreement with RoomStore or Reorganized RoomStore shall constitute Trust Assets.

To maximize the value of the recovery for holders of Trust Interests, the Liquidation Trustee, with the consent of the Liquidation Trust Committee, and in the exercise of its fiduciary duties to the holders of such interests may (a) sell the New RoomStore Common Stock and distribute the proceeds of such sale or sales to holders of Trust Interests, (b) direct Reorganized RoomStore to directly distribute the New RoomStore Common Stock to the holders of Trust Interests, (c) directly distribute the New RoomStore Common Stock received by the Liquidation Trust to the holders of Trust Interests, or (d) engage in combinations of distributions and sales of New RoomStore Common Stock which in the reasonable business judgment of the Liquidation Trustee would be most likely to maximize the value of the Trust Interests.

Reorganized RoomStore shall be deemed to be an “affiliate participating in a joint plan” with the Debtors for the limited purpose of the provisions of section 1145 of the Bankruptcy Code with respect to the New RoomStore Common Stock, but not for any other purpose or in any other context, and the distribution of New RoomStore Common Stock under the terms of this Plan to the Liquidation Trust, or to the holders of Trust Interests, shall constitute the offer or sale under a plan of the Debtors of a security of an affiliate of the Debtors under such plan in exchange for a claim against, an interest in, or a claim for an administrative expense in the Chapter 11 Cases, such that pursuant to section 1145(a)(1) of the Bankruptcy Code, the issuance of the New RoomStore Common Stock, to the extent the New RoomStore Common Stock constitutes “securities” under applicable law, shall be exempt from requirements of section 5 of the Securities Act of 1933, as amended, and any other federal, state, or local laws requiring registration for offer or sale of securities. In connection therewith, Reorganized RoomStore shall perform all of its obligations under the Plan and RoomStore Plan related to the New RoomStore Common Stock and shall submit to the jurisdiction of the Bankruptcy Court with respect thereto.

B.	Reorganized RoomStore Background

RoomStore, which operates “The RoomStore” business, will be reorganized pursuant to the separate RoomStore Plan and is expected to emerge as a going concern. At present, RoomStore is a leading home furnishings and bedding retailer in the United States with net sales of $331 million in the fiscal year ended February 29, 2004 and projected net sales of approximately $333 million for the fiscal year ending February 28, 2005. RoomStore operates, in total, 65 stores (as of January 2005) located on the East coast (Pennsylvania, Maryland, Virginia, North Carolina and South Carolina) and Texas (Dallas, Austin, San Antonio, El Paso, and Houston).

RoomStore’s operations are decentralized into two divisions: (i) RoomStore East (“RSE” - 36 locations including 3 clearance centers; based in Richmond, Virginia), and (ii) RoomStore West (“RSW” - 29 locations including 3 stand-alone and 4 in-store clearance centers; based in Dallas, Texas). Store locations vary in size from 20,000 to 50,000 square feet with the prototype store measuring approximately 35,000 square feet.

RoomStore’s business model is based on the notions of value, fashion and exceptional customer service. RoomStore offers a wide selection of professionally coordinated home furnishings, bedding and accessories at value-oriented prices that are marketed to middle-income customers. In addition, a variety of services are offered such as home delivery and furniture repairs. RoomStore follows a format of offering home furnishings in complete room packages with store layouts, signage and merchandise tags consistently reflecting this approach with an emphasis on the value of the package pricing and fashionable look of the merchandise. The product assortment is principally focused on casual groupings consistent with today’s middle-income lifestyle and quality “look-alike” products with similar fashion appeal and finishes at lower price-points than high-end name brands.

This strategy has been an effective marketing tool among customers attracted not only to the convenience of one-stop shopping for a professionally designed furniture ensemble, but also appeals to the notion of value. Customers purchasing at higher volumes are rewarded with greater discounts from stand-alone list prices, thus providing outstanding value while generating increased average sales dollars per transaction. RoomStore offers financing programs typical for the industry, including its own private label credit card product. RoomStore does not retain any economic interest in the private label accounts as they are owned and serviced by a third party provider. RoomStore’s private label credit card is used in approximately 50% of sales.

Subsequent to the Petition Date, several factors caused RoomStore to experience difficulties and weak financial performance. Foremost, the bankruptcy filing and subsequent liquidation of the HMY Furniture stores created significant strain with vendors. For an extended period, RoomStore could not obtain certain goods timely or at all, resulting in lost sales due to out-of-stock inventory. In addition, distribution and delivery operations at RSE were fundamentally affected by the required closure of certain HMY Furniture facilities. During the RoomStore Chapter 11 Case, RoomStore has been subject to the economic cycles experienced by the home furnishings industry as a whole, and has been faced with increased competition in all of its markets, but most dramatically in RSW. RSW experienced sales declines during the highly promoted grand opening campaigns of new competitors in certain Texas markets and continues to face aggressive marketing campaigns launched by the newer competition.

Curtis Kimbrell became RoomStore’s President and CEO in May 2001. Mr. Kimbrell has extensive experience in all aspects of the home furnishings industry and has been the key force behind the stabilization of the business and the development of the current business model. The management team has stabilized the finance and administrative functions and have replaced key operational executives since the Petition Date. The change in operational executive management served to accelerate improvements in the RSE operations. The management change in RSW had a more negative impact on the business operations during the transition period as a primary competitor in the Dallas, Texas market hired certain former employees of RSW. Mr. Kimbrell has most recently focused his efforts on the RSW operations to ensure it is properly positioned to compete effectively in its markets.

Notwithstanding the confluence of several major adverse events, RoomStore has continued to generate positive EBITDA in each of the last three years and has now successfully implemented a number of critical operational initiatives that position it for strong growth. Highlights include:

Store Portfolio: On the Petition Date, RoomStore operated 51 stores. Subsequent to the Petition Date, RoomStore closed 8 stores, opened 10 stores in new locations, and opened 12 stores in locations that were formerly operated as HMY Furniture stores. Management has developed strategies to deploy capital spending, which has been restrained during its chapter 11 case, in the most efficient and effective manner. RoomStore has initiated a program to freshen its stores – mostly exteriors, but also interiors – to provide a more attractive selling environment and consolidate disparate store formats. The relocations and remodeling of certain stores have been executed efficiently and resulted in significant increases in sales, thus validating the RoomStore business model. RoomStore has identified several targets for new store locations within its existing markets, stores for remodeling in priority order, and new markets for future expansion.

Vendors: Vendor relations have improved significantly, with no major merchandise issues at present. RoomStore has initiated a vendor chargeback program which has and will continue to improve vendor service levels, customer satisfaction, and consequently future earnings. Additional initiatives include expansion of trade credit terms with RoomStore’s vendors (which will require emergence from bankruptcy) and better pricing to bolster margins. Relations with factors, which provide significant financing to the trade vendors and impact RoomStore’s trade credit terms, have improved but continue to be strained as a result of the RoomStore Chapter 11 Case.

RSE Distribution: RSE closed an old and inefficient Maryland distribution center and now manages delivery to the Washington, D.C./Baltimore market through a new cross-dock facility in Jessup, Maryland. Management has focused extensively on improving the efficiency and quality of its logistics, with better operating metrics across-the-board that have translated into recent significant improvements to operating expense ratios as well as customer service levels. Key aspects include improved product packaging and delivery and follow-up procedures from container to customer home that have significantly reduced customer returns.

Considerations for the future success are as follows:

•

Strongly Positioned Franchise with a Proven Concept. The RoomStore is a profitable franchise with a proven retailing concept and has demonstrated significant success in the furniture industry during the past 10 years. The retail format of offering home furnishings in complete room packages has been extremely effective among customers attracted not only to the convenience of one-stop shopping for a professionally designed furniture ensemble, but also appeals to the notion of value, as higher volume purchase facilitates greater discounts off of stand-alone list prices and provides RoomStore with increased sales per transaction. The business model is firmly positioned to offer its customers outstanding value, desirable fashion choices and exceptional service.

•	Multiple Expansion Opportunities. RoomStore believes this retailing concept has the potential for success in a broad variety of markets across the United States. Management intends to grow the business by initially opening new stores clustered in selected existing markets and then by expanding into new markets. Management believes that new stores, requiring an average initial investment of $1 million (which includes store upgrades and new store and distribution center inventory required), will provide a payback on the investment within 24 months of operation. The business plan includes sufficient distribution capacity to address the store’s expansion goals.

•	Third-Party Credit (Private Label) Program. RoomStore currently operates under an existing agreement with Household Bank, N.A. that was entered into during a disruptive period in the RoomStore Chapter 11 Case. As such, management believes there are opportunities to improve the overall effectiveness and profitability of its private label credit program. Key areas to improve include better approval/acceptance rates, lower discount fees, sharing of portfolio yield, and more effective use of customer information in marketing programs.

•	Vendor Relations. RoomStore has experienced approximately 200 basis points to 300 basis points of gross margin deterioration, while operating in chapter 11. Management believes that upon emergence from chapter 11, opportunities for improved business terms with existing vendors will become available and merchandise sourcing opportunities will be expanded, particularly with respect to imported goods.

•	Bankruptcy Impact. RoomStore believes that it will be able to realize significant benefits from an enhanced credit profile after emerging from chapter 11. Such benefits include but are not limited to improved vendor support and credit terms, better leverage in lease negotiations for new and existing locations, lower insurance costs, reduced cash collateral requirements (letters-of-credit, lease deposits, etc.), and improved ability to recruit and retain employees.

•	Realization of Cost Economies. Opportunities to leverage store operating costs, distribution expense, and corporate overhead will be realized as RoomStore expands its store base and continues to grow sales in existing stores (comparable stores).

•

Experienced Management Team. RoomStore has a well-seasoned management team with more than 77 years in the furniture retailing business among its top five executives. RoomStore also has key personnel with vast experience in critical areas of RoomStore’s operations including merchandising, advertising, distribution, finance and store management. RoomStore has a performance based management incentive program in place to ensure the continued involvement of management and other employees throughout the organization who are critical to the future success of RoomStore.

For the fiscal year ended February 29, 2004, EBITDA was $5.6 million on net sales of $331 million. For the fiscal year ending February 28, 2005, RoomStore’s business plan reflects an EBITDA target of approximately $3.6 million on $333 million of net sales. Based upon the successful implementation of business objectives as described in Exhibit B, RoomStore projects sales to increase to approximately $525 million and EBITDA to increase to approximately $19.0 million for its projected 2009 fiscal year.

C.	Reorganized RoomStore Directors and Senior Management

1.	Initial Directors

The initial directors of Reorganized RoomStore shall be as follows:

Curtis C. Kimbrell. Mr. Kimbrell has served as President and Chief Executive Officer of RoomStore since 2001 and brings over 30 years of experience in the furniture industry to the position. As a director and officer of RoomStore, Mr. Kimbrell qualifies as an “insider” pursuant to Section 101(31) of the Bankruptcy Code. As a director and as President and Chief Executive Officer of Reorganized RoomStore, Mr. Kimbrell will receive a base salary of $317,250. Mr. Kimbrell shall also be entitled to participate in any benefit plan RoomStore makes available to its employees and shall also receive benefits under the Reorganized RoomStore management incentive plan.

Ronald A. Kaplan. Since 2003, Mr. Kaplan has served as a consultant for Sauder Woodworking Company. Between 1977 and 1996, Mr. Kaplan worked for the Levitz Furniture Company and served as President and Chief Operating Officer between 1995 and 1996. Mr. Kaplan has served as a director for Woodworkers Warehouse during which he chaired the compensation committee.

Eugene I. Davis. Mr. Davis is currently Chairman and Chief Executive Officer of Pirnate Consulting Group, L.L.C., a consulting firm specializing in turnaround and business advisory services, and Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic based form products. Mr. Davis serves on the board of directors of Flag Telecom Group Ltd., Metals USA, Inc., and Metrocall Holdings, Inc.

N. Martin Stringer. Mr. Stringer is the founding partner of McKinney & Stringer, P.C. and has over 30 years experience in a wide variety of corporate and business law transactions. Mr. Stringer has served as a director for Palomar Financial Corporation, Macklanburg-Duncan Company, Balon Corporation, Capital National Bank, and Fain Porter Corporation.

Robert Shaffner. Prior to his retirement, Mr. Shaffner served as Senior Vice President and Chief Financial Officer for Klaussner Furniture Industries. Mr. Shaffner currently serves as a director for several for-profit and non-profit corporations

2.	Senior Management

The members of Reorganized RoomStore’s senior management team will be as follows:

Curtis C. Kimbrell, III, President and CEO. Mr. Kimbrell (Age 58) has served as President and CEO of RoomStore since 2001 and brings over 30 years of experience in the furniture industry to the position. Prior to becoming President and CEO of RoomStore, Mr. Kimbrell held an array of management positions with Heilig-Meyers beginning as a regional supervisor for eight stores in the Richmond, VA area in 1991, and ending as Executive Vice President of Merchandising. Mr. Kimbrell obtained his B.S. in Economics from Clemson University and his M.B.A. from Furman University.

Lewis M. Brubaker, Jr., Senior Vice President and CFO. Mr. Brubaker (Age 46) has served as Chief Financial Officer of RoomStore since 2002. Prior to becoming Senior Vice President and Chief Financial Officer of RoomStore, Mr. Brubaker served as Assistant Controller for Subsidiary Operations at Heilig-Meyers, overseeing the accounting and financial reporting for various operating divisions and subsidiaries of Heilig-Meyers, including RoomStore. In 2001, he was named as Vice President and Controller of HMY RoomStore, Inc. Mr. Brubaker was promoted to Vice President and CFO in 2002, and promoted to Senior Vice President in 2004. Mr. Brubaker obtained his B.S. in Accounting from Virginia Tech.

Brian D. Bertonneau, Senior Vice President, General Counsel and Secretary. Mr. Bertonneau (Age 43) has served as Senior Vice President, General Counsel and Secretary since 2004. Prior to becoming Senior Vice President, General Counsel and Secretary, Mr. Bertonneau worked for Heilig-Meyers in the law department where he focused on litigation management, claims resolution and employment law, and in early 2001, became the acting Risk Manager and the acting Corporate Secretary. Mr. Bertonneau also manages RoomStore’s real estate portfolio and assists with strategic planning, store appearance and other special projects. Mr. Bertonneau obtained his B.A. in International Relations from Brigham Young University and his J.D. from the University of California (Hastings College in San Francisco).

John M. Hamilton, Vice President – Human Resources. Mr. Hamilton (Age 54) has served as Vice President – Human Resources since 2003. Prior to becoming Vice President- Human Resources, Mr. Hamilton served in various management related positions with Heilig-Meyers commencing in 1972 as a credit manager for a single store, until his departure in 2001 as Senior Vice President of Operations. Mr. Hamilton joined RoomStore in 2003. Mr. Hamilton obtained his B.S. in Business Administration from East Carolina University.

Ned D. Crosby, Chief Operations Officer for RSE. Mr. Crosby (Age 47) has served as Chief Operations Officer for RSE since 2004. Mr. Crosby joined RoomStore in 2002 as Vice President of Operations for RSE and was responsible for store, distribution and delivery operations for all stores and warehouses in RSE. Prior to joining RoomStore, Mr. Crosby served as Vice President of Operations at MuseumCompany.com, Chief Administrative Officer for This End Up Furniture, and in consulting positions with Gemini and KMPG. Mr. Crosby began his working career with IBM where he spent twelve years in sales, marketing and systems training (1979 to 1991). Mr. Crosby obtained his B.S. in Business Administration from the University of Richmond.

John G. Brooks, Vice President of Operations for RoomStore West. Mr. Brooks (Age 48) has served as Vice President of Operations for RSW since 2002. Mr. Brooks joined RoomStore in 1996 as General Manager of Operations and is responsible for store, distribution and delivery operations. Prior to coming to the RoomStore, Mr. Brooks spent nineteen years in the medical-surgical distribution industry. For seventeen of those years, he was a Sales Manager for Durr Medical.

Jeremy B. Satterfield, Vice President and Controller for RoomStore West. Mr. Satterfield (Age 39) has served as Vice President and Controller for RSW since 2002. Mr. Satterfield joined RSW in 1992 and re-joined RSW in 1997 as Controller following 2 years in a private accounting practice. Mr. Satterfield has over 14 years of experience in the retail furniture industry, working for RB Furniture and RoomStore. Mr. Satterfield has a B.A. in Economics from Hendrix College and is a CPA.

D.	Valuation

1.	Overview

Capstone estimates the reorganization equity value of RoomStore to be approximately $45 million (sometimes referred to as the “Reorganization Value”) as of March 1, 2005. Capstone does not believe that the Reorganization Value as of the assumed effective date of this Plan or the RoomStore Plan would be significantly different. This Reorganization Value reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the projections set forth below (the “Projections”).

This Reorganization Value does not take into account (i) payment of administrative and priority claims, estimated to be $1.3 million, or (ii) RoomStore’s Contingent Funding Commitment of up to $2 million under the Intercompany Settlement Agreement. To the extent Reorganized RoomStore is required to honor the Contingent Funding Commitment in any amount, the Reorganization Value would be impacted.

The Reorganization Value reflects a number of assumptions, including a successful reorganization of RoomStore’s business and finances in a timely manner, the forecasts reflected in the Projections, the performance targets established, the utilization of projected operating losses to offset certain one-time gains, the amount of available cash, market conditions, and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

In preparing the estimated Reorganization Value, Capstone: (a) analyzed certain historical financial information of RoomStore for recent years and interim periods; (b) analyzed certain internal financial and operating data of RoomStore and assisted in developing financial projections relating to its businesses and prospects; (c) met with certain members of senior management of RoomStore to discuss RoomStore’s operations and future prospects for

Reorganized RoomStore; (d) analyzed publicly available financial data and considered the market values of public companies that Capstone deemed generally comparable to the operating businesses of RoomStore; (e) analyzed the financial terms, to the extent publicly available, of certain acquisitions of companies that Capstone believes were comparable to the operating businesses of RoomStore; (f) considered certain economic and industry information relevant to RoomStore’s operating businesses; (g) visited certain of RoomStore’s facilities; and (h) considered certain analyses prepared by other firms retained by RoomStore and conducted such other analyses as Capstone deemed appropriate. Although Capstone conducted an analysis of RoomStore’s businesses, operating assets and liabilities, and business plans, Capstone assumed and relied on the accuracy and completeness of all: (i) financial and other information furnished to it by RoomStore and by other firms retained by RoomStore and (ii) publicly available information. No independent evaluations or appraisals of RoomStore’s assets were sought or were obtained in connection therewith.

The estimates of the Reorganization Value prepared by Capstone assume that Reorganized RoomStore continues as the owner and operator of the businesses and assets pursuant to the RoomStore Plan. Such estimates were developed solely for purposes of formulation and negotiation of the RoomStore Plan and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated Reorganization Value of RoomStore through the application of various valuation techniques and do not purport to reflect or constitute appraisals, values that might be realized if assets were to be sold, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the RoomStore Plan or this Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of Reorganization Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither RoomStore, Capstone, nor any other person assumes responsibility for their accuracy. Depending on the results of Reorganized RoomStore’s operations or changes in the financial markets, Capstone’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holding period of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the chapter 11 case or by other factors not possible to predict. Accordingly, the Reorganization Value estimated by Capstone does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The Reorganization Value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Capstone’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New RoomStore Common Stock.

2.	Valuation Methodology

The following describes the valuation methodologies considered by Capstone in arriving at its estimation of the Reorganization Value of Reorganized RoomStore. Capstone performed certain procedures, including each of the financial analyses below, and refined the assumptions with the management of RoomStore on which such Projections were based. Capstone’s estimate of Reorganization Value must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion as to enterprise value.

(a)	Publicly Traded Company Analysis

A publicly traded company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are generally similar to the target company. The analysis establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using common variables such as revenue, gross margin, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The analysis includes a financial comparison of each company’s income statement, balance sheet, and cash flow statement. In addition, each company’s performance, profitability, margins, leverage and business trends are also considered. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of business, business risks, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

(b)	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) valuation methodology values an asset or business at the present value of the expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity based on the expected attributes of the Reorganized RoomStore. This approach has two components: the present value of the projected un-levered after tax-free cash flows for fiscal years 2006 through 2009 and the present value of the terminal value determined as a multiple of 2009 EBITDA.

As the estimated cash flows, estimated discount rate and expected capital structure of Reorganized RoomStore are used to derive a potential value, an analysis of the results of such an estimate is not purely mathematical, but instead involves complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of

Reorganized RoomStore, as well as other factors that could affect the future prospects and cost of capital considerations for Reorganized RoomStore.

(c)	Precedent Transactions Analysis

Precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of a company’s transaction value as a multiple of various operating statistics provides industry-wide valuation multiples for companies in generally similar lines of business to RoomStore. Transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to RoomStore. The derived multiples are then applied to Reorganized RoomStore’s key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

The summary set forth above does not purport to be a complete description of the analyses considered by Capstone. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analyses, Capstone and RoomStore made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Capstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

XIII. CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH OR INCORPORATED BY REFERENCE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.	General Risk Factors

1.	Risk of Non-Confirmation of Plan

Although the Debtors and Creditors’ Committee believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

2.	Treatment Of Claims

The information in this Disclosure Statement is based upon a preliminary review of the Claims filed on or before the Bar Date and the Schedules. Upon the passage of all applicable

Bar Dates and the completion of a detailed analysis of the proofs of Claim, the actual amount of Claims may differ from the current estimates. Further, the amounts of Disputed Claims that ultimately are allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claims. The actual ultimate aggregate amount of Allowed Secured and/or Allowed Unsecured Claims may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of the Distributions, if any, that ultimately will be received by a particular holder of an Allowed Unsecured Claim may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in each Class.

3.	Delay In The Distribution Of Any Recovery To The Holders Of Allowed Unsecured Claims

Commencing on the Effective Date and continuing until the termination of the Liquidation Trust, the Liquidation Trust shall issue beneficial interests in the Liquidation Trust to the holders of Allowed Claims in exchange for their interests in the Trust Assets. The beneficial interests in the Liquidation Trust shall not be certificated and shall not be transferable, except upon the death of the holder of the beneficial interest or by operation of law. In addition, holders of beneficial interests shall have no voting rights with respect to such beneficial interests. Accordingly, because the beneficial interests in the Liquidation Trust will not be transferable, except upon the death of the holder thereof or by operation of law, it is anticipated that the holders of Allowed Unsecured Claims will not realize any recovery with respect to such Claims – or receive any form of freely transferable and certificated security in connection with such recovery – prior to the Initial Distribution Date.

It is anticipated that the New RoomStore Common Stock will not be distributed to the Liquidation Trust, or alternatively, to holders of Trust Interests, until the later of (i) the resolution of all Disputed Unsecured Claims in the RoomStore Chapter 11 Case or (ii) March 31, 2006 (the “Initial Stock Distribution Date”). If at such time, the New RoomStore Common Stock is distributed from the Unsecured Claims Reserve to more than 500 holders of record (as defined in the rules of the SEC) and such distribution occurs after February 28, 2006, then Reorganized RoomStore will be obligated to register its common stock under Section 12(g) within 120 days after February 28, 2007.

B.	RoomStore Related Risk Factors

1.	Risk of Non-Confirmation of RoomStore Plan

Although the Debtors and Creditors’ Committee believe that the RoomStore Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the RoomStore Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In the event the RoomStore Plan is not confirmed and, therefore, the Intercompany Settlement Agreement is not approved, there can be no assurance that the Debtors will be able to satisfy the conditions to confirmation and confirmation of the Plan, nor can there be any assurance that the resolution of intercompany issued between RoomStore and the Debtors will be resolved in a manner equal to or more favorable than under the Intercompany Settlement Agreement.

2.	Market Conditions for New RoomStore Common Stock

No established market exists for the New RoomStore Common Stock. There can be no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Moreover, certain recipients of the New RoomStore Common Stock may prefer to liquidate their investment rather than to hold it on a long-term basis. Accordingly, it is anticipated that the market for the New RoomStore Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, although the RoomStore Plan was developed based upon an assumed reorganization value, such valuation may not support an estimate of the prices at which the New RoomStore Common Stock may trade in the market, and RoomStore has not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the New RoomStore Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized RoomStore’s annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of Reorganized RoomStore, conditions in the economy in general or in the retail industry in particular, or unfavorable publicity. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. No assurance can be given as to the market prices for New RoomStore Common Stock that will prevail following the Effective Date. There is no assurance as to the level of liquidity, the ability of creditors to sell the shares of New RoomStore Common Stock, or the price at which the shares of New RoomStore Common Stock may be sold in a trading market.

3.	Lack of Publicly Available Information Concerning Reorganized RoomStore and the Effect of Liquidity of New RoomStore Common Stock

RoomStore will issue the New RoomStore Common Stock in reliance on section 1145 of the Bankruptcy Code, which provides a limited exemption from the registration and prospectus delivery requirements of the Securities Act, similar to a private placement exemption. However, unlike a private placement exemption, section 1145 deems the offer and sale of securities under a plan of reorganization to be a public offering, thereby eliminating the restrictions on transferability of the New RoomStore Common Stock issued under the Plan other than New RoomStore Common Stock received by affiliates of Debtor. As described above, however, there is no existing market for the New RoomStore Common Stock. Furthermore, NASD members will be effectively prohibited from making a market, quoting or effecting trades in the New RoomStore Common Stock until or unless Reorganized RoomStore is able to provide publicly available information complying with the SEC’s rules. Reorganized RoomStore does not anticipated being under any obligation to produce such information until some time after the Initial Common Stock Distribution Date, if at all. Furthermore, given the costs associated with complying with the SEC’s rules, the Debtors do not anticipate that Reorganized RoomStore will voluntarily comply with such rules until and unless it is otherwise required to do so. Accordingly, limited or no public information may be available regarding Reorganized RoomStore and it will be difficult for a holder of New RoomStore Common Stock to independently value his or her shares. Also, given the lack of publicly available information, NASD members will be unable to attempt to make an active market for New RoomStore

Common Stock until such information becomes available, if ever, and the holders of the New RoomStore Common Stock may not be able to dispose of their shares when they desire, and any sale may be at a substantial discount from the price that would apply if a trading market existed.

4.	Competitive Industry Conditions

The retail industry is highly competitive. Among the issues affecting all companies in this industry include competition from similar companies, changes in consumer behavior, and seasonality. Although RoomStore has attempted to develop a niche within the retail market, Reorganized RoomStore will compete with a number of other retailers, including large chains and small family-owned businesses. The market that Reorganized RoomStore will compete in, defined by geography and by types of merchandise, will include many other companies that will offer similar merchandise at similar prices. In addition to the fact that many companies will be appealing to the same customers that Reorganized RoomStore will be appealing to, the trends and styles of these customers may change, and Reorganized RoomStore must be able to anticipate and respond to these changes. Reorganized RoomStore cannot guarantee that it can accurately predict and adjust to such changes.

5.	Dividend Policies

Reorganized RoomStore does not anticipate paying any dividends on the New RoomStore Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized RoomStore will be a party may restrict the ability of Reorganized RoomStore to pay dividends and may restrict certain other payments. In particular, it is anticipated that the agreement for the new credit facility may include a covenant prohibiting Reorganized RoomStore from paying any dividends or making any other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to hold the New RoomStore Common Stock.

6.	Initial Corporate Governance of Reorganized RoomStore

Pending the distribution of any New RoomStore Common Stock pursuant to the RoomStore Plan, Reorganized RoomStore or any third party disbursing agent will cause all of the New RoomStore Common Stock reserved, but not yet distributed, to be (a) represented in person or by proxy at each meeting of the stockholders of Reorganized RoomStore, (b) voted in any election of directors of Reorganized RoomStore for the nominees recommended by the board of directors of Reorganized RoomStore and (c) voted with respect to any other matter as recommended by the board of directors of Reorganized RoomStore. Accordingly, until the initial common stock distribution date under the RoomStore Plan, the board of directors of Reorganized RoomStore will effectively control the company, subject to the fiduciary duties imposed upon them by Virginia law.

Until the Initial Common Stock Distribution Date, the board of directors of Reorganized RoomStore will have the ability to control the outcome of the election of its directors and decisions to enter into any corporate transaction. For example, the board of directors of Reorganized RoomStore through their ability to vote the New RoomStore Common Stock before the Initial Common Stock Distribution Date could cause Reorganized RoomStore to make acquisitions that increase the amount of its indebtedness or dilute its equity or agree to a merger, liquidating transaction or other corporate reorganization, without seeking the consent of the holders of Allowed Unsecured Claims or the Affiliated Debtor Unsecured Claim.

7.	Variances from Projections

The financial projections included herein in Exhibit B are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from the Projections include, but are not limited to, Reorganized RoomStore’s ability to operate its business consistent with the projections, comply with the covenants of its post-petition financing agreements, attract and retain key executives, attract and retain customers and maintain its existing vendors.

8.	Reorganized RoomStore Personnel

RoomStore currently employs a small number of key officers who manage the business and operations. This team will remain in management positions at Reorganized RoomStore, and Reorganized RoomStore and its board of directors is, and for the foreseeable future will be, dependent on the expertise and management abilities of those officers. The loss by Reorganized RoomStore of one or more of these principal officers without a satisfactory replacement or the failure of one or more to perform their duties, could have a material adverse effect on Reorganized RoomStore’s business and operations results.

9.	Delinquency in Filing Periodic Public Reports

The common stock of Heilig-Meyers is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Exchange Act Section 13(a) requires that Heilig-Meyers file with the SEC current and accurate information in annual reports and quarterly reports. At present, Heilig-Meyers is delinquent in its periodic filing obligations, having not filed an annual report since the fiscal year ending February 28, 1999, or a quarterly report since the quarter ending November 30, 2000. After it filed for bankruptcy, Heilig-Meyers did not seek a waiver from the SEC of its periodic filing obligation as such requests typically require the company to be current in its reporting obligations at that time.

A company that has not filed all of its Section 13 reports is not considered “current” in its Exchange Act reporting. Although the Debtors and RoomStore do not agree, the staff of the SEC has advised RoomStore that it may be deemed a successor issuer of Heilig-Meyers under the Exchange Act and thus also deemed delinquent. Delinquent filers do not satisfy the current public information requirement of Securities Act Rule 144(c)(1) or the reporting issuer definition of Rule 902(l) of Regulation S. Furthermore, the SEC may pursue an enforcement action against delinquent filers, such as an administrative proceeding to suspend trading pursuant to Section 12(k) of the Exchange Act, or a civil action seeking an injunction, and/or civil monetary penalties against the delinquent filer and/or its directors. Finally, Heilig-Meyers delinquent status may render the New RoomStore Common Stock ineligible for trading on a national exchange, the NASDAQ Stock Market or the OTC Bulletin Board until such time as Heilig-Meyers files all required reports. The Debtors cannot say what, if any, action the SEC may take against Reorganized RoomStore; however, any such action could have an adverse impact against Heilig-Meyers, Reorganized RoomStore and the Plan.

If Reorganized RoomStore is forced to become a reporting company prior to the date on which it has three fiscal years of audited financial statements it will attempt to obtain a waiver of certain reporting requirements from the SEC. There can be no assurance that a failure to comply with these requirements, even though unavoidable, would not have a material adverse impact on Reorganized RoomStore.

XIV. SECURITIES LAW CONSIDERATIONS UNDER THE PLAN

A.	Distribution of New RoomStore Common Stock to Holders of Trust Interests

Under the Plan and the Trust Agreement, the New RoomStore Common Stock will be either distributed directly to the creditors of the Debtors or the Liquidation Trustee may distribute the shares of New RoomStore Common Stock it may receive in connection with the RoomStore Plan to the holders of Trust Interests. Whenever securities are issued, they must be registered with the SEC and state securities commissions or qualify for an exemption from registration. Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and licensing requirements of federal and state securities laws with respect to the issuance and distribution of securities by a debtor or an affiliate participating in a joint plan with a debtor under a plan of reorganization to holders of claims or interests wholly or principally in exchange for those claims or interests if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor.

Upon the consummation of the Plan, the Debtors will rely on that exemption from registration under federal and applicable state securities laws provided by section 1145 of the Bankruptcy Code to exempt the initial distribution of the New RoomStore Common Stock from Reorganized RoomStore to the Liquidation Trust or directly to the creditors of the Debtors and the possible subsequent distribution, in the event of an initial distribution to the Liquidation Trust, of the shares of New RoomStore Common Stock by the Liquidation Trustee to the holders of Trust Interests in accordance with the terms and subject to the conditions set forth in the Plan and the Trust Agreement.

The exemption provided by section 1145 does not require the issuer of securities being offered pursuant to the Plan to be the Debtor. Section 1145(a)(1) provides that the exemption from registration requirements provided by section 1145 extends to an offer, pursuant to a plan of reorganization, of securities of an affiliate of the debtor participating in a joint plan of reorganization with the debtor. RoomStore is a wholly-owned subsidiary of Heilig-Meyers Company, one of the Debtors, and as such is an “affiliate” of Heilig-Meyers Company. RoomStore has joined with the Debtors as a participant in the Plan, for these purposes, and in furtherance thereof shall be subject to the Bankruptcy Court’s jurisdiction and, upon confirmation of the Plan, shall be obligated to issue shares of New RoomStore Common Stock as required by the Plan and the Bankruptcy Court’s order confirming the Plan. In reliance upon the exemption provided in section 1145(a)(1), the Debtors believe that any distribution of the shares of New RoomStore Common Stock from the Liquidation Trust or directly to the creditors of the Debtors will be exempt from the registration requirements of the Securities Act.

The beneficial interests in the Liquidation Trust issued pursuant to the Plan shall not be transferable, except upon the death of the holder of such beneficial interests or by operation of law. The beneficial interests will be held in book-entry form. This means that the Liquidation Trustee will place each holder’s name in a register with a notation indicating the fractional interest that each holder owns in the Liquidation Trust. No holder of a beneficial interest will receive an actual piece of paper representing their interest. It is the Debtors’ belief that, as structured, the beneficial interests will not meet the definition of a security set forth in section 3(a)(10) of the Securities Act of 1934 and the interpretations by the staff of the Securities and Exchange Commission set forth in numerous no-action letters. Notwithstanding the foregoing, if the beneficial interests were deemed to be securities, the Debtors believe the issuance of the beneficial interests to creditors of the Debtors will still be exempt from registration requirements of the Securities Act because such issuance does not involve a sale, and further, the issuance of the beneficial interests would be exempt from registration pursuant to section 1145(a)(1) of the Bankruptcy Code. Also, given that the sole purpose of the Liquidation Trust is the liquidation of the Debtors remaining estate in an orderly manner over a limited time period and to conduct such operations which are merely incidental to its dissolution, the Debtors believe that, in reliance on several no-action letters issued by the SEC with respect to the applicability of the Investment Company Act of 1940 (the “1940 Act”), the Liquidation Trust will not be required to register under the 1940 Act. The Debtors further believe that given the structure of the Liquidation Trust and in reliance on several no-action letters issued by the SEC with respect to the applicability of the Exchange Act, the Liquidation Trust will not be required to register and report under the Exchange Act.

Recipients of New RoomStore Common Stock will be able to resell such stock without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code or an “affiliate” of RoomStore. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in section 2(11) of the Securities Act. The Debtors take no position as to whether a person or entity is an “affiliate” of RoomStore, but note that the legislative history of section 1145 suggests that Congress believed that any person or entity receiving at least 10% of RoomStore’s securities would be an “affiliate.”

Notwithstanding the foregoing, statutory underwriters and affiliates of RoomStore may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Holders that believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144. Rule 144 may not be available to such underwriters or affiliates if RoomStore has not filed financial and other information with the Securities and Exchange Commission pursuant to the Exchange Act for a period of 90 days prior to that underwriter’s or affiliate’s proposed sale. THE DEBTORS DO

NOT ANTICIPATE THAT ROOMSTORE WILL VOLUNTARILY COMPLY WITH SEC RULES REGARDING THE PROVISION OF PUBLICLY AVAILABLE INFORMATION UNLESS AND UNTIL IT IS REQUIRED TO DO SO, WHICH MAY AFFECT ROOMSTORE’S COMPLIANCE WITH SECURITIES ACT RULE 144(C)(1).

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW ROOMSTORE COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

B.	Sale of New RoomStore Common Stock by the Liquidation Trustee

The Plan and the Trust Agreement also provide that the Liquidation Trustee may sell the shares of New RoomStore Common Stock to third parties and then distribute the proceeds therefrom to the holders of Trust Interests. Neither the Debtors nor RoomStore have sought a no-action letter from the SEC as to whether Heilig-Meyers or the Liquidation Trust will become an “affiliate” of Reorganized RoomStore for resale purposes, but note that the legislative history of section 1145 of the Bankruptcy Code suggests that any person or entity receiving at least 10% of securities issued pursuant to a plan of reorganization will be an “affiliate.” Accordingly, Heilig-Meyers or the Liquidation Trust may be deemed an “affiliate” and thereby restricted from selling the New RoomStore Common Stock unless the New RoomStore Common Stock is either registered under the Securities Act or an exemption from registration under the Securities Act is met because an exemption from registration will not be available under section 1145. Pursuant to the terms of the RoomStore Chapter 11 Plan, Heilig-Meyers and/or the Liquidation Trust shall obtain demand registration rights from Reorganized RoomStore pursuant to a registration rights agreement entered into on or subsequent to the Effective Date which shall enable Heilig-Meyers and/or the Liquidation Trust to demand New RoomStore to register the New RoomStore Common Stock under the Securities Act in order to consummate a sale.

C.	Registration and Reports under the Exchange Act

Heilig-Meyers anticipates that the registration under Section 12(g) of the Exchange Act of its common stock will be terminated by the SEC in accordance with Rule 12g-4. RoomStore has not been subject to registration under Section 12(g) of the Exchange Act or the reporting requirements (the obligations to file annual, quarterly, periodic and other reports with the SEC) under Section 13(a) of the Exchange Act. Accordingly, unless Reorganized RoomStore (i) voluntarily registers the New RoomStore Common Stock under Section 12(g), (ii) subsequently is required to register the New RoomStore Common Stock under Section 12(g), or (iii) is determined to be a “successor” to Heilig Myers for reporting purposes, the Debtors believe that Reorganized RoomStore will not be obligated to distribute annual or current reports, or publish other information, relating to its operations. At this time, RoomStore has advised the Debtors that it does not anticipate that it will decide to voluntarily register the New RoomStore Common Stock under Section 12(g) and will defer such registration until such time as it is otherwise required to do so. Without such registration, New RoomStore Common Stock will not be eligible for trading on a national securities exchange, on the NASDAQ SmallCap or National Market System, or the OTC Bulletin Board. Because of this restriction, the Debtors do not believe that a public market will develop for the New RoomStore Common Stock until, or unless, it is required to register its common stock under Section 12.

Under Section 12(g) of the Exchange Act, any company that has a class of equity securities held of record by more than 500 persons, and also has more than $10 million of assets, as of the end of any fiscal year, must file a registration statement under Section 12(g) within 120 days of the end of such fiscal year. Under SEC rules, record holders include not only persons or entities who hold such shares “of record,” but persons or entities for which a depositary holds shares as nominees.

It is anticipated that the New RoomStore Common Stock will not be distributed to the Liquidation Trust, or alternatively, to holders of Trust Interests, until the later of (i) the resolution of all Disputed Unsecured Claims in the RoomStore Chapter 11 Case or (ii) March 31, 2006. If at such time, the New RoomStore Common Stock is distributed from the Unsecured Claims Reserve to more than 500 holders of record (as defined in the rules of the SEC) and such distribution occurs after February 28, 2006, then Reorganized RoomStore will be obligated to register its common stock under Section 12(g) within 120 days after February 28, 2007.

D.	Subsequent Transfers Under State Law

State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New RoomStore Common Stock.

XV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	General

The following is a description of certain United States federal income tax consequences of the Plan. This description is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury Regulations issued (in final or temporary form) thereunder, judicial decisions and published rulings and pronouncements of the IRS in effect as of the date of this Disclosure Statement. These rules are subject to change, possibly with retroactive effect, and any such change could significantly affect the federal income tax consequences of the Plan described below. Moreover, the Debtors have not requested, nor do the Debtors expect to request, rulings from the IRS or legal opinions of counsel with respect to any tax aspects of the Plan.

This description does not cover all aspects of federal income taxation that may be relevant to the Debtors or holders of Claims. Along these lines, the description provided below does not address issues applicable to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, banks, small business investment companies, mutual funds, regulated investment companies, tax-exempt organizations, Holders that are not United States taxpayers (as defined in Section 7701(a)(30) of the Tax Code) and persons holding Claims as part of a hedge, integrated constructive sale or straddle. The description is limited to United States federal income tax consequences and does not address state, local or foreign taxes.

THE DESCRIPTION THAT FOLLOWS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

B.	Certain Federal Income Tax Consequences To The Debtors

1.	Transfer of Assets to Liquidation Trust

As discussed below (see “Certain Federal Income Tax Consequences to Holders of Claims – Recognition of Gain or Loss”), pursuant to the Plan, each of the Debtors will be treated for United States federal income tax purposes as transferring the portion of their assets, if any, that comprise part of the Trust Assets directly to the holders of Trust Interests, who will then be treated as transferring such assets to the Liquidation Trust. The transfer of Trust Assets by the Debtors may result in the recognition of taxable gain or loss by the Debtors. Nevertheless, due to available net operating losses (“NOLs”) and other loss carryforwards, the Debtors do not anticipate that any federal income tax liability will be incurred as a result of such transactions. To the extent that any federal income tax liability arises as a result of transactions contemplated by the Plan, or if the Debtors otherwise owe federal income taxes, the Debtors or Liquidation Trust, as the case may be, will pay the resulting tax.

2.	Cancellation of Debt Income and Tax Attribution Reduction

As a result of the Plan, the amount of the Debtors’ aggregate outstanding indebtedness will be substantially reduced. The discharge of debt by a debtor generally gives rise to cancellation of debt (“COD”) income (except as provided in the Tax Code, for example when the payment of the cancelled debt would have given rise to a tax deduction, or the payment is treated as a purchase price adjustment). The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of the issue price of any new indebtedness of the debtor issued, the amount of cash paid and the fair market value of any new consideration (including beneficial interests in a liquidating trust) given in satisfaction of the discharged indebtedness at the time of the exchange.

However, a debtor is not required to include any amount of COD income in gross income if the discharge occurs in such debtor’s chapter 11 bankruptcy proceedings. Rather, a debtor must reduce certain tax attributes by an amount that is generally equal to the amount of COD income excluded from gross income. As discussed in the prior section, the transfer of Trust Assets should be a taxable exchange and therefore the Liquidation Trust should have a fair market value tax basis in the Trust Assets, despite these attribute reduction rules.

C.	Classification Of Liquidation Trust

Pursuant to the Plan, the Debtors will transfer the Trust Assets to the Liquidation Trust, and the Liquidation Trust will become obligated to make Distributions in accordance with the Plan and the Trust Agreement. The Plan provides, and this discussion assumes, that the Liquidation Trust will be treated for federal income tax purposes as a “liquidating trust,” as defined in Treasury Regulation Section 301.7701-4(d). Accordingly, no federal income tax should be imposed on the Liquidation Trust itself on the income or gain recognized by the Liquidation Trust. Instead, the holders of the Trust Interests (“Holders”) will be taxed on their allocable shares of such net income or gain in each taxable year, whether or not they receive any Distributions from the Liquidation Trust in such taxable year.

Whether the Liquidation Trust, described above, will be treated as a “liquidating trust” for federal income tax purposes is not free from doubt. While the Debtors have organized the Liquidation Trust to comply with the IRS guidelines in Revenue Procedure 94-45, for valid business purposes, the Debtors will need to require that the trust hold marketable securities, and therefore qualification under the IRS guidelines is a facts and circumstances analysis. Regardless, the Debtors believe the trust will be treated as a “liquidating trust” under current law, but in the event it is not, the Debtors intend for the trust to be treated as a partnership for federal, state and local tax purposes, and not as a separate taxable entity. Given the pass-through tax treatment of a partnership (this should be the result since the Liquidation Trust interest will not be transferable (except death transfers), so it should not be treated as a “publicly traded partnership”), the Debtors do not believe treatment of the Liquidation Trust as a partnership will vary the tax consequences to Allowed Claimholders.

1.	Tax Reporting

The Liquidation Trustee will file tax returns with the IRS for the Liquidation Trust as required by law. The Liquidation Trustee also will send to each Holder a separate statement setting forth such Holder’s allocable share of items of income, gain, loss, deduction or credit and will instruct such Holder to report such items on such Holder’s federal income tax return.

2.	Reserve for Disputed Claims

The Liquidation Trustee must establish a reserve on account of any distributable amounts required to be set aside on account of Disputed Claims. Such amounts, net of certain expenses, shall be distributed as such Disputed Claims are resolved in the manner that such amounts would have been distributed had the Disputed Claims been Allowed Claims as of the Effective Date, together with any net earnings related thereto, less the amount of taxes paid by the Liquidation Trust relating to taxable income or gain allocable to holders of Disputed Claims, paid by the Liquidation Trust on behalf of such holders of Disputed Claims that ultimately are determined to be Allowed Claims.

D.	Certain Federal Income Tax Consequences To Holders Of Claims

1.	Recognition of Gain or Loss

The transfer of the Trust Assets to the Liquidation Trust by the Debtors should be treated for federal income tax purposes as a transfer of such assets to the Holders of Allowed Claims to the extent they are beneficiaries of the Liquidation Trust, in a taxable exchange, followed by a deemed transfer of such assets by such Holders to the Liquidation Trust. As a result of such treatment, such Holders of Allowed Claims will have to take into account their Pro Rata share of the Trust Assets transferred on their behalf to the Liquidation Trust in determining the amount of gain or loss recognized upon consummation of the Plan. In addition, because a Holder’s share of the assets held by the Liquidation Trust may change depending upon the resolution of the Disputed Claims, the Holder may be prevented from recognizing any loss in connection with consummation of the Plan until the time that all such Disputed Claims have been resolved. Pursuant to the Plan, the Trustee will provide the Holders of Allowed Claims with a valuation of the assets (as of the Effective Date) transferred to the Liquidation Trust on behalf of and for the benefit of such Holders, and such valuation should be used consistently by the Liquidation Trust and such Holders for all federal income tax purposes.

A Holder of an Allowed Claim generally will recognize gain or loss equal to the difference between the “amount realized” by such Holder and such Holder’s adjusted tax basis in the Allowed Claim. The “amount realized” by a Holder is equal to the sum of the Cash and the fair market value of any property received under the Plan in respect of a Holder’s Allowed Claim (including the Holder’s proportionate share of the Trust Assets transferred to the Liquidation Trust on behalf of and for the benefit of the Holder), to the extent that such Cash or property is not allocable to any portion of the Allowed Claim representing accrued but unpaid interest (see discussion below). HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES, INCLUDING, FOR EXAMPLE THE POSSIBLE APPLICATION OF RULES LIMITING THE ABILITY TO RECOGNIZE LOSSES.

2.	Distributions in Discharge of Accrued but Unpaid Interest

Pursuant to the Plan, Distributions received with respect to Allowed Claims will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for federal income tax purposes. Holders of Allowed Claims not previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be treated as receiving taxable interest, to the extent any consideration they receive under the Plan is allocable to such accrued but unpaid interest. Holders previously required to include in their taxable income any accrued but unpaid interest on an Allowed Claim may be entitled to recognize a deductible loss, to the extent that such accrued but unpaid interest is not satisfied under the Plan. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

3.	Character of Gain or Loss; Tax Basis; Holding Period

The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a Holder of Allowed Claims under the Plan will be determined by a number of factors, including, but not limited to, the status of the Holder, the nature of the Allowed Claim in such Holder’s hands, the purpose and circumstances of its acquisition, the Holder’s holding period in the Allowed Claim, whether the Allowed Claim was acquired at a market discount and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Allowed Claim.

E.	Information Reporting And Backup Withholding

All distributions to holders of Allowed Claims are subject to any applicable withholding requirements (including employment tax withholding). Under the Tax Code’s backup withholding rules, interest, dividends and other reportable payments to holders of Allowed Claims may be subject to back-up withholding at the then applicable rate, which is currently twenty-eight percent (28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to report interest or dividends properly, or (d) under certain circumstances, fails to provide a certified statement signed under penalty of perjury, that the TIN provided is its correct number and that such holder is a United States person that such holder is not subject to backup withholding. Certain persons are exempt from backup withholding, including, in some cases, corporations and financial institutions. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

XVI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors and the Creditors’ Committee believe that the Plan affords holders of Claims the greatest opportunity for realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code or (b) alternative plans of liquidation under chapter 11 of the Bankruptcy Code.

A.	Liquidation Under Chapter 7 of The Bankruptcy Code

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. Upon conversion to chapter 7, a trustee or trustees will be elected or appointed to liquidate the remaining assets of the Debtors.

The Debtors and Creditors’ Committee believe that in a liquidation under chapter 7 of the Bankruptcy Code, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustee(s) would cause a substantial diminution in the value of the assets available for distribution to creditors.

The Debtors and Creditors’ Committee believe that a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code would produce significantly less value for distribution to creditors than that recoverable under the Plan. In the opinion of the Debtors and Creditors’ Committee, the recoveries projected to be available in liquidation under chapter 7 of the Bankruptcy Code are not likely to afford holders of Allowed Claims as great a realization potential as does the Plan.

B.	Alternative Plan of Reorganization or Liquidation

If the Plan is not confirmed, the Debtors, the Creditors’ Committee, or any other party in interest could attempt to formulate a different plan of distribution. The Debtors and the Creditors’ Committee have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

XVII. CONCLUSION AND RECOMMENDATION

The Debtors and the Creditors’ Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Any alternative to confirmation of the Plan, such as liquidation under chapter 7 of the Bankruptcy Code or attempts to confirm an alternative plan of liquidation, would involve significant delays, uncertainty, and substantial additional administrative costs. Moreover, as described above, the Debtors and the Creditors’ Committee believes that creditors will receive greater and earlier recoveries under the Plan than those that could be achieved in a liquidation under chapter 7 of the Bankruptcy Code. FOR THESE REASONS, THE DEBTORS AND THE CREDITORS’ COMMITTEE URGE ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN TO RETURN THEIR BALLOTS ACCEPTING THE PLAN.

HEILIG-MEYERS COMPANY HEILIG-MEYERS FURNITURE COMPANY HEILIG-MEYERS FURNITURE COMPANY WEST, INC. HMY STAR, INC. MACSAVER FINANCIAL SERVICES, INC.

By:	/s/ Ronald L. Barden
Managing Director of Reorganization

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF HEILIG-MEYERS COMPANY, et al.

By:	/s/ Larry Witcher

Name: Larry Witcher, Executive Vice President & Chief Financial Officer of Action-Lane Industries

Capacity: In his capacity as Co-Chair of the Official Committee of Unsecured Creditors of Heilig-Meyers Company, et al.

LeCLAIR RYAN, A Professional Corporation

/s/ Bruce H. Matson
Counsel

Bruce H. Matson (Va. Bar No. 22874)

Katherine Macaulay Mueller (Va. Bar No. 44302)

LeCLAIR RYAN, A Professional Corporation

951 East Byrd Street

P.O. Box 2499

Richmond, Virginia 23218-2499

(804) 783-2003

Counsel for the Debtors

Michael S. Stamer (admitted pro hac vice)

Shuba Satyaprasad (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

- and -

Stanley J. Samorajczyk (Va. Bar No. 08023)

Scott L. Alberino (admitted pro hac vice)

AKIN GUMP STRAUSS HAUER & FELD LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

(202) 887-4000

Counsel to the Official Committee of Unsecured Creditors

EXHIBIT A

(THE PLAN)

EXHIBIT B

REORGANIZED ROOMSTORE

PROJECTED FINANCIAL INFORMATION

A.	PROJECTED FINANCIAL INFORMATION

1. Introduction. As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of RoomStore. In connection with the development of the RoomStore Plan, and for purposes of determining whether the RoomStore Plan satisfies this feasibility standard, RoomStore’s management analyzed the ability of Reorganized RoomStore to meet obligations under the Plan with sufficient liquidity and capital resources. In this regard, RoomStore’s management developed Reorganized RoomStore’s business plan (the “Business Plan”) and projected financial statements (the “Projections”), which are a consolidation of the underlying business plans of RoomStore East and RoomStore West. The Projections include the Projected Consolidated Balance Sheets, Projected Consolidated Statements of Operations and Projected Consolidated Statements of Cash Flow and certain other items for the period March 1, 2004 through February 28, 2009 (the “Projection Period”). Such Projections, as adjusted to reflect certain subsequent events, are summarized below.

RoomStore’ management intends to periodically review and revise the assumptions underlying the Business Plan. There can be no assurance that the refinements, if any, of the Business Plan resulting from management’s review will not result in a material modification of the Projections.

The Projections were not prepared with a view towards complying with the guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants. RoomStore has never been audited as a stand-alone entity. RoomStore is planning on engaging outside auditors to perform an audit on Reorganized RoomStore.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein included in this Disclosure Statement.

ROOMSTORE DOES NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, ROOMSTORE (INCLUDING REORGANIZED ROOMSTORE) DOES NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The projected financial statements included below are not based on historical facts, but are projected statements based on the successful implementation of the Business Plan. These statements can be identified by the use of projected and forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect RoomStore’s reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the projected financial statements. Such risks and uncertainties include, but are not limited to, the customer’s willingness, need and financial ability to purchase home furnishings and related items, Reorganized RoomStore’s ability to obtain sources of financing for its customers, the costs and effectiveness of promotional activities, Reorganized RoomStore’s ability to obtain leases for new store and distribution center locations, the ability to obtain exit financing at market rates, lowering of overhead and infrastructure costs, and Reorganized RoomStore’s ability to access sources of merchandise on commercially reasonable terms, including imported goods. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Reorganized RoomStore’s markets, and inflation rates and regulations and laws, which affect Reorganized RoomStore’s ability to do business in its markets, may also impact the outcome of the projected financial statements.

2. Principal Assumptions. The Projections are based on, and assume the successful implementation of, the Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of Reorganized RoomStore, general business and economic conditions and other matters, most of which are beyond the control of Reorganized RoomStore. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will vary from the projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of Reorganized RoomStore to achieve the projected results of operations. See “Risk Factors” for a discussion of certain factors that may affect the future financial performance of RoomStore and Reorganized RoomStore and of various risks associated with the RoomStore Plan.

Although RoomStore believes that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections.

The Projections include assumptions as to the enterprise value of Reorganized RoomStore and the fair value of its projected assets and liabilities as of the Effective Date. Reorganized RoomStore will be required to make such estimations as of the Effective Date. Such determination will be based upon the fair values as of that date, which could be materially greater or less than the values assumed in the foregoing estimates.

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Additional information relating to the principal assumptions used in preparing the Projections is set forth below.

a. Effective Date: The Projections assume confirmation of the RoomStore Plan in accordance with its terms and the effective date of the RoomStore Plan is March 1, 2005, the beginning of the fiscal year.

b. General Economic Conditions. The Projections were prepared based on assumptions that current economic conditions continue throughout the Projection Period and that the general economic climate where the stores are operating in the United States, specifically the Mid-Atlantic, Southeast and Texas regions, remains relatively stable. The projections also assume continued source of supply from domestic and international vendors.

3. Total Stores Open – End of Year. The Projections assume that Reorganized RoomStore will open new stores and close some existing stores during the fiscal years 2005 through 2009. The Business Plan projects opening 29 new locations and closing 9 existing locations during the Projection Period. Projected store openings will be dependent on general economic conditions referred to above, meeting covenant requirements of exit lenders, if any, and assumed operating improvements based on the Business Plan. Many of the store closures are as of the expiration of the current lease and include repositioning certain stores. A summary of store openings and closings is below:

	Fiscal Year Ended
	Actual	Projected
FYE:	2004	2005	2006	2007	2008	2009
Total RoomStore	64	65	66	75	81	84

Openings	1	3	5	11	6	4

Closings	1	2	4	2	—	1

Total Net Open/Closed	—	1	1	9	6	3

4. Distribution Center Openings and Closings. The Projections assume that Reorganized RoomStore will open two new distribution centers and relocate two existing distribution centers within their markets during the Projection Period. Projected distribution center openings will be dependent on store openings and the general economic conditions referred to above, meeting covenant requirements of exit lenders, if any, and assumed operating improvements based on the Business Plan.

B.	PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS

1. Net Sales. Net sales reflect the effects of the assumed opening of new stores, closing of existing stores, and expansion of certain existing stores during the Projection Period. Comparable stores net sales (i.e., the net sales of stores that are assumed to be in operation throughout each of the periods being compared) for the year ended February 28, 2005 are projected to decrease 2.1%. Comparable store net sales for fiscal years 2006 through 2009 are projected to increase approximately 3.6% in fiscal year 2006, 4.4% in fiscal year 2007, 3.7% in

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fiscal year 2008, and 2.4% in fiscal year 2009. The remaining growth in net sales over the Projection Period arises from new store openings. New store net sales are projected based on net sales of comparative stores in the same or similar markets during the year scheduled for opening.

2. Cost of Sales. Cost of sales includes the cost of merchandise, freight, and import taxes and duties. Cost of sales, as a percentage of net sales, was 55.6% for the fiscal year ended February 28, 2004, and is projected to improve over the Projection Period based in part on obtaining improved competitive pricing from vendors. The Projections assume that cost of sales as a percentage of net sales is 55.4% in fiscal year 2005, 55.0% in fiscal year 2006, 54.8% in fiscal year 2007, 54.5% in fiscal year 2008, and 54.4% in fiscal year 2009.

3. Other Income is comprised primarily of furniture delivery charges, fabric protection, and furniture warranty revenue. Other income, as a percentage of net sales, was 7.2% for the fiscal year ended February 28, 2004, and is projected to improve very modestly over the projection period from increases in delivery charges. The Projections assume that other income as a percentage of net sales for fiscal years 2005 through 2009 to be between 7.2% and 7.9%.

4. Selling, General and Administrative Expenses (SG&A). SG&A expenses are comprised of store operating expenses, distribution costs, delivery costs, and Corporate SG&A expense. Store operating expenses, on a 4-wall basis, include salaries, advertising, rent and depreciation and amortization, store SG&A, and finance discount fees.

5. Store Operating Expenses.

a.	Store salaries include projected salaries and commissions of store employees and managers. Total store salaries are 11.4% of net sales for the fiscal year ended February 28, 2004. The Projections assume that store salaries and benefits grow by 3% each year and commissions average 6% to 7% of net sales. As a result store salaries decrease as a percentage of net sales and are projected to be from 11.5% to 10.9% of net sales for fiscal years 2005 through 2009.

b.	Advertising expense includes a mix of print and television costs by each market. Reorganized RoomStore has an internal advertising department and utilizes the services of outside advertising agencies. Advertising expense as a percentage of net sales in the Projection Period is relatively consistent with historical trends.

c.	Rent and amortization expense is based on contract rent cost for existing stores. Rent costs for leases which expire during the Projection Period are estimated based on historical lease increases. The rent costs of stores projected to be opened during the Projection Period are based on projected market rates and estimated square footage of the planned stores. In fiscal year 2004, Rent and amortization expense was 5.2% of net sales. Rent and amortization expense is projected to be 5.5% to 5.6% of net sales during the Projection Period.

d.	Store SG&A costs in the fiscal year ended February 28, 2004 were 5.9% of net sales. Store SG&A costs are projected to increase in fiscal year 2005 to 6.5% of

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net sales with modest decreases in the fiscal years 2006 through 2009 varying as a percentage of net sales from 6.3% to 6.0% as new store openings roll out.

e.	Finance and discount fees represent the cost of special incentives which are granted to customers who use Reorganized RoomStore’s third-party credit provider programs. Finance and discount fees, as a percentage of net sales, are projected to decrease modestly in the Projection Period. The current agreement with RoomStore’s primary third party credit provider expires in October 2005. Management believes that it will be able to obtain third party financing on modestly more favorable terms.

f.	Distribution expense includes costs for distribution centers and vehicles for moving, unpacking, inspecting, repacking, storing, and repairing merchandise. Distribution centers will be added as new stores are opened and a distribution center is required to service these markets. Projected distribution costs as a percentage of net sales increase throughout the Projection Period due to the addition of distribution centers to meet the new stores’ merchandise needs. Distribution costs are forecasted to increase during the Projection Period, as distribution capacity is added ahead of new store additions.

g.	Delivery expense includes the cost of moving merchandise to the customer. Delivery expense is projected to increase modestly, as a percentage of net sales, over the Projection Period.

h.	Corporate SG&A costs were 3.6% of net sales in the fiscal year ended February 28, 2004, and are projected to be 3.5% in fiscal year 2005, 4.0% in fiscal year 2006, 3.7% in fiscal year 2007, 3.5% in fiscal year 2008, and 3.4% in fiscal year 2009. The cost increase in Corporate SG&A expense results primarily from normal inflation and from the implementation of actions required to become an SEC reporting entity, such as an audit by independent accountants, and actions to comply with the Sarbanes-Oxley Act.

6. Income Taxes. Projected income taxes are calculated based on projected levels of pre-tax income, giving effect to differences between book depreciation and tax depreciation. A blended state and federal tax rate of 36% is assumed.

C.	PROJECTED CONSOLIDATED BALANCE SHEETS AND PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOW

Reorganized RoomStore Projected Consolidated Balance Sheets as of March 1, 2005 (the “Effective Date Balance Sheet”) presents: (a) the Projected Consolidated Balance Sheet of Reorganized RoomStore prior to confirmation and the consummation of the transactions contemplated by the Plan; (b) the projected adjustments to such Projected Consolidated Balance Sheet required to reflect confirmation and the consummation of the transactions contemplated by the RoomStore Plan (collectively, the “Balance Sheet Adjustments”); and (c) the Projected Consolidated Balance sheet of Reorganized RoomStore, after giving effect to the Balance Sheet Adjustments, as of February 28, 2005. The Balance Sheet Adjustments set forth in the column

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captioned “Fresh Start and Reorganization Adjustments” reflect the assumed effects of confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances, cash payments and borrowings. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Effective Date Balance Sheet.

Reorganized RoomStore Projected Consolidated Balance Sheets as of the end of fiscal years 2006 through 2009 present the projected consolidated financial position of Reorganized RoomStore, after giving effect to confirmation and the consummation of the transactions contemplated by the RoomStore Plan, as of the effective date and the end of each fiscal year in the Projection Period.

a. Fresh-Start Reporting. The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”). The Projections have been prepared generally in accordance with the “fresh-start” reporting principles set forth in the Reorganization SOP, giving effect thereto as of February 28, 2005. The principal effects of the application of these fresh-start reporting principles are summarized below in the Projected Consolidated Financial Statements.

b. Working Capital. Receivables, and other working capital accounts, other than payables, are projected based on historical levels and seasonal changes. The Projections assume increased inventory requirements for new stores and new or relocated distribution centers. Projected inventories at new stores on a per store basis are $300,000 at RoomStore East and $400,000 at RoomStore West. The increased distribution capacity assumed during the Projection Period is assumed to require additional inventory. Inventory requirements projected for the new distribution center in RoomStore East are $4 million in fiscal year 2007, net of decreased inventory at the existing distribution center. Inventory requirements for the new distribution center in RoomStore West are estimated to be $1 million in fiscal year 2008. The two relocated distribution centers in RoomStore West are estimated to require additional inventory of $1 million each. The increased inventory requirements will be mitigated by improved vendor terms which are projected to revert to normal industry standards after emergence. Current vendor payable terms of 15 to 30 days for domestic purchases, are projected to increase to 30 to 45 day terms. Projected increases in accounts payable are $2 million in fiscal year 2005, $4 million in fiscal year 2006, $2.5 million in fiscal year 2007, $2 million in fiscal year 2008, and $1.5 million in fiscal year 2009.

c. Post-Reorganization Debt. The Projections assume that the Reorganized RoomStore will obtain customary revolving credit financing through traditional asset based lenders at competitive pricing upon emergence. The assumed rate of interest on the revolving credit facility is projected to be prime plus 1.0%. Prime is projected to increase 25 basis points per quarter for the first two years after emergence and remain flat thereafter. Reorganized RoomStore plans to utilize the revolving credit facility for both working capital requirements and capital expenditures.

d. Capital Expenditures. Capital expenditures pertain principally to the maintenance of existing stores, relocation and expansion of existing stores, new store openings, new and expanded distribution centers, and information technology requirements. The Projection assumes that the cost of opening a new store has an average cost of $750,000. The cost of opening each

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new distribution center is approximately $1 million. Capitalized store maintenance costs are based on recent historical costs. Projected capital expenditures for new store openings vary by market.

e. Contingencies. The Debtors may, at any time or from time to time, request Reorganized RoomStore to make an additional irrevocable contribution, if needed for liquidity, which shall not exceed $2 million in aggregate. The Projections do not assume the potential payment of $2 million. RoomStore believes that such funding is only “Reasonably Possible” as defined in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, and therefore should be disclosed but not accrued.

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Reorganized RoomStore

Projected Consolidated Balance Sheets

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore					Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate		Fresh Start and Reorganization Adjustments	As of the Effective Date	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
ASSETS

Current assets
Cash	527	100		—	100	884	873	465	382
Inventories	41,248	45,146	c	(3,574)	41,572	43,897	51,152	54,052	56,032
Receivables	6,091	6,102		—	6,102	7,102	8,102	9,102	10,102
Prepaid Expenses	2,774	3,205		—	3,205	3,205	3,205	3,205	3,205

Total current assets	50,640	54,553		(3,574)	50,979	55,088	63,332	66,824	69,721

Property & Equipment	44,919	47,962	a,c	(37,201)	10,761	17,331	30,076	40,100	46,581
Accumulated Depreciation	(20,446)	(23,578	)c	23,578	—	(3,391)	(7,741)	(12,652)	(18,138)

Net Property & Equipment	24,473	24,384		(13,623)	10,761	13,940	22,335	27,448	28,443

Other Assets	3,582	3,390		—	3,390	3,390	3,390	3,390	3,390

Total Assets	78,695	82,327		(17,197)	65,130	72,418	89,057	97,662	101,554

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities (post petition)
Accounts Payable	8,710	7,387		—	7,387	11,387	13,887	15,887	17,387
Accrued Expenses	12,505	9,105		—	9,105	9,105	9,105	9,105	9,105
Revolver	—	—	g	1,287	1,287	4,787	17,287	19,787	15,287
Deferred Revenue	635	662	a	(662)	—	—	—	—	—
Contingency	—	—	f	—	—	—	—	—	—

Total current liabilities (post petition) not subject to compromise	21,850	17,154		625	17,779	25,279	40,279	44,779	41,779

Deferred Taxes	341	114	d,e	3,524	3,638	2,871	2,200	1,592	1,091
Liabilities Subject to Compromise	70,415	78,883	b,g	(78,883)	—	—	—	—	—

Total Liabilities	92,606	96,151		(74,734)	21,417	28,150	42,479	46,371	42,870

Common Stock / Capital	1	1	a,b,c,	43,712	43,713	43,713	43,713	43,713	43,713
Retained Earnings / (Deficit)	(13,912)	(13,825	)b	13,825	—	555	2,865	7,578	14,971

Total Stockholder’s Equity	(13,911)	(13,824)		57,537	43,713	44,268	46,578	51,291	58,684

Total Stockholder’s Equity & Liabilities	78,695	82,327		(17,197)	65,130	72,418	89,057	97,662	101,554

a	To record assets and liabilities at their reorganization value which approximates fair value at the date of reorganization.

b	To convert the Liabilities subject to Compromise to capital and to reset Retained Earnings to zero - Note not all Fresh Start accounting adjustments are posted here. Certain assets and liabilities will also be revalued in the beginning balance sheet.

c	To eliminate pre-petition capitalized inventory and capitalized software costs.

d	To eliminate deferred tax liability of $114,000.

e	To record deferred tax liability on the pre-emergence net PP&E of $3.64 million.

f	A Plan provision may obligate Reorganized RoomStore funding up to $2.0 million to the Liquidation Trust. The Debtors believe that such funding is only “Reasonably Possible” as defined in Statement of Financial Accounting Standards No. 5, Accounting for

g	RoomStore to fund administrative claims included in Liabilities Subject to Compromise of $1.3 million upon emergence.

Note:	The projected Balance Sheet contemplates certain transfers to/from Heilig as noted in Exhibit D.

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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Reorganized RoomStore

Projected Consolidated Statements of Operations

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore		Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
Revenues
Net Sales	331,032	333,257	356,386	424,984	486,731	525,270
Other Income	23,937	24,982	27,570	33,257	38,360	41,549

Total revenues	354,969	358,239	383,956	458,241	525,091	566,819

Costs and expenses
Cost of Sales	184,209	184,788	196,071	232,692	265,507	285,792
SG&A	168,547	173,361	186,311	220,658	250,176	267,494

Operating income (Loss)	2,213	90	1,574	4,891	9,408	13,533

Interest expense	—	—	707	1,279	2,043	1,980

Earnings Before Taxes	2,213	90	867	3,612	7,365	11,553

Income Taxes	104	3	312	1,302	2,652	4,160

Net Income - Continuing Operations	2,109	87	555	2,310	4,713	7,393

Loss from Closing Operations	146	—	—	—	—	—

Net Income	1,963	87	555	2,310	4,713	7,393

EBITDA Adjustments:
Interest and Taxes	104	3	1,019	2,581	4,695	6,140
Amortization and Depreciation	3,414	3,497	3,391	4,350	4,911	5,486

EBITDA	5,627	3,587	4,965	9,241	14,319	19,019

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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Reorganized RoomStore

Projected Consolidated Statements of Cash Flow

(Amounts in Thousands)

(Unaudited)

	Pre-Emergent RoomStore		Reorganized RoomStore
	FY2004 Actual	FY2005 Estimate	FY2006 Estimate	FY2007 Estimate	FY2008 Estimate	FY2009 Estimate
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,963	$87	$555	$2,310	$4,713	$7,393
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,414	3,132	3,391	4,350	4,911	5,486
Change in operating assets and liabilities:	—	—	—	—	—	—
Other receivables	(2,635)	(11)	(1,000)	(1,000)	(1,000)	(1,000)
Inventories	307	(3,898)	(2,325)	(7,255)	(2,900)	(1,980)
Prepaid/Other Assets	(3,783)	(239)	—	—	—	—
Deferred taxes	—	(227)	(767)	(671)	(608)	(501)
Deferred revenue	(19)	27	—	—	—	—
Accounts payable	3,857	(1,323)	4,000	2,500	2,000	1,500
Accrued expenses	805	(3,400)	—	—	—	—

Net cash provided by (used in) operating activities	3,909	(5,852)	3,854	234	7,116	10,898

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property & equipment	(3,591)	(3,043)	(6,570)	(12,745)	(10,024)	(6,481)
Disposals of property & equipment	708	—	—	—	—	—
Transfers to/from Heilig-Meyers	(499)	8,468	—	—	—	—

Net cash provided by investing activities	(3,382)	5,425	(6,570)	(12,745)	(10,024)	(6,481)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Revolver	—	—	—	—	(1,000)	(4,500)
Revolver	—	—	3,500	12,500	3,500	—

Net cash provided by (used in) financing activities	—	—	3,500	12,500	2,500	(4,500)

Net (decrease) increase in cash	527	(427)	784	(11)	(408)	(83)

Cash at beginning of period	—	527	100	884	873	465

Cash at end of period	$527	$100	$884	$873	$465	$382

Note:	Cash flow projections do not included revolver draws to cover administrative claims of $1.3 million.

THE PROJECTIONS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS, AND EXPLANATIONS SET FORTH UNDER THE CAPTION “PROJECTED FINANCIAL INFORMATION” TO THE DISCLOSURE STATEMENT.

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